                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:
/X/ Preliminary proxy statement           / / Confidential, For Use of the Com-
/ / Definitive proxy statement                mission Only (as permitted by Rule
/ / Definitive additional materials           14a-6(e)(2))
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            WINSLOEW FURNITURE, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
        / / No fee required.
        /X/ Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
                  Common Stock, $.01 par value per Share
-------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:
                  7,181,908
-------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                  $33.00
-------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:
                  $237,002,964
-------------------------------------------------------------------------------

         (5) Total fee paid:
                  $47,401
-------------------------------------------------------------------------------

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

-------------------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement no.:

-------------------------------------------------------------------------------

         (3) Filing Party:

-------------------------------------------------------------------------------

         (4) Date Filed:

-------------------------------------------------------------------------------

                            WINSLOEW FURNITURE, INC.
                               160 Village Street
                           Birmingham, Alabama 35242

                                                                _________, 1999

To Our Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of WinsLoew Furniture, Inc. (the "Company" or "WinsLoew") to be held on _____, June __, 1999, at 9:00 a.m., local time, at the offices of Trivest, Inc., located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. The purpose of the Special Meeting is to consider and vote upon a merger (the "Merger") that, if approved and subsequently consummated, will result in the public shareholders of WinsLoew receiving $33.00 in cash per share for their stock and WinsLoew becoming a privately-owned company.

         If approved by WinsLoew's shareholders, the Merger would be accomplished pursuant to an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") as follows: Trivest Furniture Corporation, a newly-formed Florida corporation (the "Purchaser"), would merge with and into WinsLoew, which would be the surviving corporation in the Merger. If the Merger is consummated, each outstanding share of common stock, $.01 par value, of WinsLoew (the "Common Stock"), other than shares held by the Purchaser, will be cancelled and converted automatically into the right to receive $33.00 in cash, payable to the holder thereof, without interest.

         The Purchaser has been organized at the direction of two private investment partnerships affiliated with certain WinsLoew directors, Trivest Furniture Partners, Ltd. and Trivest Fund II Group, Ltd. (together, the "Trivest Partnerships") for the purpose of acquiring all of WinsLoew's Common Stock. As a result of the Merger, WinsLoew will become a privately held company that is owned by the Trivest Partnerships, certain WinsLoew directors, certain members of WinsLoew's management and certain WinsLoew employees.

         A special committee of the Board of Directors of WinsLoew (the "Special Committee"), consisting of five independent directors, was formed to investigate, consider and evaluate the proposed Merger and possible strategic alternatives to maximize shareholder value. The Special Committee has unanimously recommended to WinsLoew's Board of Directors that the Merger and related agreements be approved. In connection with its evaluation of the proposed Merger and certain possible strategic alternatives, the Special Committee engaged Mann Armistead & Epperson, Ltd. ("Mann Armistead") to act as its financial advisor. Mann Armistead has rendered its opinion that, as of April 7, 1999, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $33.00 per share to be received in the Merger is fair from a financial point of view to the public shareholders of the Company. The written opinion of Mann Armistead, dated as of April 7, 1999, is attached as Appendix B to the enclosed Proxy Statement and should be read carefully and in its entirety by the shareholders.

         THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE TERMS OF THE MERGER ARE SUBSTANTIVELY AND PROCEDURALLY FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER.

         Approval of the Merger at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Shareholders (including members of WinsLoew's senior management, the members of the Special Committee and certain shareholders affiliated or associated with the Trivest Partnerships) who, as of the record date, hold of record approximately 35.8% of the outstanding shares of Common Stock, have expressed their intention to vote their shares for approval of the Merger. If the Merger is approved by the shareholders, the closing of the Merger will occur as soon after the Special Meeting as all of the other conditions to closing the Merger are satisfied.

         The accompanying Proxy Statement provides you with a summary of the proposed Merger and additional information about the parties involved and their interests. Please give all this information your careful attention. Whether or not you plan to attend, it is important that your shares are represented at the Special Meeting. A failure to vote or a vote to abstain will count as a vote against the Merger. Accordingly, you are requested to promptly complete, sign and date the enclosed proxy and return it in the envelope provided.



                                         EARL W. POWELL
                                         Chairman of the Board




                                         BOBBY TESNEY
                                         President and Chief Executive Officer

                            WINSLOEW FURNITURE, INC.
                               160 Village Street
                           Birmingham, Alabama 35242

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE __, 1999

To the Shareholders of
WinsLoew Furniture, Inc.

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of WinsLoew Furniture, Inc., a Florida corporation (the "Company"), will be held at 9:00 a.m., local time, on ________, June __, 1999, at the offices of Trivest, Inc., located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger (the "Merger") of Trivest Furniture Corporation, a Florida corporation (the "Purchaser"), with and into the Company, with the Company being the surviving corporation. In the Merger, each outstanding share of the Company's Common Stock, $.01 par value (other than shares held by the Purchaser), will be converted into the right to receive $33.00 in cash, without interest. The Merger Agreement is more fully described in the accompanying Proxy Statement and is attached as Appendix A to the Proxy Statement.

         2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

         The Board of Directors has determined that only shareholders of record at the close of business on __________, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The stock transfer books of the Company will not be closed prior to the meeting.

                             YOUR VOTE IS IMPORTANT

         IN ORDER TO ASSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY SUBMITTING A PROXY BEARING A LATER DATE, OR BY ATTENDING AND VOTING IN PERSON AT THE MEETING. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.


                                         By Order of the Board of Directors



                                         Bobby Tesney
                                         PRESIDENT AND CHIEF EXECUTIVE  OFFICER

Birmingham, Alabama
________, 1999

                            WINSLOEW FURNITURE, INC.
                               160 Village Street
                           Birmingham, Alabama 35242

                         -----------------------------

                                PROXY STATEMENT

                         -----------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE __, 1999

INTRODUCTION

         This Proxy Statement is being furnished to the shareholders of WinsLoew Furniture, Inc., a Florida corporation (the "Company" or "WinsLoew"), in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at a Special Meeting of Shareholders (as it may be adjourned or postponed, the "Special Meeting") to be held on _______, June ___, 1999 at 9:00 a.m., local time, at the offices of Trivest, Inc., located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133, and at any adjournments or postponements thereof. The date of this Proxy Statement is __________, 1999, and this Proxy Statement, the foregoing Notice of Special Meeting of Shareholders and the enclosed proxy card are first being mailed to shareholders of WinsLoew on or about _______, 1999.

         The Special Meeting has been called to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement, Trivest Furniture Corporation (the "Purchaser"), a newly-formed Florida corporation, will be merged with and into WinsLoew (the "Merger"). In the Merger, each outstanding share of common stock, $.01 par value (the "Common Stock"), of WinsLoew (other than shares held by the Purchaser) will be canceled and converted automatically into the right to receive $33.00 in cash, payable to the holder thereof, without interest. The Purchaser has been organized at the direction of two private investment partnerships, Trivest Furniture Partners, Ltd. and Trivest Fund II Group, Ltd. (together, the "Trivest Partnerships") controlled by Earl W. Powell, WinsLoew's Chairman of the Board. After the Merger, WinsLoew will become a privately held company wholly-owned by the Purchaser's shareholders, and the public shareholders will no longer own an equity interest in WinsLoew.

         Immediately prior to the Merger, all of the outstanding common stock of the Purchaser will be acquired by the following parties, which will purchase such shares for cash or contribute to the Purchaser shares of WinsLoew Common Stock in exchange for shares of Purchaser common stock: (i) the Trivest Partnerships, Mr. Powell and Phillip T. George, M.D., who is also a director of WinsLoew (collectively, the "Trivest Investors"); (ii) Bobby Tesney, the President, Chief Executive Officer, and a director of the Company (the "Management Director"), Vincent A. Tortorici, Jr., the Company's Vice President and Chief Financial Officer, Stephen C. Hess, the Company's Executive Vice President, Casual Furniture, R. Craig Watts, the Company's Executive Vice President, Contract Seating, and Jerry Camp, the Company's Vice President, Operations (together with the Management Director, the "Management Group"); and
(iii) approximately 35 other Company employees who will be offered the opportunity to acquire shares of Purchaser common stock (the "Eligible Employees").


                         -----------------------------

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Trivest Fund I, Ltd., Trivest Equity Partners, Ltd., Trivest Principals' Fund 1988, Trivest Special Situations Fund 1985, L.P. and Trivest Annuity Fund, Ltd. (collectively, the "Existing Trivest Shareholders"), which are private investment partnerships controlled by Messrs. Powell and George, currently hold of record approximately 23.7% of the outstanding WinsLoew Common Stock. The Existing Trivest Shareholders will receive $33.00 per share in cash for all of their shares on the same basis as other WinsLoew shareholders and will not be shareholders of WinsLoew after the Merger.

         Messrs. Tesney, Tortorici, Hess, Watts and Camp will remain executive officers of the Company, and Mr. Tesney will remain a director of the Company following the Merger. Earl W. Powell, Phillip T. George, M.D., William F. Kaczynski, Jr. and Peter W. Klein, the current WinsLoew directors affiliated with the Trivest Partnerships (the "Trivest Directors"), will remain directors of WinsLoew. All of the Trivest Directors are indirect investors in the Trivest Partnerships.

         The aggregate consideration payable in the Merger, excluding fees and expenses, is approximately $253.8 million. The amount to be paid in cash will be reduced by the aggregate value of the Common Stock that the Management Group, the Trivest Investors, and the Eligible Employees contribute to the Purchaser.

         Because certain directors of WinsLoew will have a financial interest in the Merger, the Board of Directors appointed a special committee of disinterested directors to consider and make recommendations with respect to the Merger and possible strategic alternatives to maximize shareholder value (the "Special Committee"). The Special Committee and the Board believe that the terms of the Merger are substantively and procedurally fair to, and in the best interests of, the Company's shareholders and unanimously recommend that the shareholders approve the Merger.

         Approval of the Merger at the Special Meeting will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Shareholders (including the members of the Management Group, the individual Trivest Investors, the Existing Trivest Shareholders, the other members of the Board and certain shareholders affiliated or associated with the Trivest Partnerships) who, as of the record date, held of record approximately 2,568,218, or 35.8%, of the outstanding shares of Common Stock have expressed their intention to vote their shares for approval of the Merger. Holders of 4,613,690, or approximately 64.2%, of the outstanding shares of Common Stock remain uncommitted with respect to how they will vote on the Merger. Accordingly, the affirmative vote by holders of Common Stock representing approximately 1,022,737 (or 22.2%) of such uncommitted shares, or approximately 14.2% of the outstanding shares, will be required to approve the Merger. The consummation of the Merger is subject to a number of conditions, and, accordingly, even if shareholders approve the Merger, there can be no assurance that the Merger will be consummated.

                            WHAT YOU NEED TO DO NOW

         Please promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. A failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger. If your shares are held in "street name" by your broker, then you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the proposal to approve and adopt the merger Agreement. Please do not send in stock certificates now. After the Merger is completed, we will send you written instructions for exchanging your Common Stock certificates for the cash to which your are entitled.

         SHAREHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND TO CONSULT WITH THEIR PERSONAL FINANCIAL AND TAX ADVISORS.

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
Introduction...................................................................................i
Summary........................................................................................1
       Date, Time and Place of the Special Meeting.............................................1
       Purpose of the Special Meeting..........................................................1
       Record Date and Quorum..................................................................1
       Vote Required...........................................................................1
       Parties to the Merger...................................................................2
       The Merger..............................................................................3
       Effective Time of the Merger and Payment for Shares.....................................3
       The Special Committee's and Board's Recommendation......................................3
       Opinion of Financial Advisor............................................................4
       Purpose and Reasons of the Affiliates for the Merger....................................4
       Position of the Affiliates as to Fairness of the Merger.................................4
       Conflicts of Interest...................................................................5
       Certain Effects of the Merger...........................................................6
       Conditions to the Merger, Termination and Expenses......................................6
       Federal Income Tax Consequences.........................................................8
       Rights of Dissenting Shareholders.......................................................8
       Accounting Treatment....................................................................8
       Financing of the Merger.................................................................8
       Market Prices of Common Stock and Dividends.............................................9
The Special Meeting...........................................................................10
       Proxy Solicitation.....................................................................10
       Record Date and Quorum Requirement.....................................................10
       Voting Procedures; Required Vote.......................................................10
       Voting and Revocation of Proxies.......................................................11
       Effective Time.........................................................................11
Special Factors...............................................................................12
       Background of the Merger...............................................................12
       The Special Committee's and the Board's Recommendation.................................24
       Opinion of the Financial Advisor.......................................................28
       Purpose and Reasons of the Affiliates for the Merger...................................32
       Position of the Affiliates as to Fairness of the Merger................................34
       Conflicts of Interest..................................................................34
       Certain Effects of the Merger..........................................................37
       Conduct of WinsLoew's Business After the Merger........................................38
       Certain Forward Looking Information....................................................38
The Merger....................................................................................39
       Conversion of Securities...............................................................39
       Cash-out of WinsLoew Stock Options.....................................................39
       Transfer of Shares.....................................................................39
       Conditions.............................................................................40
       Representations and Warranties.........................................................41
       Covenants..............................................................................42
       Nonsolicitation Covenant...............................................................44
       Indemnification and Insurance..........................................................44
       Expenses...............................................................................45
       Termination, Amendment and Waiver......................................................45
       Termination Fee........................................................................46
       Financing..............................................................................46



                                                                                            PAGE
                                                                                            ----
       Expenses of the Transaction............................................................49
       Regulatory Approvals...................................................................50
       Accounting Treatment...................................................................50
Rights of Dissenting Shareholders.............................................................50
Federal Income Tax Consequences...............................................................51
Business of the Company.......................................................................52
       Background.............................................................................52
       Product Lines..........................................................................54
       Competitive Strengths..................................................................54
       Business Strategy......................................................................55
       Products...............................................................................57
       Manufacturing..........................................................................58
       Marketing and Sales....................................................................60
       Backlog................................................................................61
       Raw Materials and Foreign Sourcing.....................................................61
       Furniture Industry and Competition.....................................................62
       Trademarks and Patents.................................................................62
       Environmental Matters..................................................................62
       Properties.............................................................................63
       Employees..............................................................................63
       Legal Proceedings......................................................................64
Selected Consolidated Financial Data..........................................................65
Management's Discussion and Analysis of Results of Operations and Financial Condition.........67
       General................................................................................67
       Results of Operations..................................................................67
       Comparison of Years Ended December 31, 1998 and 1997...................................68
       Comparison of Years Ended December 31, 1997 and 1996...................................69
       Seasonality and Quarterly Information..................................................69
       Liquidity and Capital Resources........................................................70
       Foreign Exchange Fluctuations and Effects of Inflation.................................71
       Year 2000..............................................................................72
Certain Forward Looking Information...........................................................73
Management....................................................................................74
       Directors and Executive Officers of WinsLoew...........................................74
       Executive and Director Compensation....................................................76
Principal Shareholders and Stock Ownership....................................................80
Certain Information Concerning the Purchaser and Other Affiliates.............................82
Certain Transactions..........................................................................84
Market Prices of Common Stock and Dividends...................................................85
Disclosure Regarding Forward-Looking Statements...............................................86
Independent Public Accountants................................................................86
Information Concerning Shareholder Proposals..................................................86
Other Business................................................................................86
Documents Incorporated by Reference...........................................................87
Available Information.........................................................................87
Index to Consolidated Financial Statements...................................................F-1


                                   APPENDICES

APPENDIX A - Amended and Restated Agreement and Plan of Merger
APPENDIX B - Opinion of Mann Armistead & Epperson, Ltd.

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement. Shareholders are urged to read this Proxy Statement and its appendices in their entirety before voting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

         The Special Meeting of WinsLoew will be held on _______, June __, 1999, at 9:00 a.m., local time, at the offices of Trivest, Inc., located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

PURPOSE OF THE SPECIAL MEETING

         At the Special Meeting, the shareholders of the Company will consider and vote on a proposal to approve the Merger Agreement, which is attached to this Proxy Statement as Appendix A, pursuant to which the Purchaser, a newly-formed Florida corporation, would merge with and into WinsLoew, with WinsLoew as the surviving corporation in the Merger, and each outstanding share of Common Stock of WinsLoew, other than shares held by the Purchaser will be converted automatically into the right to receive $33.00 in cash payable to the holders thereof, without interest (the "Cash Merger Consideration"). See "THE MERGER."

RECORD DATE AND QUORUM

         The Board of Directors of the Company has fixed the close of business on ________, 1999 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 7,181,908 shares of Common Stock outstanding. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "THE SPECIAL MEETING."

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Thus, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. In addition, brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. A broker non-vote will have the same effect as a vote against the Merger. See "THE SPECIAL MEETING--Voting Procedures; Required Vote."

         Shareholders (including the Management Group, the individual Trivest Investors, the Existing Trivest Shareholders, the other members of the Board and certain shareholders affiliated or associated with the Trivest Partnerships) who as of the record date held of record 2,568,218, or approximately 35.8%, of the outstanding shares of Common Stock have expressed their intention to vote their shares for approval of the Merger. Holders of 4,613,690 shares of Common Stock, or approximately 64.2%, of the outstanding shares of Common Stock, remain uncommitted with respect to how they will vote on the Merger. Accordingly, the affirmative vote by holders of Common Stock representing approximately 1,022,737 (or 22.2%) of such uncommitted shares, or approximately 14.2% of the outstanding shares, will be required to approve the Merger.

PARTIES TO THE MERGER

         THE COMPANY.

         WinsLoew designs, manufactures and distributes casual furniture, contract seating and ready-to-assemble ("RTA") furniture.

         CASUAL FURNITURE. WinsLoew designs, manufactures and distributes casual furniture for both the residential and contract markets. WinsLoew's residential products are constructed of extruded and tubular aluminum and cast aluminum. WinsLoew markets its residential products through independent sales representatives primarily to specialty patio stores, department stores and furniture stores. WinsLoew's contract casual products are constructed of extruded, tubular and cast aluminum, steel, wrought iron, wood and fiberglass. Contract casual products are marketed primarily through an in-house sales force, primarily to apartment developers and management companies, hospitality providers (hotel, motel, restaurants, country clubs and resorts), and city and state municipalities.

         CONTRACT SEATING. WinsLoew designs, assembles and distributes contract seating products constructed of contemporary, traditional and transitional styles of wood and metal. Products include upholstered chairs, sofas and love seats offered in a variety of finish and fabric options. Products are designed for use in the restaurant, lodging, office, healthcare facilities and retail stores. These products are assembled pursuant to specific orders and are distributed to a broad customer base which includes architectural design firms, office furniture dealers, and restaurant and lodging chains through independent sales organizations.

         RTA FURNITURE. WinsLoew's RTA products consist of promotionally priced RTA "spindle" and "flatline" furniture and fully assembled case goods furniture designed for household use. Products include corner spindle units, four drawer chests, three drawer changing towers, coffee tables, end tables, entertainment centers and tape storage units. Distribution is through mass merchants and catalog wholesalers.

         The principal executive offices of the Company are located at 160 Village Street, Birmingham, Alabama 35242. The Company's telephone number is
(205) 408-7600. See "BUSINESS OF THE COMPANY."

         THE PURCHASER.

         The Purchaser is a newly-formed Florida corporation organized at the direction of the Trivest Partnerships, each of which is a private investment partnership. See "CERTAIN INFORMATION CONCERNING THE PURCHASER AND OTHER AFFILIATES." Immediately prior to the consummation of the Merger, the Trivest Investors, the members of the Management Group and the Eligible Employees will purchase shares of Purchaser common stock for cash or contribute to the Purchaser shares of WinsLoew Common Stock in exchange for shares of Purchaser common stock as follows:

         o THE TRIVEST INVESTORS. The Trivest Investors together will acquire an aggregate of approximately 96.0% of the outstanding Purchaser common stock; provided, that the cash portion of such contribution is subject to reduction by an amount equal to the cash and the aggregate value (at $33.00 per share) of the shares of Common Stock contributed to the Purchaser by the Eligible Employees. The Trivest Investors include the Trivest Partnerships and Messrs. Powell and George. See "SPECIAL FACTORS--Purpose and Reasons of the Affiliates for the Merger" and "--Conflicts of Interest."

         o THE MANAGEMENT GROUP. The members of the Management Group together will acquire an aggregate of approximately 4.0% of the outstanding Purchaser common stock. The members of the Management Group are the following executive officers of WinsLoew: Bobby Tesney, President and Chief Executive Officer, Vincent A. Tortorici, Jr., Vice President and Chief Financial Officer, Stephen C. Hess, Executive Vice President, Casual Furniture, R. Craig Watts, Executive Vice President, Contract Seating, and Jerry Camp, Vice President, Operations. Following consummation of the Merger, the current executive officers of WinsLoew will retain their positions with WinsLoew. Mr. Tesney will remain a director of WinsLoew. The See "SPECIAL FACTORS--Purpose and Reasons of the Affiliates for the Merger" and "--Conflicts of Interest."

         o THE ELIGIBLE EMPLOYEES. Approximately 35 Eligible Employees of WinsLoew (not including members of the Management Group) will individually be offered the opportunity to purchase shares of common stock of the Purchaser and/or contribute any or all of their shares of Common Stock to the Purchaser in exchange for common stock of the Purchaser.

         After the Merger, the Trivest Directors and the Management Director will continue to serve as directors of WinsLoew, and the five members of the Management Group will continue to serve as executive officers of WinsLoew. See "SPECIAL FACTORS--Conflicts of Interest."

         The executive offices of the Purchaser are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. The Purchaser's telephone number is (305) 858-2200.

THE MERGER

         The Merger Agreement provides that subject to satisfaction of certain conditions, the Purchaser will be merged with and into WinsLoew, and that following the Merger, the separate existence of the Purchaser will cease and WinsLoew will continue as the surviving corporation owned by the shareholders of the Purchaser. At the effective time of the Merger, which shall be the date and time of filing of Articles of Merger with the Secretary of State of the State of Florida (the "Effective Time"), and subject to the terms and conditions set forth in the Merger Agreement, each share of issued and outstanding Common Stock (other than shares held by the Purchaser) will, by virtue of the Merger, be canceled and converted into the right to receive $33.00 in cash, without interest. As a result of the Merger, WinsLoew's Common Stock will no longer be publicly traded and will be 100% owned by the shareholders of the Purchaser. See "THE MERGER."

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

         The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. See "--Conditions to the Merger, Termination and Expenses" and "THE MERGER--Conditions." Detailed instructions with regard to the surrender of share certificates, together with a letter of transmittal, will be forwarded to shareholders by the Company's transfer agent, American Stock Transfer & Trust Company (the "Disbursing Agent"), promptly following the Effective Time. Shareholders should not submit their certificates to the Disbursing Agent until they have received such materials. The Disbursing Agent will send payment of the Cash Merger Consideration to shareholders as promptly as practicable following receipt by the Disbursing Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "THE MERGER--Conversion of Securities." Shareholders should not send any share certificates at this time.

THE SPECIAL COMMITTEE'S AND BOARD'S RECOMMENDATION

         The Trivest Directors and the Management Director will have financial interests in the Purchaser and are therefore subject to conflicts of interest in evaluating the Merger. Accordingly, in January 1999, the Board appointed the Special Committee, comprised of all five disinterested directors, to evaluate and make recommendations with respect to the Merger and other strategic options. Based on the factors set forth in this Proxy Statement (see "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation"), the Special Committee unanimously recommended to the Board that the Merger Agreement be approved and that it be recommended to the shareholders of the Company. Following the unanimous recommendation of the Special Committee, the Board unanimously approved the Merger Agreement and recommended that the shareholders of the Company approve the Merger Agreement. In connection with the foregoing, the Special Committee and the Board determined that the Merger is substantively and procedurally fair to, and in the best interests of, the shareholders of the Company other than the Purchaser (the "Public Shareholders"). In connection with their recommendations, the Special Committee and the Board each adopted the analyses and findings of the Special Committee's financial advisor, Mann Armistead & Epperson, Ltd. See "SPECIAL FACTORS--Opinion of Financial Advisor."

         THE SPECIAL COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

         Mann Armistead & Epperson, Ltd. ("Mann Armistead") provided its opinion to the Special Committee that, as of the date of such opinion, the Cash Merger Consideration was fair from a financial point of view to the Public Shareholders of the Company.

         The full text of the written opinion of Mann Armistead, dated as of April 7, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Appendix B and is incorporated herein by reference. The opinion of Mann Armistead referred to herein does not constitute a recommendation as to how any holder of such shares should vote with respect to the Merger. Holders of shares of Common Stock are urged to, and should, read such opinion in its entirety. See "SPECIAL FACTORS--Opinion of Financial Advisor."

         The Company has agreed to pay Mann Armistead aggregate fees of $1,836,000 in connection with its services as financial advisor to the Special Committee and the Company and its rendering of such opinion. See "SPECIAL FACTORS--Opinion of Financial Advisor." The Company has agreed to reimburse Mann Armistead for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Mann Armistead against certain liabilities, including certain liabilities under the federal securities laws.

PURPOSE AND REASONS OF THE AFFILIATES FOR THE MERGER

         The purpose of the Purchaser, the members of the Management Group, the Trivest Partnerships and the Trivest Directors (collectively, the "Affiliates") for engaging in the transactions contemplated by the Merger Agreement is to acquire, together with any participating Eligible Employees, 100% of the ownership of the Company. As a result of the Merger, the Trivest Investors together will increase their beneficial interest in WinsLoew's Common Stock from approximately 29.8% to approximately 96.0% (less the interest acquired by the Eligible Employees), and the members of the Management Group together will decrease their beneficial interest in WinsLoew from approximately 6.1% to approximately 4.0%. The Affiliates believe that as a private company WinsLoew will have greater flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. See "SPECIAL FACTORS--Purpose and Reasons of the Affiliates for the Merger."

POSITION OF THE AFFILIATES AS TO FAIRNESS OF THE MERGER

         Each of the Affiliates has considered the analyses and findings of the Special Committee and the Board (described in detail in "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the Public Shareholders of the Company. As of the date of this Proxy Statement, each of the Affiliates adopts the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger is both procedurally and substantively fair to, and in the best interest of, the Company's Public Shareholders; provided that no opinion is expressed as to the fairness to any shareholder making an investment in the Purchaser. See "SPECIAL FACTORS--Position of the Affiliates as to Fairness of the Merger." The Trivest Directors have financial interests in the Merger and the members of the Management Group have financial and employment interests in the Merger. See "SPECIAL FACTORS--Conflicts of Interest."

CONFLICTS OF INTEREST

         In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of WinsLoew and affiliates and associates of these officers and directors have interests in connection with the Merger which may present them with actual or potential conflicts of interest, which are described in more detail under "SPECIAL FACTORS -- Conflicts of Interest."

         THE TRIVEST DIRECTORS. Upon consummation of the Merger, the Trivest Directors will receive an aggregate of approximately $68.7 million in respect of (i) Cash Merger Consideration on the same terms as other shareholders for shares of Common Stock not contributed to the Purchaser and (ii) outstanding options to purchase shares of Common Stock (including approximately $56.2 million of Cash Merger Consideration for the shares of Common Stock held by the Existing Trivest Shareholders). See "SPECIAL FACTORS--Conflicts of Interest--Cash Payments to the Trivest Directors and Members of the Management Group." In addition, after the Merger, the Trivest Directors together will beneficially own an approximately 96.0% interest in WinsLoew (including the 92.0% interest acquired by the Trivest Partnerships). In addition, each Trivest Director is an indirect investor in the Trivest Partnerships. See "SPECIAL FACTORS--Conflicts of Interest--Post-Merger Ownership and Control of WinsLoew." After the Merger, WinsLoew's Board will be comprised of Messrs. Powell, George, Kaczynski, Klein and Tesney.

         PAYMENTS TO TRIVEST MANAGER. Upon consummation of the Merger, the Company will pay a financial advisory fee to Trivest II, Inc., an investment adviser affiliated with the Trivest Partnerships and related funds ("Trivest Manager"), of $________ for services rendered in connection with the financing of the Merger and related transactions. In addition, after consummation of the Merger, WinsLoew will pay Trivest Manager an annual management fee of $________ for ongoing financial advisory services.

         THE MANAGEMENT GROUP. Upon consummation of the Merger, the members of the Management Group will receive an aggregate of approximately $13.0 million in respect of (i) Cash Merger Consideration on the same terms as other shareholders for shares of Common Stock not contributed to the Purchaser and
(ii) outstanding options to purchase shares of Common Stock. See "SPECIAL FACTORS--Conflicts of Interest--Cash Payments to the Trivest Directors and Members of the Management Group." In addition, after the Merger, the members of the Management Group together will beneficially own an approximately 4.0% interest in WinsLoew. See "SPECIAL FACTORS--Conflicts of Interest--Post-Merger Ownership and Control of WinsLoew." Each member of the Management Group will remain an executive officer of the Company and Bobby Tesney, the President and Chief Executive Officer, will continue to serve on the Board of the Company immediately following the Merger. Each member of the Management Group will, upon consummation of the Merger, enter into a new employment agreement with WinsLoew replacing his existing employment agreement. The new employment agreements will provide for substantially the same base salaries and annual cash bonuses as their existing employment agreements. In addition, each member of the Management Group will enter into a subscription and shareholders agreement with the Company restricting the executives' ability to transfer the shares of WinsLoew Common Stock to be owned by them after the Merger and creating certain other rights and obligations in respect of such shares.

         THE SPECIAL COMMITTEE. Upon consummation of the Merger, the members of the Special Committee will receive an aggregate of approximately $8.8 million in respect of (i) the Cash Merger Consideration for their shares of Common Stock and (ii) outstanding options to purchase Common Stock. As compensation for serving on the Special Committee, which met approximately 19 times from January 1999 through the date of this Proxy Statement, the Chairman of the Special Committee will receive a fee in the amount of $20,000, and the other members of the Special Committee will each receive $15,000. Members of the Special Committee will be entitled to certain indemnification rights granted under the Merger Agreement to the current and former directors and officers of the Company. See "SPECIAL FACTORS--Conflicts of Interest."

         INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (including the members of the Special Committee) shall survive the Merger and shall continue in accordance with their terms. In addition, the directors and executive officers of the

Company will be provided with continuing directors' and officers' liability insurance coverage following the Merger, subject to certain limitations. See "SPECIAL FACTORS--Conflicts of Interest."

CERTAIN EFFECTS OF THE MERGER

         As a result of the Merger, the entire equity interest in the Company will be owned by the Trivest Investors, the Management Group and by the Eligible Employees who elect to invest in the Purchaser. The Public Shareholders will no longer have any interest in, and will not be shareholders of, WinsLoew, and therefore will not participate in WinsLoew's future earnings and potential growth. Instead, the Public Shareholders will have the right to receive $33.00 in cash, without interest, for each share held. An equity investment in the Company following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the leverage resulting from the borrowings that will be required to fund the payment of the Cash Merger Consideration as well as any future borrowings necessary to support the Company's business strategy. Nonetheless, if the Company successfully executes its business strategy, the value of such an equity investment is expected to be considerably greater than the original cost thereof. See "SPECIAL FACTORS--Conflicts of Interest" and "CERTAIN FORWARD LOOKING INFORMATION."

         In addition, the Common Stock will no longer be traded on the Nasdaq National Market and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will terminate, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Securities and Exchange Commission (the "Commission") and will make most other provisions of the Exchange Act inapplicable. See "SPECIAL FACTORS--Certain Effects of the Merger."

CONDITIONS TO THE MERGER, TERMINATION AND EXPENSES

         Each party's obligation to effect the Merger is subject to satisfaction of a number of conditions, including with respect to one or both parties: (i) the Merger Agreement shall have been approved by holders of a majority of the outstanding shares of Common Stock, (ii) all required consents and approvals shall have been obtained, and (iii) the representations and warranties of the parties shall be true and correct in all material respects as of the Effective Time except as contemplated by the Merger Agreement. Any or all of the conditions that have not been satisfied may be waived (other than the condition that the Merger Agreement shall have been approved by holders of a majority of the outstanding shares of Common Stock). After approval of the Merger Agreement by the shareholders of WinsLoew, however, no condition may be waived which reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that by law would require further approval of the shareholders of WinsLoew unless a waiver of such condition is approved by the shareholders. See "THE MERGER--Conditions." Even if the shareholders approve the Merger Agreement, there can be no assurance that the Merger will be consummated.

         At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual written consent of WinsLoew and the Purchaser. In addition, either WinsLoew or the Purchaser may terminate the Merger Agreement prior to the Effective Time if (i) a court or other governmental entity permanently enjoins, restrains or prohibits the Merger and such action is final and non-appealable or (ii) the Effective Time shall not have occurred on or before July 15, 1999, unless extended by agreement of the Purchaser and the Company. See "THE MERGER--Termination, Amendment and Waiver."

         The Merger Agreement may be terminated by the Purchaser prior to the Effective Time if: (i)(A) the representations and warranties of the Company as to its capitalization shall not have been true and correct in all material respects when made, or (B) any other representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company, or (y) prevent or delay the consummation of the Merger; (ii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, except in any case where such failure would not, in the aggregate, (x) have a material adverse effect on the Company, or (y) prevent or materially delay consummation of the Merger; (iii) there shall have been a material adverse change with respect to the Company, provided that the Company shall, if curable, have a reasonable period in which to cure any failure described in clause (i), (ii) or (iii) of this paragraph; or (iv)(A) the Board or the Special Committee fails to approve and recommend or withdraws or modifies in a manner adverse to the Purchaser its approval or recommendation of the Merger or the Merger Agreement, or approves or recommends any Acquisition Proposal, (B) the Company enters into any agreement with respect to any Superior Proposal following written notice to the Purchaser and payment of the Termination Fee discussed below, or (C) the Board or the Special Committee resolves to take any such action in clauses (iv)(A) or (B).

         An "Acquisition Proposal" is defined under the Merger Agreement to include any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions between the parties to the Merger Agreement contemplated by the Merger Agreement), or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated by the Merger Agreement.

         A "Superior Proposal" is defined under the Merger Agreement to include any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board reasonably determines in its good faith judgment (based on the advice of Mann Armistead) to be more favorable to the Company's shareholders than the Merger.

         WinsLoew may terminate the Merger Agreement (i) in connection with entering into a definitive agreement with respect to a Superior Proposal following written notice to the Purchaser and the payment of the Termination Fee discussed below, and provided that the Company complies with its covenant against soliciting, discussing or negotiating any Acquisition Proposal (except as required by the Board's fiduciary duties), (ii) if any representation or warranty of the Purchaser was not true and correct in all material respects when made or has ceased to be true and correct in all material respects as if made on such later date, or (iii) if the Purchaser fails to comply in any material respect with any of its material obligations or covenants in the Merger Agreement, provided that the Purchaser shall, if curable, have a reasonable period in which to cure any failure described in clause (ii) or
(iii) of this paragraph. See "THE MERGER--Nonsolicitation Covenant" and "--Termination, Amendment and Waiver."

         WinsLoew has agreed to pay to the Purchaser a termination fee (the "Termination Fee") in the amount of $10.0 million, plus up to $1.5 million of expenses of the Purchaser in the event the Merger Agreement is terminated (i) by the Purchaser due to (A) the breach by the Company of any of its representations, warranties or covenants, or a material adverse change with respect to WinsLoew, each as described above, or (B)(1) the Board or the Special Committee failing to approve and recommend or withdrawing or modifying in a manner adverse to the Purchaser its approval or recommendation of the Merger or the Merger Agreement, or approving or recommending any Acquisition Proposal, (2) the Company entering into any agreement with respect to any Superior Proposal or (3) the Board or the Special Committee resolving to take any such action in clauses (1) or (2), or (ii) by the Company due to entering into a definitive agreement in connection with a Superior Proposal. See "THE MERGER--Termination Fee."

         Except as provided above, each of the parties has agreed to pay its own costs and expenses in connection with the Merger, provided that the Purchaser will pay any filing fees required under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"). See "THE MERGER--Termination Fee" and "--Expenses of the Transaction."

FEDERAL INCOME TAX CONSEQUENCES

         The receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. All holders of Common Stock are urged to consult their tax advisors to determine the effect of the Merger on such holders under federal, state, local and foreign tax laws. See "FEDERAL INCOME TAX CONSEQUENCES."

RIGHTS OF DISSENTING SHAREHOLDERS

         Under Florida law, WinsLoew shareholders have no right to an appraisal of the value of their shares in connection with the Merger.

ACCOUNTING TREATMENT

         The Merger will be treated as a purchase business combination for accounting purposes.

FINANCING OF THE MERGER

         It is estimated that approximately $271.1 million will be required to consummate the Merger and pay related fees and expenses. This sum is expected to be provided by the following: (i) approximately $75.0 million in equity contributions to the Purchaser by the Trivest Investors (reduced by the cash and the aggregate value (at $33.00 per share) of the shares of Common Stock contributed to the Purchaser by the Eligible Employees) and the Management Group; (ii) borrowings of approximately $64.6 million under a $145.0 million senior secured credit facility to be obtained by the Purchaser, WinsLoew and its subsidiaries pursuant to a commitment letter, dated as of March 29, 1999, from BankBoston, N.A. ("BankBoston"); (iii) the issuance by WinsLoew of approximately $130.0 million aggregate principal amount of senior subordinated notes that the Purchaser expects to issue based upon a letter from Bear, Stearns & Co. Inc. ("Bear Stearns") to the effect that, as of March 29, 1999 and subject to certain conditions, it was highly confident that it could arrange for the sale of such notes in connection with the Merger; and (iv) approximately $1.5 million of WinsLoew's expected cash on hand. The bank financing commitment includes $75.0 million in term loans, a $30.0 million revolver and a $40.0 million acquisition line for subsequent acquisitions by WinsLoew, all to be secured by first-fee mortgages on owned real estate and first priority security interests in substantially all of WinsLoew's assets. The BankBoston commitment letter is subject to customary conditions, and the Bear Stearns highly confident letter does not constitute a commitment or undertaking by Bear Stearns to place or purchase the senior subordinated notes and does not ensure the successful placement or completion of the offering of such notes; moreover, the Bear Stearns letter sets forth only its expectation as of March 29, 1999 with respect to its ability to arrange a sale of the notes in connection with the Merger. Except for the BankBoston and Trivest commitment letters, there are no firm commitments from any person to provide equity, provide senior financing, purchase the Company's senior subordinated notes or provide any other financing for the Merger, and there can be no assurance that any such financing will be obtained. See "THE MERGER--Financing."

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

         The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "WLFI" since January 1, 1995. The following table sets forth, for the periods indicated, the high and low sales price per share of Common Stock as reported by the Nasdaq National Market:

                                                        HIGH            LOW
                                                        ----            ----
1997
----
First Quarter.......................................    $11 7/8        $ 8 1/8
Second Quarter......................................    $11            $ 8 3/8
Third Quarter.......................................    $15            $10 15/16
Fourth Quarter......................................    $16 13/16      $13 5/16

1998
----
First Quarter.......................................    $20 5/8        $13 3/4
Second Quarter......................................    $29            $20 11/16
Third Quarter.......................................    $28 3/4        $15 1/2
Fourth Quarter......................................    $26 1/2        $17 7/8

1999
----
First Quarter.......................................    $28 3/4        $23
Second Quarter......................................    $              $
   (through         , 1999)


         On January 6, the last trading day prior to the Board meeting at which Mr. Powell stated that he, together with the other Trivest Investors and the Management Group, would be willing to submit a proposal to purchase the Company, the closing price per share of the Common Stock as reported by Nasdaq was $24 3/8. On January 15, 1999, the last trading day prior to the announcement of the delivery of Mr. Powell's initial proposal to the Special Committee, the closing price per share of the Common Stock as reported by Nasdaq was $27. On January 25, the last trading day prior to the announcement of the execution of the letter of intent relating to the Merger, the closing price per share of the Common Stock as reported by Nasdaq was $28 1/2. On March 4, 1999, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported by Nasdaq was $26 3/4. On March 30, 1999, the last trading day prior to the announcement of the amendment of the Merger Agreement increasing the per share purchase price from $30.00 to $33.00, the closing price per share of the Common
Stock as reported by Nasdaq was $27 1/2. On         , 1999, the last trading
day prior to the printing of this Proxy Statement, the closing price per share
of Common Stock as reported by Nasdaq was $      .

         At March 1, 1999, there were 105 holders of record of Common Stock and approximately 1,550 persons or entities holding Common Stock in nominee name.

                              THE SPECIAL MEETING

PROXY SOLICITATION

         This Proxy Statement is being delivered to WinsLoew's shareholders in connection with the solicitation by the Board of proxies to be voted at the Special Meeting to be held on ______, June __, 1999 at 9:00 a.m., local time, at the offices of Trivest, Inc. located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. In addition, the Company has retained D.F. King & Co., Inc. to solicit proxies for a fee of $____ plus expenses. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in doing so. This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about ________, 1999.

RECORD DATE AND QUORUM REQUIREMENT

         The Common Stock is the only outstanding voting security of the Company. The Board has fixed the close of business on ______, 1999 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 7,181,908 shares of Common Stock issued and outstanding held by 105 holders of record and by approximately 1,550 persons or entities holding in nominee name.

         Prior to the Special Meeting, the Company will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

         The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions and shares referred to as "broker or nominee non-votes" that are represented at the Special Meeting (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If less than a majority of outstanding shares of Common Stock are represented at the Special Meeting, holders of a majority of the shares so represented may adjourn the Special Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Special Meeting before an adjournment is taken.

VOTING PROCEDURES; REQUIRED VOTE

         Approval of the Merger Agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. A broker or nominee non-vote will have the same effect as a vote against the Merger.

         Shareholders (including the Management Group, the Trivest Directors, the Existing Trivest Shareholders, the other members of the Board and certain shareholders affiliated or associated with the Trivest Partnerships) who as of the record date held of record 2,568,218, or approximately 35.8%, of the outstanding shares of Common Stock have expressed their intention to vote their shares for approval of the Merger. Holders of 4,613,690, or approximately 64.2%, of the outstanding shares of Common Stock remain uncommitted with respect to how they will vote on the Merger. Accordingly, the affirmative vote by holders of Common Stock representing approximately 1,022,737 (or 22.2%) of such uncommitted shares, or approximately 14.2% of the outstanding shares, will be required to approve the Merger.

         Under Florida law, WinsLoew shareholders have no right to an appraisal of the value of their shares in connection with the Merger.

VOTING AND REVOCATION OF PROXIES

         The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Special Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of WinsLoew will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting.

         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Special Meeting.

EFFECTIVE TIME

         The Merger will be effective as soon as practicable following shareholder approval of the Merger Agreement and upon the filing of Articles of Merger with the Secretary of State of the State of Florida. The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement. See "THE MERGER--Conditions."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

         PAST CONTACTS, TRANSACTIONS AND NEGOTIATIONS.

         WinsLoew's growth strategies have, since inception, included the acquisition of complementary product lines, and, as part of its efforts to pursue appropriate acquisition opportunities, WinsLoew regularly engages in discussions with industry participants regarding possible transactions. During the period from February 1998 through February 1999, representatives of the Company, including Messrs. Powell, Kaczynski and Tesney, contacted, or responded to inquiries from, 26 direct competitors and 30 other furniture manufacturers with respect to WinsLoew's interest in exploring potential acquisitions, combinations or other transactions with such companies. During that period and in response to such contacts, the Company entered into confidentiality agreements or fee reimbursement agreements with nine direct competitors and eight other manufacturers. The remaining companies contacted declined to pursue discussions with the Company. Ultimately, WinsLoew entered into letters of intent with three of the competitors with whom it had entered into confidentiality agreements. Of these, WinsLoew acquired one, Villella, Inc. d/b/a Tropic Craft Aluminum Furniture Manufacturers, and has entered into a stock purchase agreement to acquire another, Miami Metal Products, Inc. d/b/a Pompeii Furniture Industries and its affiliate, Industrial Mueblera Pompeii de Mexico, S.A. de C.V. (together, "Pompeii"). See "BUSINESS OF THE COMPANY--Background." Following initial due diligence, WinsLoew determined not to pursue an acquisition of the third competitor. In addition, in May and June of 1998 and February and March of 1999, WinsLoew and Trivest Manager contacted and engaged in a number of discussions with a publicly held manufacturer engaged primarily in the contract seating markets of the furniture industry (the "Possible Transaction Party"), with whom the Company had entered into a confidentiality agreement. These discussions led to a general understanding of terms regarding a possible business combination. Management and Trivest Manager proposed the transaction to the Special Committee at a March 18 Board meeting; however, the Special Committee recommended that WinsLoew not pursue such transaction at that time. Subsequently, at a March 30 Board meeting, the Chairman of the Board confirmed that the Board would not be asked to make a final decision with respect to the proposed business combination with the Potential Transaction Party until the completion of management's due diligence investigation. WinsLoew is currently continuing to evaluate acquisitions of three of the other companies that signed confidentiality agreements. However, other than Pompeii, WinsLoew has not reached any agreements in principle with, or made any formal proposals to, any of the foregoing 56 companies, and WinsLoew is not currently in discussions with any such company relating to a possible acquisition by WinsLoew.

         In addition to pursuing WinsLoew's acquisition strategy, at various times during 1997 and 1998, the Board considered certain limitations on the Company's operating flexibility related to the public market's emphasis on quarterly earnings. As a result, in April 1998, representatives of the Company, including certain members of senior management and certain of the Trivest Directors, met with representatives of Mann Armistead to discuss various strategic alternatives that might enable the Company's shareholders to realize the inherent value of their shares of Common Stock. As part of such discussions, Mann Armistead and the WinsLoew representatives considered a number of publicly and privately owned furniture manufacturers with whom a strategic combination might be feasible. In May 1998, Mann Armistead contacted two publicly owned furniture manufacturers regarding a potential sale of, or combination with, the Company. See "--Opinion of the Financial Advisor" for a description of the terms of Mann Armistead's current and previous engagements with WinsLoew. Management of the Company and Trivest Manager selected these two furniture manufacturers from among those identified by Mann Armistead based primarily on their belief that it would not be in the best interests of the Company's shareholders to receive the stock of any of the other proposed companies as consideration. Of the two competitors contacted by Mann Armistead, one declined to pursue discussions with the Company, and the other (the "Potential Acquiror") expressed an interest in discussing a possible transaction. During the summer of 1998, representatives of the Potential Acquiror and representatives of WinsLoew, including Messrs. Kaczynski, Powell and Tesney, as well as representatives of Mann Armistead, met several times to discuss a possible strategic transaction. These discussions resulted in a July 1998 proposal by the Potential Acquiror to acquire the Company in a transaction that would value WinsLoew's Common Stock at $25.00 per share. WinsLoew declined such proposal and has had no further discussions with the Potential Acquiror, except that Mann Armistead contacted the Potential Acquiror as part of its solicitation process.

         THE MERGER AGREEMENT.

         On January 7, 1999, at a regular meeting of the Board, the foregoing exploratory efforts were reviewed by the Board. Certain members of the Board also noted their belief that the low trading price of the Common Stock did not, in their view, reflect the Company's financial and operating performance. Among other items, directors noted that although the Company had announced its expectation that 1998 earnings would be in excess of analysts' projections, there had been no appreciable increase in the trading price of the Common Stock. Members of the Board went on to discuss how the foregoing was exacerbated by the Company's relatively small market capitalization and the relatively low level of trading in the Common Stock on the Nasdaq National Market. Finally, members of the Board expressed concern about how long it would take for the trading price of the Common Stock to reflect its inherent value.

         At the conclusion of that meeting, Mr. Powell suggested that he, on behalf of certain partnerships affiliated with Mr. Powell or Trivest, Inc. (not presently holders of WinsLoew Common Stock), together with certain members of senior management, would be willing to submit a proposal to purchase the Company in an all-cash transaction. At that time, because of the potential conflicts of interest, the Board appointed a Special Committee of outside directors to consider whether a sale of the Company would be in the best interests of the shareholders and to consider and make recommendations with respect to any formal proposal that might be submitted, as well as other possible strategic alternatives. The Special Committee consists of James S. Smith (the Chairman of the Special Committee), William H. Allen, Jr., Henry C. Cheek, M. Miller Gorrie, and Sherwood M. Weiser. At the January 7 meeting, the Board authorized the Special Committee to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed reasonable and necessary to carry out its duties, and to conduct negotiations with respect to any proposed transaction. For their services on the Special Committee, the Company has agreed to pay the Chairman a fee of $20,000 and each other member a fee of $15,000.

         The Special Committee members are the only members of the Board who are not either employees of WinsLoew or participating as purchasers in the Merger, except that Mr. Weiser and members of his family are indirect investors in Trivest Fund II Group, Ltd., one of the Trivest Partnerships, which investment is not a significant part of the assets of Mr. Weiser or his family or of Trivest Fund II Group, Ltd. The Special Committee members discussed these financial interests and determined that they would not impact Mr. Weiser's independence or judgment and that his value to the Special Committee was outweighed by any possible conflict of interest. All members of the Special Committee hold shares of Common Stock and options to purchase shares of Common Stock. See "Special Factors--Conflicts of Interest." In addition, Mr. Smith and members of his family are limited partners of two of the Existing Trivest Shareholders, which investment is not a significant part of the assets of Mr. Smith or his family or of such Existing Trivest Shareholders. All of the shares of Common Stock held by the Existing Trivest Shareholders and the members of the Special Committee will be converted into the right to receive the Cash Merger Consideration, and all options held by members of the Special Committee will be cancelled in exchange for cash, on the same terms as the Public Shareholders. The Common Stock beneficially owned by the members of the Special Committee is significant, which was viewed as a positive factor in their ability to determine the best interests of the WinsLoew shareholders. See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP."

         On January 11, the Special Committee contacted Mann Armistead regarding its possible engagement by the Special Committee in connection with its appointment to consider the possible proposal by Mr. Powell and other strategic alternatives.

         On January 15, 1999, Mr. Powell made a formal proposal to the Special Committee on behalf of a corporation to be formed by the Trivest Partnerships and certain members of senior management to acquire all of the outstanding shares of Common Stock not owned at the time of the Merger by such persons, subject to certain terms and conditions. The Trivest Partnerships are affiliated with Mr. Powell but are not presently holders of Common Stock. Mr. Powell's proposal was set forth in a letter of intent (the "Letter of Intent") that provided that the proposed transaction would be structured as a cash merger in which shareholders not investing in the Purchaser would receive $30.00 per share (and each holder of outstanding options to purchase Common Stock would receive a cash payment equal to the difference between $30.00 per share and the per share exercise price of such options). Mr. Powell also provided the Special Committee with an initial draft of the Merger Agreement for review by the Special Committee and its legal and financial advisors. Prior to the opening of the market on Monday, January 18, the first trading day after the delivery of the Merger proposal, the Company issued a press release announcing its receipt of the Merger proposal and the establishment of the Special Committee.

         On January 19, the Special Committee engaged Balch & Bingham LLP ("Balch & Bingham") as its legal counsel. Also on January 19, pursuant to a letter dated January 11, 1999, the Special Committee engaged Mann Armistead regarding the possible sale of all or part of the assets or stock of the Company, evaluating the Merger, soliciting and evaluating other potential buyers for the Company, participating in negotiations with the Purchaser or another potential acquiror, and providing a fairness opinion related to a definitive agreement and closing of a sale transaction.

         The Special Committee engaged Mann Armistead based on its nationally recognized experience in the furniture manufacturing industry and its expertise in the evaluation of businesses in connection with transactions similar to the Merger. The Special Committee considered Mann Armistead's specific knowledge of, and familiarity with, WinsLoew's business, financial condition and results of operations in connection with the Company's 1998 retainer of Mann Armistead to evaluate a number of furniture manufacturers in connection with a possible strategic transaction, as described above. The Special Committee also considered that management's prior contacts with Mann Armistead had focused primarily on the feasibility of a sale of the Company to an unaffiliated strategic buyer and, therefore, did not create a conflict of interest with respect to the Special Committee's engagement of Mann Armistead.

         Neither the Board nor the Special Committee determined that it was necessary to elect additional outside directors to act on behalf of the Company's public shareholders for the purpose of negotiating the terms of the Merger Agreement based upon, among other factors, the engagement of independent legal counsel to the Special Committee, the engagement of Mann Armistead as its financial advisor and the absence of any affiliation on the part of the members of the Special Committee with the Purchaser that was deemed to be problematic.

         In its January 19 meeting, the Special Committee discussed with representatives of Mann Armistead and Balch & Bingham various issues raised by the Merger proposal and Letter of Intent, including whether the sale of the Company at this time was in the best interests of the shareholders, the desirability of soliciting other offers, and whether entering into the Letter of Intent would facilitate or inhibit the possible sale of the Company at a higher price. The Special Committee also considered the size and effect of any termination fee to the Purchaser, the process for obtaining a fairness opinion and the procedure to identify other strategic alternatives, including the sale of the Company in whole or in part. The Special Committee was concerned, and discussed with Mann Armistead, that while the $30.00 price may be in the range of fair, a higher price might be obtainable. The Special Committee instructed Mann Armistead to commence solicitation of offers from other potential acquirors and investigation and analysis of the value of the Company and the Merger proposal.

         On January 20, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss other potential acquirors of the Company. The Special Committee approved a list of the ten most likely possible acquirors identified by Mann Armistead, which included the Potential Acquiror with which the Company held discussions in 1998. In addition, Mr. Smith reported on his discussions with Mr. Powell in which Mr. Smith had attempted to negotiate a reduction in the termination fee in the Letter of Intent, which Mr. Powell declined to do.

         On January 22, after consultation with Mr. Smith and representatives of Mann Armistead, Balch & Bingham submitted comments on the Letter of Intent to the Purchaser and its counsel, Greenberg Traurig, P.A. ("Greenberg Traurig"), which the Purchaser accepted. Later the same day, the Special Committee held a telephonic meeting with representatives of Mann Armistead and Balch & Bingham during which they discussed the Special committee's possible recommendation to the Board of the revised Letter of Intent. The revised Letter of Intent permitted the Company (i) for 90 days from execution, to solicit or participate in discussions or negotiations regarding any acquisition proposal that could reasonably be expected to result in a more favorable proposal, and
(ii) to (A) approve or recommend a more favorable proposal, (B) cause the Company to enter into an agreement with respect to a more favorable proposal or
(C) terminate the letter of intent, but in each case only upon three days' written notice and the payment of a termination payment of $6.0 million and reimbursement of the Purchaser's expenses up to $1.2 million. The Letter of Intent also provided that the parties would each pay their own costs and expenses, except as provided above. The Special Committee believed that the provisions of the Letter of Intent regarding the termination fee and expense reimbursement obligations were not unreasonable and would not have the effect of discouraging competing bids and that the Purchaser would not enter into the Letter of Intent and incur various costs and expenses to secure financing for the Merger without such provisions. During the same meeting, representatives of Mann Armistead reported on its contacts with the possible acquirors that it had identified and its preliminary views regarding the value of the Common Stock, including that the $30.00 price per share price fell within the range of fair. The Special Committee directed Mann Armistead to solicit interest from parties in addition to the ten on the initial list. The Special Committee also directed Mr. Smith to attempt to negotiate a higher price with the Purchaser. The Special Committee agreed, however, that entering into the Letter of Intent would be advisable in order to negotiate the terms of the Merger with the Purchaser while continuing the solicitation process.

         On January 22, Mr. Smith and Mr. Powell discussed by telephone an increase in the $30.00 price per share, which Mr. Powell declined to do.

         On January 25, at a special telephonic meeting of the Board of Directors at which all of the directors participated except Messrs. Cheek and Gorrie, Mr. Smith made a presentation to the Board to the effect that the Special Committee had determined that the execution of the Letter of Intent in its revised form dated January 22, 1999 containing the $30.00 per share Merger proposal was in the best interest of the Company and its shareholders and that the Special Committee had recommended that the execution of the Letter of Intent be approved by the Board. The Board unanimously (except for Messrs. Cheek and Gorrie, who did not participate) approved the execution of the Letter of Intent. Shortly later that same day, the Letter of Intent was executed, and Company issued a press release announcing the same.

         Later the same day, the Special Committee held a telephonic meeting with representatives of Mann Armistead and Balch & Bingham to discuss the Letter of Intent and Mann Armistead's solicitation efforts. Mann Armistead reported that its contacts included the Potential Acquiror, which had declined further interest. Mann Armistead proposed, and the Special Committee authorized communication with, an expanded list of potential acquirors with the anticipated ability to finance a purchase of the Company. The Special Committee also authorized Balch & Bingham to commence negotiation of the Merger Agreement.

         On February 2, the Special Committee held a telephonic meeting with representatives of Mann Armistead and Balch & Bingham. The Special Committee discussed the descriptive memorandum prepared by Mann Armistead to be sent to potential acquirors. The Special Committee also discussed the status of the contemplated Pompeii acquisition and any effect it might have on the Merger proposal or any other strategic transaction. Representatives of Mann Armistead also reported on its ongoing solicitation process. They reported that 13 possible strategic and financial acquirors had been contacted to date and that confidentiality agreements in substantially the same form had been executed by 5 of them. Upon execution of a confidentiality agreement, the Special Committee provided each potential acquiror with summary financial information. Representatives of Mann Armistead also discussed with the Special Committee specific potential acquirors and Mann Armistead's communications with them. In addition, the Special Committee discussed a tentative timetable for negotiating the Merger Agreement and the expected time required for the Purchaser to arrange the necessary financing. In this regard, the Mann Armistead explained that the delivery of its fairness opinion was contingent upon the Purchaser's demonstration of its ability to obtain financing for the Merger. The Special Committee determined to provide Mann Armistead an adequate opportunity to carry out its solicitation process prior to the execution of the Merger Agreement with the Purchaser. The Special Committee also approved the compensation for its Chairman and other members, which was subsequently approved by the Board of Directors.

         During the remainder of February, 19 additional potential acquirors were contacted, of which six executed confidentiality agreements and engaged in due diligence reviews of the Company.

         On February 13, Balch & Bingham sent to Greenberg Traurig a mark-up of the initial draft Merger Agreement reflecting the Special Committee's comments. On February 16 and 17, Balch & Bingham and

Greenberg Traurig negotiated various terms of the Merger Agreement. The principal points of negotiation included (i) the scope of certain representations and warranties of the Purchaser as to its financing for the Merger, (ii) the restrictions on the Company's solicitation of alternative proposals or offers to acquire the Company and the requirement of a "fiduciary" determination, and (iii) a "drop dead" date after which the Merger Agreement would terminate if the Merger had not been consummated. The Special Committee insisted on the right to solicit Superior Proposals following the execution of the Merger Agreement. In addition, the Special Committee insisted that the Special Committee have the right to terminate the Merger Agreement if the Merger was not consummated by a specified date. On February 18, Greenberg Traurig distributed a revised draft of the Merger Agreement to the Special Committee and Balch & Bingham which was revised to provide, among other things, that (i) the Special Committee could solicit Superior Proposals for 30 days following the execution of the Merger Agreement and, in addition, thereafter participate in discussions or negotiations regarding unsolicited Superior Proposals and/or Superior Proposals solicited prior to the expiration of such 30 days and (ii) either party could terminate the Merger Agreement if the Merger had not been consummated within 90 days of execution. The Special Committee found such terms acceptable because they believed that any potential acquirors would be informed of the opportunity to submit a bid by virtue of Mann Armistead's solicitation process and the public announcement of the Merger proposal.

         On February 17, the Special Committee held a telephonic meeting with representatives of Mann Armistead and Balch & Bingham regarding the status of, and issues raised in, the negotiation of the Merger Agreement, as well as Mann Armistead's fairness opinion and solicitation process. At this meeting, representatives of Mann Armistead described the two most serious potential acquirors. One was a strategic acquiror that stated that it had been considering WinsLoew as an acquisition target prior to the announcement of the Merger Proposal. The Special Committee believed that a strategic transaction with such acquiror would have provided substantial synergies. This strategic acquiror had initially declined interest due to its perception that management would not be receptive to another purchaser. Although representatives of the Special Committee corrected this impression, this strategic acquiror stated it would not participate in an auction process and that it was not prepared to act quickly.

         The other potential acquiror was Hancock Park Associates ("Hancock Park"), a financial buyer that representatives of Mann Armistead believed would likely structure a transaction similar to the Merger proposal. In 1995, Hancock Park had acquired Brown Jordan Company, a competitor of WinsLoew that sells casual outdoor furniture at a higher price point, and its subsidiary, Casual Living Worldwide, which produces lower-priced casual furniture. Hancock Park also owns Leslie's Poolmart, Inc. and Busy Body, Inc., which together with Brown Jordan Company and Casual Living Worldwide, have net revenues in excess of $400 million.

         Representatives of Mann Armistead also informed the Special Committee regarding other potential purchasers that had declined further interest and summarized their due diligence and other work related to issuing a fairness opinion.

         The Special Committee discussed with Mann Armistead the likely timing of any formal expression of interest from any other potential acquiror in order to determine the schedule for finalizing the Merger Agreement. In particular, the Special Committee considered the Purchaser's request to execute the Merger Agreement prior to the Purchaser's receipt of committed financing, as well as its request to execute the Merger Agreement prior to the Special Committee's receipt of Mann Armistead's fairness opinion. In response to inquiries from the Special Committee, representatives of Mann Armistead stated that they could not render a fairness opinion without additional assurances, which were subsequently obtained, regarding the Purchaser's ability to obtain financing. The Special Committee determined that it would be consistent with its fiduciary duties to execute the Merger Agreement so long as the Purchaser's financing was sufficiently definite and Mann Armistead rendered its oral fairness opinion prior to execution.

         The Special Committee also discussed the Investment Services Agreement between the Company and Trivest Manager dated as of December 16, 1994, (the "Investment Services Agreement"), which provided for (i) an annual fee of $500,000 to Trivest Manager for ten years, subject to increases for acquisitions, (ii) an investment banking fee for certain transactions, and
(iii) payment of Trivest Manager's expenses. At the time it negotiated the termination fee under the Merger Agreement, the Special Committee expected that Trivest Manager would not receive additional compensation pursuant to the Investment Services Agreement in addition to the termination fee and expense reimbursement, because such a fee would effectively increase the cost of the transaction to another purchaser. Consequently, Balch & Bingham's comments to the Merger Agreement included a requested provision requiring the termination of the Investment Services Agreement in the event the Company were sold to a third party. The Purchaser did not initially agree to any aspect of such requested change.

         The Special Committee also considered requiring as a condition in the Merger Agreement that a majority of the shares held by persons or entities not affiliated with management or the Purchaser be voted in favor of the Merger. The Special Committee determined not to require such a condition, provided that
(i) the Merger Agreement was not executed until the Special Committee had received Mann Armistead's oral fairness opinion, (ii) the Purchaser had provided adequate assurances of its ability to obtain the required financing, and (iii) the Special Committee members voted unanimously to approve the Merger.

         During the period from January 25 through February 19, representatives of the Purchaser, including the Trivest Directors and members of the Management Group, pursued a variety of potential arrangements for financing the Merger. The Purchaser received nine proposals for senior secured financing and six proposals with respect to a possible unsecured debt financing. In addition, representatives of the Purchaser also engaged in preliminary discussions with a number of institutional investors regarding possible equity co-investments with the Trivest Partnerships and the Management Group. On February 18, the Purchaser selected BankBoston to provide its senior secured financing and Bear Stearns to purchase and resell under Rule 144A $125.0 million aggregate principal amount of senior subordinated notes. On February 22, the Purchaser received a draft proposal letter from BankBoston for a $145.0 million senior secured credit facility to provide a portion of the Cash Merger Consideration and provide WinsLoew with working capital and an acquisition revolver after the Merger. Following discussions concerning the terms and conditions set forth in the draft proposal letter, representatives of BankBoston and the Purchaser executed a revised proposal letter on February 26. The parties continued to negotiate the terms of the proposed financing during the week of March 1. Representatives of the Purchaser and Bear Stearns met on February 23 at the offices of WinsLoew for an organizational meeting for the proposed Rule 144A offering of senior subordinated notes. At that meeting, representatives of Bear Stearns provided the Company and the Purchaser with a term sheet outlining the terms of the proposed offering and commenced their due diligence review of the Company. See "THE MERGER--Financing."

         During the weeks of February 8, 15 and 22, representatives of Mann Armistead and Balch & Bingham and members of the Special Committee performed various due diligence and analyses with respect to WinsLoew. In this connection, Mann Armistead reviewed certain financial and other information concerning the Company and met with certain members of the Company's management to discuss the Company's historical and projected financial results, as well as opportunities available to WinsLoew to achieve higher levels of internal growth and improved profitability, including the pending acquisition of Pompeii. The Company's management annually prepares financial forecasts for internal use in capital budgeting and other management decisions. Management provided to the Special Committee and Mann Armistead such forecasts prepared during 1998 for the fiscal years 1999 through 2002, which forecasts do not give effect to the Merger or the related financing or to any possible acquisitions or other transactions that might occur after the Merger. See "CERTAIN FORWARD LOOKING INFORMATION."

         On February 24, representatives of the Purchaser and Greenberg Traurig met with representatives of Balch & Bingham at the offices of Balch & Bingham in Birmingham, Alabama. At such meeting, representatives of Balch & Bingham related the Special Committee's insistence that the Purchaser demonstrate its ability to obtain financing for the Merger. In response, the Purchaser provided the Special Committee with a draft proposal letter from BankBoston (followed by a copy of the signed proposal letter dated February 26) for the $145.0 million credit facility, as well as an indicative term sheet prepared by Bear Stearns with respect to a senior subordinated note offering.

         On February 26, Balch & Bingham provided to Greenberg Traurig a mark-up of the February 18 draft of the Merger Agreement reflecting negotiations during the February 24 meeting. On March 1, Greenberg Traurig distributed a revised draft of the Merger Agreement which, among other changes, included various representations and covenants as to the Purchaser's financing arrangements.

         During the weeks of February 22 and March 1, representatives of Mann Armistead discussed the terms, conditions and status of the Purchaser's proposed financing with representatives of each of BankBoston and Bear Stearns.

         On March 1, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss the then current draft of the Merger Agreement. Balch & Bingham reported that the unresolved issues were the status of the Investment Services Agreement, the timing of the fairness opinion and the status of the Purchaser's financing commitments. Representatives of Mann Armistead described its discussions with and review of the Purchaser's financing sources and stated that they were becoming increasingly confident that the requisite financing could be obtained. They also reviewed Mann Armistead's valuation methods of the purchase price and stated that $30.00 was within the range of fair. They stated that Mann Armistead was prepared to provide its oral fairness opinion to this effect, with the delivery of the written fairness opinion subject to the Purchaser's receipt of a commitment letter from BankBoston for the senior secured financing facility and absent the Company's receipt of a proposal to acquire the Company for a higher per share purchase price. In that regard, the Mann Armistead representatives explained that such opinion as to the fairness of the $30.00 price per share could be affected by the Special Committee's receipt of a proposal for a competing merger transaction at a higher per share price than the Merger proposal's $30.00 per share price. The Mann Armistead representatives also reported that there were three potential acquirors that had signed confidentiality agreements and had not yet declined further interest, one strategic buyer and two financial buyers, one of which was not as far along in its review process as the others.

         A meeting of the Board was scheduled for March 4, and a meeting of the Special Committee was scheduled for the same day prior to the Board meeting in order to consider the Merger Agreement.

         On March 3 and March 4, Balch & Bingham and Greenberg Traurig substantially completed negotiation of the Merger Agreement providing for a $30.00 per share purchase price.

         On the evening of March 3, Mann Armistead received a written, non-binding proposal from Hancock Park to acquire the Company for $32.50 per share in cash.

         On March 4, the Special Committee met to consider the Merger Agreement and the Hancock Park proposal, which included a due diligence condition, as well as customary conditions similar to Mr. Powell's initial Merger proposal in January 1999, including the execution of a mutually acceptable agreement, receipt of regulatory and shareholder approvals, and securing satisfactory financing. In addition, the proposal stated that Hancock Park's representatives were prepared to complete their due diligence investigation as soon as possible. Hancock Park's proposal included a financing structure similar to the Merger proposal. The Special Committee considered that the Purchaser might withdraw its offer if the Merger Agreement were not executed and that the Hancock Park proposal had not been analyzed. Following discussions with representatives of Balch & Bingham and Mann Armistead regarding its fiduciary duties and related issues, the Special Committee determined that it was in the best interests of the Company's shareholders to execute the Merger Agreement and pursue the Hancock Park proposal, noting in particular that (i) the termination fee in the Letter of Intent would apply if the Company entered into an agreement with Hancock Park, whether or not the Merger Agreement was executed, and (ii) the Merger Agreement permitted the Special Committee adequate opportunity to pursue the Hancock Park proposal and consider other offers. The Special Committee also considered competitive concerns regarding a due diligence investigation by Hancock Park of certain of the Company's manufacturing operations, particularly the Winston facility, since Hancock Park owns Brown Jordan Company, a competitor of WinsLoew, as well as the fact that Hancock Park would be required to take into account other acquisition costs, including the payment of the termination fee and expenses to the Purchaser.

         At the March 4 meeting of the Special Committee, Mann Armistead made a presentation regarding its solicitation process, which included contacting and providing a descriptive memorandum to 32 companies, 11 of which executed confidentiality agreements and obtained additional information. Representatives of Mann Armistead reported that they had made numerous follow-up calls, and three companies still showed apparent interest in acquiring the Company. Of those three, only Hancock Park had made a formal proposal.

Representatives of Mann Armistead also reviewed the analyses that they had performed to produce a range of implied values for the Company's Common Stock. The Special Committee discussed with Mann Armistead its investigation of WinsLoew and the assumptions made in connection with its analyses and the facts upon which these analyses were based. Mann Armistead explained the assumptions, methodologies and relative limits of its analyses. Mann Armistead concluded its presentation by rendering its oral opinion, subject to certain assumptions made, matters considered and limits on the review undertaken in connection with such opinion and absent the Company's receipt of a proposal to acquire the Company for a higher per share purchase price, that the $30.00 per share was fair from a financial point of view to the Public Shareholders, with the delivery of its written opinion and accompanying materials being subject to the Purchaser's receipt of a commitment letter with respect to the Purchaser's senior secured credit facility. The Special Committee then discussed the terms and conditions of the transactions contemplated by Merger Agreement, which respect to which Balch & Bingham made a detailed presentation. The Special Committee also discussed its strong desire that the Investment Services Agreement be amended to provide that it be terminated in connection with the Merger or the consummation of a Superior Proposal. The Special Committee unanimously concluded that the Merger (including the $30.00 per share to be paid to the Public Shareholders) was substantively and procedurally fair to, and in the best interests of, the Public Shareholders and determined to recommend the Merger Agreement to the full Board and that the Board recommend it to the Company's shareholders.

         Following the Special Committee's March 4 vote to recommend the Merger Agreement to the Board, the Board met to accept the Special Committee's recommendation, approve and adopt the Merger Agreement and recommend it to the shareholders of the Company. Mr. Smith reported on the Special Committee's consideration of the Merger proposal and possible strategic alternatives, including Mann Armistead's valuation and solicitation process. Mann Armistead repeated its Special Committee presentation to the full Board, including a description of the Hancock Park proposal and its oral fairness opinion. The members of the Board discussed the conditions set forth in the Hancock Park proposal, the probability of Hancock Park obtaining financing on a timely basis, its expected timetable for conducting diligence and related competitive issues, as well as WinsLoew management's likely reaction to Hancock Park. The members of the Special Committee further emphasized the terms of the Merger Agreement that would permit WinsLoew to continue to solicit Superior Proposals and engage in negotiations subsequent to execution. The members of the Board then discussed the terms and conditions of the Merger Agreement, as well as the relationship of the Investment Services Agreement to the Merger Agreement. Following such discussion, the Trivest Directors agreed that the Investment Services Agreement would be amended to provide that Trivest Manager would not be entitled to a transaction fee or reimbursement of expenses by reason of either the Merger or any Superior Proposal. The Board also ratified the fees approved by the Special Committee for their service on such committee ($20,000 for the Chairman and $15,000 for each other member). All ten members of the Board unanimously approved and adopted the Merger Agreement, recommended it to the shareholders and determined that the Merger (including the $30.00 per share to be paid to the Public Shareholders) was substantively and procedurally fair to, and in the best interests of, the Public Shareholders. Prior to the opening of the market on March 5, the parties executed the definitive Merger Agreement and issued a press release announcing its execution.

         On March 9, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss the status of the Hancock Park proposal. The Special Committee discussed the timing and scope of Hancock Park's due diligence investigation of WinsLoew, including Hancock Park's requested site visits and management meetings. The Special Committee also instructed its Chairman to confirm with representatives of Hancock Park that the $32.50 offer was net to the shareholders and that Hancock Park was aware of the termination fee and expense reimbursement provisions of the Merger Agreement and the terms of the Investment Services Agreement as required to be amended by the Merger Agreement. The Special Committee also instructed Mann Armistead to obtain additional information regarding Hancock Park's financing structure and whether the response of the Company's management would have any impact on such offer. Representatives of Hancock Park later confirmed that they were interested in purchasing the Company with or without the continued employment of management. The Special Committee also discussed the importance of providing Hancock Park with access to Company information and personnel to enable it to negotiate a definitive agreement and obtain financing commitments. The Chairman of the Special Committee communicated the importance of such access to management and directed them to respond on a priority basis and to consult with the Special Committee regarding any concerns about providing potentially sensitive information.

         On March 10, the Special Committee held a telephonic meeting with representatives of Balch & Bingham. Representatives of the Purchaser, including Mr. Powell, also participated for part of the meeting to update the Special Committee on the progress of the Purchaser's financing arrangements. Mr. Powell also shared with the Special Committee his concerns regarding the ability of Hancock Park to obtain financing (including for the Pompeii transaction) and that Mann Armistead may have been influenced by its compensation arrangement to pursue the higher Hancock Park proposal prior to a demonstration by Hancock Park of its ability to obtain financing. Mr. Powell was then excused from the meeting, and representatives of Mann Armistead joined the meeting. The Special Committee determined that Messrs. Smith and Gorrie, along with representatives of Balch & Bingham, would meet the Hancock Park representatives in Birmingham for its due diligence and management meetings, and that Mr. Smith would check Hancock Park's financing references directly to enable the Special Committee to better evaluate the Hancock Park proposal. The Special Committee also authorized their engagement of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent financial consultants to investigate the relative experience and financing capabilities of the Purchaser and Hancock Park.

         On March 12, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead. Mr. Smith reported his conversations with representatives of three financial references which had participated in previous debt or equity financings with Hancock Park as well as other parties familiar with Hancock Park and its principal, Mr. Forticq. All of these representatives were uniformly favorable in their opinion of Hancock Park and Mr. Forticq. The Special Committee arranged for representatives of Hancock Park and its financing sources to visit the Winston facility following a preliminary meeting at the Company's offices in Birmingham scheduled for March
16. The Special Committee also consulted with PricewaterhouseCoopers about providing additional independent financial advice.

         On March 16, Messrs. Smith and Gorrie met with members of management and representatives of Hancock Park and its financing sources at the Company's offices in Birmingham. After discussions between the Special Committee and members of management regarding competitive concerns related to touring the Company's manufacturing facilities, members of management accompanied representatives of Hancock Park on the planned plant tours.

         On March 18, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss the status of the Hancock Park proposal and to consider Hancock Park's request for reimbursement of certain expenses.

         On March 18, the Company's Board held a meeting to consider the Company's possible acquisition of the Potential Transaction Party. Mr. Powell summarized the various discussions with the Potential Transaction Party that had commenced in May 1998 when representatives of the Company, including Messrs. Powell, Kaczynski and Tesney, had contacted a number of direct competitors and other furniture manufacturers regarding WinsLoew's interest in exploring potential acquisitions, combinations or other transactions. Mr. Powell stated that these initial discussions had not resulted in a desire to pursue a possible transaction, but that discussions had resumed subsequent to Mr. Powell's initial Merger proposal in January 1999. From early February through mid-March 1999, representatives of WinsLoew and Trivest Manager met with representatives of the Potential Transaction Party regarding a possible business combination, which culminated in a general understanding of terms regarding a business combination. The members of the Board reviewed background materials pertaining to the Potential Transaction Party, including a draft 1998 annual report and draft 1999 proxy statement, as well as valuation analyses prepared for the Company by Trivest Manager. Mr. Powell pointed out that management believed that the combination with the Potential Transaction Party would be an attractive investment for WinsLoew and that affiliates of Trivest Manager might seek a transaction should WinsLoew determine not to pursue the opportunity. In response to questions from the Special Committee, Mr. Powell also stated that management and Trivest Manager believed that financing would be readily available to WinsLoew to effect a transaction. The members of the Board also discussed that the practical effect of a decision to proceed with a combination with the Potential Transaction Party would be for the Company to remain publicly held for a long enough period of time to achieve the expected financial and operating synergies. Mr. Powell then asked the Special Committee to consider the proposed combination of the Company with the Potential Transaction Party and make a recommendation as to whether or not WinsLoew should further pursue a combination with the Potential Transaction Party. After deliberation, the Special Committee determined to proceed with the Merger or a comparable sale transaction and not to pursue a business combination with the Potential Transaction Party at that time.

         Mr. Smith then reported to the Board on the status of Hancock Park's financing and due diligence investigation. Mr. Smith also reported on PricewaterhouseCoopers' work related to the relative experience and financing capabilities of the Purchaser and Hancock Park. The members of the Board unanimously determined to adjourn the meeting until after the Special Committee's receipt of PricewaterhouseCooper's conclusions.

         On March 19, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and PricewaterhouseCoopers to discuss the advice to be provided by PricewaterhouseCoopers to the Special Committee. The Special Committee also discussed facilitating management's providing due diligence information to Hancock Park and the Special Committee's advisors, including PricewaterhouseCoopers.

         On March 16, at Hancock Park's request, the Special Committee had directed Balch & Bingham and Mann Armistead to commence discussions with representatives of Hancock Park regarding an agreement to reimburse Hancock Park's expenses. From March 16 through March 23, Balch & Bingham negotiated such an agreement with representatives of Hancock Park, including Hancock Park's request that it be reimbursed for up to $300,000 of its expenses. These negotiations resulted in a proposed agreement to reimburse up to $100,000 of Hancock Park's expenses in the event that (i) Hancock Park made an offer that the Special Committee determined to be a Superior Proposal vis a vis the Merger proposal at $30.00 per share, (ii) the Company entered into an agreement with another party for the acquisition of the Company at a per share price higher than $30.00 or (iii) the Company determined not to pursue a sale of the Company.

         On March 24, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead to discuss the negotiations with Hancock Park. The Special Committee authorized its Chairman to enter into the foregoing agreement for reimbursement up to $100,000. Hancock Park declined to execute such a reimbursement agreement. At the same meeting, the Special Committee directed Balch & Bingham to continue discussions and negotiations with Hancock Park for a possible merger transaction since the members of the Special Committee expected that within a few days Hancock Park's financing would be sufficiently developed to enable the Special Committee to reach a decision regarding whether its $32.50 per share offer constituted a Superior Proposal under the existing Merger Agreement with the Purchaser.

         During the period from March 5 through March 29, representatives of the Purchaser, including the Trivest Directors and members of the Management Group, continued to negotiate their financing arrangements with BankBoston and Bear Stearns. These efforts resulted in the execution and delivery on March 29 of (i) a letter from Bear Stearns to the Purchaser stating that Bear Stearns was highly confident that, as of March 29 and subject to certain conditions, it could arrange for the sale of up to $130.0 million aggregate principal amount of senior subordinated notes of WinsLoew in connection with the Merger, (ii) a commitment letter from BankBoston for a $145.0 million senior secured credit facility to provide a portion of the Cash Merger Consideration and provide WinsLoew with working capital and an acquisition revolver after the Merger, and
(iii) a commitment letter from affiliates of the Trivest Partnerships for up to $75.0 million of equity financing. The Bear Stearns highly confident letter does not constitute a commitment or undertaking by Bear Stearns to place or purchase the senior subordinated notes and does not ensure the successful placement or completion of the offering of such notes; moreover, the Bear Stearns letter sets forth only its expectation as of March 29, 1999 with respect to its ability to arrange a sale of the notes in connection with the Merger. See "THE MERGER--Financing."

         On the morning of March 30, the Purchaser delivered to the Special Committee a letter stating that it was prepared to increase the purchase price by 10% from $30.00 per share to $33.00 per share. Such proposal was accompanied by copies of the Trivest equity commitment letter, the BankBoston senior secured financing commitment letter and the Bear Stearns highly confident letter with respect to the senior subordinated notes, as well as a proposed amendment to the Merger Agreement. The proposed amendment provided for the following: (i) an increase in the per share purchase price from $30.00 to $33.00; (ii) the deletion of the Purchaser's financing condition; (iii) a revised non-solicitation provision prohibiting the Special Committee's ongoing solicitations and negotiations with potential acquirors unless the Board determined that it had a fiduciary obligation to do so and that a Superior Proposal had been received; (iv) an increase in the termination fee from $6.0 million to $10.0 million and an increase in the maximum expense reimbursement from $1.2 million to $1.5 million; (v) the Purchaser's right to terminate the Merger Agreement and receive expense reimbursement up to $1.5 million and liquidated damages of $1.0 million if the Proxy Statement were not filed by April 12 (unless the delay resulted from the Purchaser's non-cooperation or the unavailability of required financial statements); (vi) the delivery of Mann Armistead's written fairness opinion by April 7; and (vii) the extension to July 15 of the date after which either the Company or the Purchaser can terminate the Merger Agreement without payment of the Termination Fee.

         On the morning of March 30, in connection with its $32.50 offer, Hancock Park delivered to the Special Committee (i) a letter from Desai Capital Management Incorporated to Mann Armistead dated March 30, 1999 stating their preparedness to provide the required equity capital for Hancock Park's acquisition of the Company and (ii) a letter from BT Alex.Brown Incorporated dated March 29, 1999 stating that BT Alex.Brown Incorporated was very interested in pursuing a transaction in which BT Commercial Corporation would underwrite, participate in and act as agent for a senior secured credit facility and in which BT Alex.Brown Incorporated would place senior subordinated debt and a preferred equity investment. Both letters were subject to the completion of due diligence.

         In the early afternoon of March 30, the Special Committee held a telephonic meeting with representatives of Balch & Bingham, Mann Armistead and PricewaterhouseCoopers. Representatives of Mann Armistead reported on the status of discussions with representatives of Hancock Park and the letters received from the proposed financing sources of each of the Purchaser and Hancock Park. Representatives of Balch & Bingham described the status of negotiations with representatives of Hancock Park with respect to a merger agreement. Representatives of Balch & Bingham reported that they had completed negotiating such an agreement, except for the termination fee. With the assistance of PricewaterhouseCoopers, the Special Committee discussed the Purchaser's $33.00 revised Merger proposal and Hancock Park's existing $32.50 offer and compared them on the basis of price and the ability to finance and consummate the proposed transactions. PricewaterhouseCoopers advised the Special Committee that based upon its investigation of the Purchaser and Hancock Park and its review of their revised offers and financing commitments, the Purchaser had more committed financing than Hancock Park. The Special Committee concluded that the Purchaser's $33.00 per share proposal was more favorable than Hancock Park's proposal on the basis of its higher per share purchase price and more committed financing than Hancock Park. The Special Committee determined to negotiate with the Purchaser regarding the termination fee and expense reimbursement provisions of the proposed amendment to the Merger Agreement. Members of the Special Committee also recommended to the Board that it authorize the Company to enter into an agreement to pay Hancock Park a fee if it submitted an offer higher than $33.00 per share, but such offer did not result in a transaction with Hancock Park.

         On the afternoon of March 30, the Board reconvened its March 18 meeting with all directors participating. As the first order of business, Mr. Smith provided an update with respect to the Special Committee's activities. Mr. Smith acknowledged receipt of Mr. Powell's letter dated March 29 providing for the proposed increase in the purchase price from $30.00 per share to $33.00 per share. He went on to express the Special Committee's desire that with the exception in the increase in the per share purchase price and the removal of the Purchaser's financing condition, the terms and conditions of the Merger Agreement remain unchanged. As the next order of business, Mr. Tesney made a presentation to the Board with respect to management's ongoing due diligence investigation of the Potential Transaction Party. The Chairman of the Board also confirmed that the Board would not be asked to make a final decision with respect to the proposed business combination with the Potential Transaction Party until the completion of such due diligence investigation.

         The members of the Board asked the Special Committee for its recommendation regarding the Purchaser's proposed amendment to the Merger Agreement. The Board meeting adjourned while the members of the Special Committee further considered the proposed amendment. The members of the Special Committee considered the reasonableness of providing for a higher termination fee in exchange for a 10% increase in the per share purchase price. In addition, the members of the Special Committee considered the Purchaser's expressed concern that it not be used simply to elicit higher offers from other bidders and its desire for increased certainty that the Company would consummate the Merger. In addition, Mann Armistead rendered its oral advice, later confirmed in writing in its opinion, subject to certain assumptions made, matters considered and limits on the review undertaken in connection with such opinion, that the $33.00 per share Cash Merger Consideration was fair from a financial point of view to the

Public Shareholders. Mann Armistead expressly advised the Special Committee that its favorable opinion on the fairness of the Purchaser's $33.00 offer did not imply a belief that such price was the highest price available. Following its deliberations, the Special Committee determined to recommend that the full Board approve the proposed amendment, subject to the deletion of the provision permitting the Purchaser to terminate the Merger Agreement and receive expense reimbursement up to $1.5 million and liquidated damages of $1.0 million if the Proxy Statement were not filed by April 12. The Special Committee unanimously concluded that the Merger Agreement, as so amended (including the $33.00 per share Cash Merger Consideration to be paid to the Public Shareholders), was substantively and procedurally fair to, and in the best interests of, the Public Shareholders and determined to recommend approval of the Merger Agreement, as so amended, to the full Board.

         Immediately thereafter, the Board meeting reconvened. After the Special Committee delivered its recommendation regarding the Merger Agreement, the Board unanimously approved the proposed amendment, subject to the foregoing change. All ten members of the Board unanimously approved and adopted the Merger Agreement, as so amended, recommended it to the shareholders and determined that the Merger, as so amended, is substantively and procedurally fair to, and in the best interests of, the Public Shareholders. The Board determined not to consider a fee arrangement with Hancock Park at that time. Prior to the opening of the market on March 31, the parties executed the Purchaser's proposed amendment to the Merger Agreement (without the provision permitting the Purchaser to terminate the Merger Agreement and receive expense reimbursement up to $1.5 million and liquidated damages of $1.0 million if the Proxy Statement were not filed by April 12) and issued a press release announcing its execution.

         On March 31, the Special Committee held a telephonic meeting with representatives of Balch & Bingham and Mann Armistead. Balch & Bingham summarized the non-solicitation provisions of the amended Merger Agreement, and the Special Committee directed Balch & Bingham and Mann Armistead to cease all discussions and negotiations with Hancock Park.

         On April 7, 1999, Mann Armistead delivered its written fairness opinion, dated April 7, 1999, to the Special Committee, together with the accompanying valuation analyses and other materials. A copy of such written materials has been filed as an exhibit to the Schedule 13E-3 filed with the Commission in connection with the Merger and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any shareholder or any representative of a shareholder who has been so designated in writing. A copy of such materials will be provided by the Company to any shareholder or any representative of a shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or such representative. See "Available Information."

         On April 9, the Special Committee received from Hancock Park a written, non-binding offer dated April 8 to acquire the Company for a per share purchase price of either (i) $34.00, provided that the Termination Fee under the Merger Agreement with the Purchaser was reduced from $10.0 million to $6.0 million, or
(ii) $33.50, if there was no such reduction. Such offer expressly stated that it would expire April 19, which date was subsequently extended until April 23. In addition, the offer was accompanied by copies of (i) a letter from BT Alex.Brown Incorporated that, as of April 7, 1999 and subject to certain conditions, BT Alex.Brown Incorporated was highly confident that it could arrange for the sale of up to $150.0 million aggregate principal amount of senior subordinated notes of WinsLoew in connection with the proposed transaction with Hancock Park, (ii) a commitment letter dated April 7, 1999 from BT Commercial Corporation for a senior secured credit facility of up to $100.0 million, subject to the completion of due diligence, (iii) a letter from BT Alex.Brown Incorporated that, as of April 7, 1999 and subject to certain conditions, it was willing to use its best efforts to act as underwriter or placement agent for the sale or placement of up to $20.0 million of preferred equity, (iv) a commitment letter dated April 8, 1999 from Private Equity Investors III, L.P., a private investment partnership managed by Desai Capital Management Incorporated, for up to $70.7 million of common equity financing, and (v) a revised version of the agreement and plan of merger previously negotiated with Hancock Park providing for the following changes: (A) an increase in the per share purchase price as described above; and (B) the deletion of Hancock Park's financing condition. The BT Alex.Brown Incorporated highly confident letter does not constitute a commitment to place or purchase senior subordinated notes and does not ensure the successful placement or completion of the offering of such notes; moreover, such letter sets forth only the expectation of BT Alex.Brown Incorporated as of April 7, 1999 with respect to its ability to arrange a sale of such notes.

         On April 12, the Board held a meeting with all directors participating. As the first order of business, the Board considered the April 8 offer from Hancock Park. After discussion, the Board authorized its representatives to direct Mann Armistead to advise the Board whether or not Hancock Park's April 8 offer constituted a "Superior Proposal" under the Merger Agreement. In addition, the Board authorized the engagement of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York ("Paul Weiss"), to assist the Board in evaluating its fiduciary duties in connection with Hancock Park's April 8 offer. As the next order of business, Mr. Tesney provided an update of management's ongoing due diligence investigation of the Potential Transaction Party.

         On April 19, the Board held a telephonic meeting with representatives of Paul Weiss. Paul Weiss provided the Board with an update regarding the most recent Hancock Park proposal and informed the Board that (i) the April 19 deadline had been extended to April 23 in order to permit the Board sufficient time to consider such proposal and (ii) if the Hancock Park proposal is determined to be a "Superior Proposal" under the Merger Agreement, the deadline will be further extended to permit the notice period required by the Merger Agreement. Following an appropriate motion, the Board unanimously authorized the Special Committee to evaluate the Hancock Park proposal and related financing in conjunction with Mann Armistead and PricewaterhouseCoopers. The Special Committee thereafter met with representatives of Paul Weiss and Balch & Bingham to further discuss their responsibilities under law and the terms of the Merger Agreement.

         Meetings of the Special Committee and the full Board were scheduled for April 22 to consider the advice of Mann Armistead and PricewaterhouseCoopers with respect to whether the Hancock Park proposal constituted a Superior Proposal under the Merger Agreement, as well as the Board's fiduciary duties in responding to such proposal.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

         THE SPECIAL COMMITTEE AND THE BOARD HAVE EACH UNANIMOUSLY DETERMINED THAT THE MERGER IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS. UPON THE SPECIAL COMMITTEE'S UNANIMOUS RECOMMENDATION, THE BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDED IT TO THE SHAREHOLDERS.

         The Special Committee met on approximately 19 occasions between January 7, 1999 and the date of this Proxy Statement, in person or by telephone conference, to consider and make recommendations with respect to the Merger and other possible strategic alternatives for the Company. The Special Committee was assisted in its deliberations by its (i) financial advisor, Mann Armistead,
(ii) its legal counsel, Balch & Bingham, and (iii) with respect to evaluating the financings to be used by the Purchaser and Hancock Park, PricewaterhouseCoopers. At a meeting held on March 30, 1999, the Special Committee determined that the Merger, including the Cash Merger Consideration to be paid to the Public Shareholders, was substantively and procedurally fair to, and in the best interests of, the Public Shareholders and recommended that the full Board approve the Merger Agreement.

         The material factors the Special Committee evaluated in determining that the Merger is substantively and procedurally fair to, and in the best interests of, the Public Shareholders are described below. Except as noted below, the Special Committee considered the following factors to be positive factors supporting its determination that the Merger is substantively and procedurally fair to, and in the best interests of, the Public Shareholders. In arriving at its decision, the Special Committee gave the most weight to:

                  (i) Mann Armistead's oral advice delivered to the Special Committee on March 30, 1999, which Mann Armistead confirmed in writing, that the $33.00 per share to be received by the Public Shareholders was fair to such holders from a financial point of view. Mann Armistead expressly advised the Special Committee that its favorable opinion on the fairness of the Purchaser's $33.00 offer did not imply a belief that such price was the highest price available. The full text of the written opinion of Mann Armistead dated April 7, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Appendix B and is incorporated herein by reference. The Company's shareholders are urged to and should read such opinion in its entirety. The Special Committee and the Board also considered Mann Armistead's oral advice to the Special Committee and its solicitation of more favorable proposals. See "--Opinion of the Financial Advisor." The Special Committee and the Board also considered the preliminary written materials and the conclusions and analyses of Mann Armistead in their presentations at the March 4 Special Committee and Board meetings. In their review of the analyses performed by Mann Armistead, the Special Committee and the Board did not study each of the separate analyses individually but rather relied upon the summary and conclusions of Mann Armistead that the analyses, taken as a whole, supported the conclusion that the Merger is fair to the Public Shareholders from a financial point of view. Based on Mann Armistead's nationally recognized expertise in the furniture manufacturing industry, its expertise and experience in the evaluation of businesses in connection with transactions similar to the Merger, its familiarity with WinsLoew's business, financial condition, results of operations and prospects, its solicitation process and negotiations with other potential acquirors, and its analyses and presentations related to the fairness opinion, the Special Committee and the Board believe that Mann Armistead's opinion as to the fairness of the Cash Merger Consideration to be received by the Public Shareholders was well supported and sound. The Board and the Special Committee believe that the Mann Armistead written report, oral presentations and opinion supported the Special Committee's and Board's fairness determination.

                  (ii) The premium (35.4%) by which the Cash Merger Consideration of $33.00 per share exceeds the closing price ($24 3/8 per share) of the Common Stock on the day prior to the Board meeting at which Mr. Powell stated that he, together with the other Trivest Investors and the Management Group, would be willing to submit a proposal to purchase the Company, the premium (22.2%) by which the Cash Merger Consideration exceeds the closing price ($27 per share) of the Common Stock on the last trading day prior to the announcement of the Merger proposal, the premium (78.4%) by which the Cash Merger Consideration exceeds the closing price ($18 1/2 per share) of the Common Stock on the date three months prior to such announcement and the fact that the Cash Merger Consideration is substantially in excess of the Company's book value per Share of $9.08 at December 31, 1998, or approximately 3.6 times such book value per share. See "--Opinion of Financial Advisor."

                  (iii) The low level of trading of the Common Stock on the Nasdaq National Market and the small number of shareholders of record (approximately 105 as of the Record Date). As a result, it is unlikely that a significant number of shareholders would be able to sell their Common Stock at the current market price. The Merger would provide each shareholder other than the Purchaser with cash for his or her shares.

                  (iv) The establishment of the Special Committee to make an independent determination as to the fairness of the Merger and to negotiate the terms of the Merger Agreement with representatives of the Purchaser, given the conflict of interest of the Trivest Directors and the Management Director.

                  (v) The terms and conditions of the Merger Agreement. In particular, the Special Committee considered the facts that: (a) from its initial execution on March 5 until its amendment on March 30, the Merger Agreement permitted the Special Committee to continue to solicit Superior Proposals and to engage in negotiations regarding Superior Proposals; (b) the Purchaser's obligation to consummate the Merger is not subject to any due diligence investigation by the Purchaser or any financing contingency; (c) the Merger Agreement does not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of discouraging competing bids; and (d) the Merger Agreement provides that, subject to the satisfaction of certain conditions, the Board may withdraw or modify its recommendation to the shareholders regarding the Merger and enter into an agreement with respect to a Superior Proposal, if such a transaction becomes available prior to the consummation of the Merger and the Board determines that it is necessary to do so in order to comply with its fiduciary duties. See "THE MERGER."

                  (vi) The fact that subsequent to the announcement on January 15 of the initial Merger proposal, the Special Committee has only received formal proposals for the acquisition of the Company from Hancock Park.

                  (vii) The fact that the furniture industry is cyclical and sensitive to changes in general economic conditions, consumer confidence and discretionary income, interest rate levels and credit availability and the effect of such factors on the market price of the Common Stock and management's ability to execute the Company's business strategy. In this connection, the Special Committee considered that the Company is subject to pressures from public shareholders and market professionals to maintain and grow earnings per share. The Special Committee believes that as a public company WinsLoew does not have adequate flexibility to consider business strategies that have long-term benefits but that may adversely impact earnings per share and the market price of the Common Stock in the short term.

                  (viii) The financial ability and willingness of the Purchaser to consummate the Merger. The Purchaser's obligation to consummate the Merger Agreement is not conditioned upon the Purchaser's having obtained financing for the Merger. In addition, the Special Committee, through its financial and legal advisors, discussed the proposed equity and debt financing with representatives of the

         Purchaser, BankBoston and Bear Stearns. In this connection, the Special Committee reviewed (A) a commitment letter for up to $75.0 million in equity financing from affiliates of the Trivest Partnerships, (B) a commitment letter for a $145.0 million senior secured credit facility for debt financing for the Merger supplied by BankBoston, and (C) a letter from Bear Stearns that, as of March 29 and subject to certain conditions, it was highly confident that it could arrange for the sale of $130.0 million aggregate principal amount of senior subordinated notes for additional debt financing for the Merger. Based on the foregoing, the Special Committee viewed as remote the risk that the Merger Agreement would not be consummated. The Special Committee believed that the likelihood of financing, combined with the proven track record of the Trivest affiliates in consummating acquisition transactions, particularly compared to Hancock Park, was a significant positive factor in its determination that the Merger is fair to the Public Shareholders.

                  (ix) Actual or potential conflicts of interest to which certain officers and directors of the Company and their affiliates are subject in connection with the Merger, as follows:

                  o The Special Committee considered that the Trivest Directors, who together with the Existing Trivest Shareholders, hold approximately 29.3% of the outstanding shares of Common Stock, have expressed their intention to vote all such shares in favor of the Merger and further noted that approximately 95.7% of such shares (including all of the shares held by the Existing Trivest Shareholders) would be converted into the right to receive the Cash Merger Consideration on the same terms as the Public Shareholders, and only 4.3% would be contributed for Purchaser common stock. Moreover, none of the Existing Trivest Shareholders will have a direct or indirect interest in WinsLoew after the Merger. The Special Committee viewed this high degree of "sell-side" participation by affiliates of Trivest, with respect to whom Mr. Powell and other Trivest affiliates also had fiduciary obligations, as a positive factor in its determination that the Merger is fair to the Public Shareholders.

                  o Similarly, the Special Committee considered that the members of the Management Group, who together hold approximately 3.0% of the outstanding shares of Common Stock, have expressed their intention to vote all of such shares in favor of the Merger and further noted that approximately 63.30% of such shares would be converted into the right to receive the Cash Merger Consideration on the same terms as the Public Shareholders, and only 36.7% would be contributed for Purchaser common stock. Furthermore, cash investment in the Purchaser by members of the Management Group is limited to approximately $422,000. The Special Committee considered that the rollover of a larger portion of the Management Group's Common Stock or substantial cash investment in the Purchaser would indicate a level of confidence in the Company's prospects that might be inconsistent with the Special Committee's assessment of the Company's prospects.

                  o The Special Committee considered that after the Merger, the Trivest Directors will beneficially own approximately 96.0% of the Company and that the members of the Management Group will beneficially own approximately 4.0% of the Company. The Special Committee considered these conflicts of interest to be a negative factor in its determination that the Merger is fair to the Public Shareholders.

                  o The Special Committee further considered that members of the Management Group will enter into new employment agreements with WinsLoew replacing their existing employment agreements with the Company, and that such new employment agreements will provide for the payment of substantially the same base salaries and annual cash bonuses as their existing employment agreements. The Special Committee considered these conflicts of interest to be a negative factor in its determination that the Merger is fair to the Public Shareholders.

         In addition to the factors referred to in subparagraphs (i) through
(ix) above, the other material factors considered by the Special Committee in reaching the fairness determination are as follows:

                  (i) The adequacy of the information regarding the Company which the Special Committee and its financial and legal advisors had been provided. The members of the Board and the Special Committee have knowledge of and a familiarity with the business, financial condition, existing assets, results of operations and prospects of the Company, as well as the industry, the risks associated with achieving its projected operating results, and the impact on the Company of general economic and market conditions. Based on such knowledge and general knowledge about stock market values, the members of the Board and the Special Committee believed that management's projections considered by Mann Armistead and the Special Committee (see "CERTAIN FORWARD LOOKING INFORMATION") were reasonable and supported the Board's and the Special Committee's fairness determination.

                  (ii) Under Florida law, WinsLoew shareholders have no right to an appraisal of the value of their shares in connection with the Merger. The Special Committee considered this to be a negative factor in its determination that the Merger is fair to the Public Shareholders.

         In view of the wide variety of factors considered in connection with their evaluation of the Merger Agreement, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their respective determinations. In considering each such factor, the Special Committee and the Board specifically took note of the following points:

         With respect to factor (i) above, the Special Committee and the Board considered the fact that Mann Armistead reviewed the projections prepared by management with respect to net sales, operating income, net income, earnings per share and other items. See "CERTAIN FORWARD LOOKING INFORMATION." In addition, at the February 17 and March 4 meetings of the Special Committee, members of the Special Committee asked representatives of Mann Armistead to elaborate generally upon the methodologies on which its analyses were based.

         With respect to factors (ii) and (iii) above, although the Special Committee, the Board and Mann Armistead took note of the market price of the Common Stock, none of such persons relied exclusively upon the current or historical market prices of the Common Stock in making its determination with respect to the fairness of the Cash Merger Consideration, given the fact that the Common Stock has been and continues to be thinly traded. The Special Committee concluded that the Merger would give the Public Shareholders, particularly those holding a large number of shares of Common Stock, an opportunity to realize immediate value for their Common Stock at a substantial premium. The Special Committee recognized that while consummation of the Merger would result in the shareholders being entitled to receive $33.00 in cash per share, it also would eliminate the opportunity for the Public Shareholders (other than the Eligible Employees) to participate in the future growth, if any, of the business of WinsLoew and potential market appreciation in the Common Stock. The Special Committee concluded that, based on the discount historically applied by the market to the Common Stock, it was unlikely that future trading value would compare favorably with the $33.00 per share payable in the Merger. Thus, on balance and considering WinsLoew's future prospects, as well as its historical results of operations, the Special Committee concluded that the uncertain prospect for future appreciation did not justify depriving WinsLoew's shareholders of the opportunity to obtain an immediate cash premium for their Common Stock. In light of these conclusions and the other matters discussed below, the Special Committee determined that the $33.00 Cash Merger Consideration was fair and presented the shareholders with an attractive opportunity and potentially greater benefit than maintaining their ownership interest in WinsLoew.

         With respect to factors (iv), (v), (vi) and (ix) above, the Special Committee considered the fact that the obligation of the Company to consummate the Merger is not conditioned upon the favorable vote of a majority of the Public Shareholders, even though the Merger may not be considered to be at "arm's length" because the Trivest Directors and the members of the Management Group are (x) affiliates of the Company and also (y) parties to the Merger Agreement with different interests than the Company. Notwithstanding the absence of such a voting requirement, the Special Committee believes that the procedure that was followed in determining the purchase price to be paid to the shareholders of the Company was fair to the Public Shareholders. As described above, the ten-person

Board of Directors of the Company (one of whom is the Management Director and four of whom are the Trivest Directors) appointed as the only members of the Special Committee the five non-employee directors who were independent of the Management Group and the Trivest Partnerships. The terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of the Purchaser, on the other. Moreover, from its initial execution on March 5 until its amendment on March 30, the Merger Agreement permitted WinsLoew to (x) solicit Superior Proposals and (y) negotiate on behalf of the Company with third parties with respect to Superior Proposals. As amended, the Merger Agreement permits WinsLoew to (i) withdraw or modify its recommendation to the shareholders regarding the Merger, (ii) enter into an agreement with respect to, or approve, a Superior Proposal or (iii) terminate the Merger Agreement, so long as the Board determines in each case (i), (ii) or (iii) that it is necessary to do so in order to comply with its fiduciary duties and notifieds the Purchaser that it has received a Superior Proposal. In addition, the Merger Agreement contains provisions (without which the Special Committee believes the Purchaser would not have entered into the Merger Agreement) imposing upon the Company the Termination Fee and expense reimbursement obligations that, in the view of the Special Committee, are reasonable and would not have the effect of discouraging competing bids. (See "THE MERGER--Nonsolicitation Covenant). Thus, although the Merger is not structured to require approval of a majority of the unaffiliated shareholders (which the Special Committee considered to be a negative factor), the Special Committee nevertheless believes, as of the date of this Proxy Statement and for the reasons set forth above, that the Merger is procedurally fair to the Public Shareholders.

         The Special Committee also noted that approximately 35.8% of the outstanding shares of Common Stock are held of record by persons who have expressed their intention to vote their shares of Common Stock in favor of the Merger, including members of the Management Group, members of the Board, the Existing Trivest Shareholders and other individuals associated or affiliated with the Trivest Partnerships. The Special Committee further noted that approximately 97.6% of such shares would not be rolled over into shares of Purchaser common stock, but rather would be converted into the Cash Merger Consideration pursuant to the Merger on the same terms as the Public Shareholders. The Special Committee viewed this as a significant positive factor in its determination that the Merger is fair to the Public Shareholders.

         Based on the foregoing, on March 30, 1999, the Special Committee unanimously determined that the Merger is substantively and procedurally fair to, and in the best interest of, the Public Shareholders and recommended to the Board approval of the Merger Agreement and that it be recommended to the shareholders of the Company.

         The Board unanimously approved the Merger on March 30, 1999 and determined that the Merger is substantively and procedurally fair to, and in the best interest of, the Public Shareholders and resolved to recommend it to the Company's shareholders.

         THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE MERGER.

OPINION OF THE FINANCIAL ADVISOR

         Mann Armistead delivered its written opinion to the Special Committee to the effect that the Cash Merger Consideration to be received by the Public Shareholders in the Merger is fair to such holders from a financial point of view.

         Mann, Armistead was retained by the Special Committee of the Board of Directors of WinsLoew pursuant to the Engagement Letter dated January 19, 1999. Mann Armistead is a recognized investment banking firm regularly engaged in the valuation of private and public businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for estate, corporate and other purposes and acting as financial advisor in connection with other forms of strategic corporate transactions. Mann Armistead is actively involved in securities research on the furniture industry. The Special Committee selected Mann Armistead as its financial advisor because it is a nationally known investment banking firm with expertise in the furniture industry, its experience in transactions similar to the Merger and because it is familiar with WinsLoew and its business.

         As part of its role as financial advisor to the Special Committee, Mann Armistead was asked by the Special Committee to render an opinion to the Special Committee as to whether the consideration to be received by the Public Shareholders is fair to the Public Shareholders from a financial point of view. In addition, Mann Armistead was instructed by the Special Committee to solicit superior proposals from both strategic and financial buyers. On March 4, 1999, Mann Armistead rendered to the Special Committee an oral opinion, which was to be subsequently confirmed by a written opinion on the same date that the $30.00 per share consideration described in the original Merger Agreement was fair, from a financial point of view to the Public Shareholders of WinsLoew.

         On March 30, the Special Committee received a proposed amendment to the Merger Agreement. Among other things, the amendment increased the consideration to WinsLoew shareholders to $33.00 per share, removed the financing contingency and required the immediate termination of any discussions and negotiations with other potential buyers, subject to the Board's fiduciary duties. On March 30, the Special Committee unanimously approved the amendment, subject to certain changes. Mann Armistead's written opinion dated April 7, 1999, states that as of such date, and based upon and subject to certain matters stated therein, the $33.00 per share Cash Merger Consideration described in this Proxy Statement was fair, from a financial point of view, to the Public Shareholders of WinsLoew. Pursuant to the requirements of the amended Merger Agreement, on March 31, the Special Committee instructed Mann Armistead to discontinue its process to solicit superior offers from third parties.

         The full text of Mann Armistead's written opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix B to this Proxy Statement and is incorporated herein by reference, and the Company's shareholders are urged to carefully read such opinion in its entirety. The summary of the opinion of Mann Armistead set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion attached. Mann Armistead's opinion is directed only to the fairness, from a financial point of view, of the Cash Merger Consideration as described herein, to the Public Shareholders of WinsLoew.

         Mann Armistead's opinion is addressed to the Special Committee of the Board of Directors of WinsLoew and does not constitute a recommendation as to how any shareholder of WinsLoew should vote with respect to the Merger. The opinion of Mann Armistead does not address (i) the relative merits of the Merger and the other business strategies or transactions with third parties considered by the Board of Directors or the effect of any such other transaction, (ii) the Board's decision to proceed with the merger to the exclusion of other transactions, or (iii) the value of the shares of WinsLoew's common stock held by the Purchaser or fairness of any consideration being received by the Purchaser in the merger.

         Mann Armistead was not requested by the Special Committee to make, nor did Mann Armistead make, any recommendation as to the amount of the consideration to be received by the Public Shareholders. With the exception of the instruction on March 31 to cease discussions with other interested third parties, no limitations were imposed by the Special Committee with respect to procedures followed or the investigations made by Mann Armistead in rendering its opinions.

         Mann Armistead reviewed certain financial, businesses and other information that was publicly available or furnished to Mann Armistead by WinsLoew, including: (1) WinsLoew's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the years ended December 31, 1994 through December 31, 1998; (2) certain publicly available information with respect to historical market prices and trading activities for WinsLoew's common stock and for certain publicly traded furniture industry companies which Mann Armistead deemed relevant; (3) certain mergers and acquisitions in the furniture industry; (4) other financial information concerning the business and operations of WinsLoew including certain financial analyses and forecasts for WinsLoew prepared by senior management; and (5) such other financial studies, analyses, securities research, inquiries and other matters as Mann Armistead deemed necessary. In addition, Mann Armistead discussed the business and prospects of WinsLoew with members of senior management and visited several of the Company's operating facilities.

         In connection with its review, Mann Armistead relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including the representations and warranties of WinsLoew included in the Merger Agreement, and Mann Armistead has not assumed any responsibility for independent verification of such information. Mann Armistead relied upon the senior management of WinsLoew as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefore, provided to Mann Armistead, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of WinsLoew's senior management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such senior management. Mann Armistead did not undertake any independent valuation or appraisal of the real estate owned by WinsLoew.

         In rendering its opinion, Mann Armistead conducted a solicitation process and performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness of the Cash Merger Consideration, from a financial point of view, to holders of the WinsLoew common stock was to some extent a subjective one based on the experience and judgment of Mann Armistead and not merely or only the result of mathematical analysis of financial data. Accordingly, not withstanding the separate factors summarized below, Mann Armistead believes that its analyses must be considered as a whole and that selecting certain portions of its analyses and of the factors contained therein, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The Mann Armistead opinion is based on market, economic and other conditions as they existed and should be evaluated as of the date of the Mann Armistead opinion.

         The following is a summary of the material analyses performed by Mann Armistead in connection with its opinion expressed herein:

         (A) OFFER VALUATION: Using publicly available information, Mann Armistead analyzed, among other things, the market value and trading multiples of the Company and the following selected publicly traded companies in the furniture industry: Falcon Products, Inc.; Kimball International, Inc.; LADD Furniture, Inc.; Meadowcraft, Inc.; Pulaski Furniture Corp.; and Shelby Williams Industries, Inc. (collectively the "Selected Companies"). Mann Armistead compared market values of, among other things, current equity value and adjusted market value (equity value, plus total debt, less cash and cash equivalents) as multiples of the latest 12 months net income, earnings before interest and taxes (EBIT) and shareholders' equity. Based on the above described analysis, Mann Armistead determined the Selected Companies (based on a closing stock price date of April 1, 1999) rendered on average a multiple range of 9.2 times net income, 6.8 times EBIT and 1.3 times shareholders' equity.

                           When compared to the merger consideration value of
                  $33.00 per share, Mann Armistead determined, based on WinsLoew's financial results for the fiscal year ended December 31, 1998, the offer to equate to 14.3 times net income, 8.5 times EBIT and 4.0 times shareholders' equity. Based on this information, Mann Armistead determined the merger consideration to represent a premium value when compared to the Selected Companies.

                           Mann Armistead reviewed the terms of the Merger
                  Agreement, based on a per share Cash Merger Consideration value of $33.00 per share for WinsLoew's common stock, and determined such offer to represent a premium, based on market closing stock prices for WinsLoew for the following dates noted: of 22.2% as of January 15, 1999 (based on $27.00 per share), the last trading date immediately preceding the announcement of the offer from the Purchaser; of 29.4% as of January 8, 1999 (based on $25.50 per share), the date one week prior to such announcement; and of 78.4% as of October 15, 1998 (based on $18.50 per share), the date three months prior to the announcement.

         (B) SOLICITATION PROCESS: After being retained by the Special Committee, Mann Armistead prepared a descriptive memorandum on WinsLoew, suggested a list of potential acquirors which was approved by the Special Committee and began the solicitation process to determine if there were other potential buyers who might pay more than the original offer of $30.00 per share.

                           Mann Armistead contacted 32 potential acquirors of
                  whom 11 indicated an interest in receiving additional information. From that group, only one, Hancock Park, submitted to the Special Committee a formal proposal. The proposal provided for an all cash offer of $32.50 per share, subject to, among other things, the successful completion of its financing efforts. The Special Committee instructed Mann Armistead to investigate Hancock Park's financing sources in order to determine the probability of closing a transaction with Hancock Park. Mann Armistead accompanied Hancock Park on its due diligence visits to WinsLoew's headquarters in Birmingham, Alabama and to the Loewenstein operation in Pompano Beach, Florida. During these visits, Mann Armistead had the opportunity to discuss financing with Hancock Park and its advisor, BT Alex.Brown Incorporated, as well as its equity partner, Desai Capital Management Incorporated. On March 30, Mann Armistead received letters from BT Alex.Brown and Desai Capital Management Incorporated indicating their level of support for financing the Hancock Park proposal. Also on March 30, the Special Committee received a proposed amendment to the Merger Agreement from the Purchaser which, among other things, increased its offer from $30.00 to $33.00 per share, removed the financing contingency and required the Company and its advisors to immediately cease discussions and negotiations with other potential acquirors, including Hancock Park, subject to the Board's fiduciary duties. On that same day, the Special Committee recommended the amendment to the Board, and the amendment was executed. Mann Armistead, in accordance with the Special Committee's instructions and the amended Merger Agreement, ceased discussions with Hancock Park and other potential acquirors as of that date. Mann Armistead expressly advised the Special Committee that its favorable opinion on the fairness of the Purchaser's $33.00 offer did not imply a belief that such price was the highest price available.

                           On April 9, the Special Committee received from
                  Hancock Park a written, non-binding proposal for an all cash offer to acquire the Company for a per share purchase price of either (i) $34.00, provided that the Termination Fee under the Merger Agreement with the Purchaser was reduced from $10.0 million to $6.0 million, or (ii) $33.50, if there was no such reduction. Such offer expressly stated that it would expire April 19, which date was subsequently extended until April 23. In addition, the proposal was accompanied by copies of letters from BT Alex. Brown Incorporated and an affiliate of Desai Capital Management Incorporated indicating their level of support for financing the proposal. On April 12, the Board authorized its representatives to direct Mann Armistead to advise the Board whether or not Hancock Park's April 8 proposal constituted a "Superior Proposal" under the Merger Agreement.

         (C) DISCOUNTED CASH FLOW ANALYSIS: Using a discounted cash flow analysis, Mann Armistead estimated the net present value of the future streams of after-tax cash flow that WinsLoew could produce on a stand alone basis for the fiscal year end periods 1999-2002 and a terminal multiple value was utilized to determine value. For this analysis, Mann Armistead considered various scenarios for the performance of the WinsLoew Common Stock using (i) the sales revenue, net income and cash flow projections as supplied by WinsLoew's senior management (see "CERTAIN FORWARD LOOKING INFORMATION"), (ii) a range of 8.2 times to 10.2 times earnings as the terminal value of WinsLoew's Common Stock (a range determined by using the midpoint of the Selected Companies net income multiple analysis), and (iii) a range of discount rates from 9.0% to 11.0%. The estimates and ranges used in this analysis were chosen based upon what Mann Armistead, in its judgment, considered to be appropriate taking into account, among other things, WinsLoew's past and current financial performance, the general level of inflation, and rates of return generally required in the marketplace for companies with similar risk profiles. In considering the average of the above described range, the present value of a share of WinsLoew's Common Stock was calculated to be less than that of the Cash Merger Consideration.

         (D)      ANALYSIS OF SELECTED FURNITURE INDUSTRY ACQUISITION
                  TRANSACTIONS: Mann Armistead undertook a review of publicly available information regarding selected acquisitions in the furniture industry but did not find any transactions which were in its opinion comparable to the Merger. Most of the acquisitions occurring within the industry are those involving private companies and complete financial information was not generally available.

         The summary set forth does not purport to be a complete description of the analysis or data utilized by Mann Armistead in the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Mann Armistead based its analyses on assumptions that it deemed reasonable, including assumptions concerning WinsLoew, general overall business and economic conditions and industry related factors.

         In the ordinary course of business, Mann Armistead has provided securities research coverage on WinsLoew. Mann Armistead has ceased such coverage since its engagement by the Company in connection with the Merger.

         Pursuant to the Engagement Letter, the Company retained Mann Armistead to assist the Special Committee by (i) evaluating the Merger proposal, (ii) soliciting and evaluating other potential buyers for the Company as instructed by the Special Committee, (iii) participating in negotiations related to the possible sale of the Company and (iv) providing its fairness opinion. Pursuant to the terms of the Engagement Letter, the Company agreed to pay Mann Armistead a fee as follows: (i) if the Trivest Investors and the Management Group purchased the Company for $30.00 per share, then the Company would have paid Mann Armistead a fee of $350,000; and (ii) if (A) the Trivest Investors and the Management Group purchased the Company for a per share price in excess of $30.00 or (B) the Company was purchased by any buyer contacted by Mann Armistead, then the Company would pay Mann Armistead a fee equal to 0.7% of the purchase price for the Company (including cash payments in respect of outstanding stock options). As of the date of this Proxy Statement, the Company has paid Mann Armistead $105,000, plus expenses, and, upon consummation of the Merger, has agreed to pay Mann Armistead an additional $1,731,000 pursuant to the Engagement Letter. The Company has agreed to reimburse Mann Armistead for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Mann Armistead against certain liabilities, including certain liabilities under the federal securities laws.

         Prior to the Company's engagement of Mann Armistead under the Engagement Letter, the Company had retained Mann Armistead in June 1997 in connection with the possible sale of its Continental Engineering Group, Inc. subsidiary and in May 1998 in connection with the possible sale of the Company to the Potential Acquiror or another specified publicly held furniture manufacturer. Pursuant to a letter dated June 30, 1997, as amended by a letter dated November 17, 1997, the Company engaged Mann Armistead to act as the Company's investment banker in connection with the possible sale of the stock of Continental Engineering Group, Inc. The Company sold its Continental Engineering Group, Inc. subsidiary in June 1998 and paid Mann Armistead a fee of $193,000 in connection therewith. Pursuant to a letter dated May 7, 1998, the Company engaged Mann Armistead to act as the Company's investment banker in connection with the possible sale of the Company to the Potential Acquiror or another specified publicly held furniture manufacturer for a fee of 0.6% of the aggregate consideration, subject to a minimum fee of $1.0 million. No agreement with respect to such a sale was ever reached, and the Company has had no contact with either entity since July 1998, except that Mann Armistead contacted the Potential Acquiror as part of its solicitation process. As a result of such engagement, the Company reimbursed Mann Armistead for expenses, but did not pay Mann Armistead any fees. See "--Background of the Merger--Past Contracts, Transactions and Negotiations."

         Except as described herein, neither Mann Armistead nor any of its affiliates has performed any investment banking or other financial services for, or had any material financial relationship with the Company during the two years preceding the date hereof.

PURPOSE AND REASONS OF THE AFFILIATES FOR THE MERGER

         The purpose of the Affiliates for engaging in the transactions contemplated by the Merger Agreement is to acquire, together with any Eligible Employees, 100% of the ownership of the Company. The Affiliates believe that as a private company WinsLoew will have greater flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. In addition, the Affiliates regard the acquisition of the Common Stock in the Merger as an attractive investment opportunity because they believe that WinsLoew's future business prospects are favorable and that the substantial increase in the debt to equity ratio of WinsLoew after the Merger, although importing greater investment risks, will create the potential for the shareholders' equity value of WinsLoew to increase more rapidly on a percentage basis than the shareholders' equity value of an identical corporation with a larger equity base and less debt. After the Merger, the Trivest Investors and the Management Group could earn a substantial return on their equity investment in WinsLoew. While the Trivest Investors and the Management Group are looking to achieve substantial returns on their investment in WinsLoew, they believe that such returns are available only to those investors who are willing to bear the substantial risks associated with a highly leveraged investment. Each believes that the discount on the potential future value of WinsLoew that may be applied to reflect such risk from a point of view of the Public

Shareholders is necessarily different from the discount applied by the members of the Trivest Investors and the Management Group who will own a significant interest in a privately held company and who accordingly will be able to closely and directly monitor and influence the performance of their investment.

         Immediately prior to the Merger, the Trivest Investors, the Management Group and the Eligible Employees will acquire equity interests in the Purchaser by purchasing shares of Purchaser common stock or contributing to the Purchaser shares of WinsLoew Common Stock in exchange for shares of Purchaser common stock as follows:

         THE TRIVEST INVESTORS. The Trivest Investors together beneficially own, in the aggregate, approximately 29.8% of the outstanding Common Stock, including 23.7% that is held of record by the Existing Trivest Shareholders. The Trivest Partnerships do not currently hold any Common Stock. See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT." The individual Trivest Investors will contribute an aggregate of 90,909 shares of Common Stock (valued at $33.00 per share with an aggregate value of approximately $3.0 million) in exchange for shares of Purchaser common stock, and the Trivest Partnerships will purchase additional shares of Purchaser common stock for approximately $69.0 million in cash, such that the total amount of the Trivest Investors' contribution to the Purchaser will be approximately $72.0 million, representing approximately 96.0% of the outstanding Purchaser common stock and, after the Merger, outstanding WinsLoew Common Stock, provided, that the cash portion of such contribution from the Trivest Partnerships is subject to reduction by an amount equal to the cash and the aggregate value (at $33.00 per share) of the shares of Common Stock contributed to the Purchaser by the Eligible Employees. Since the Trivest Partnerships do not currently hold any shares of Common Stock, all shares of Common Stock contributed to the Purchaser will be from the individual Trivest Investors. See "--Conflicts of Interest--Post-Merger Ownership and Control of the Purchaser" and "THE MERGER -- Financing."

         THE MANAGEMENT GROUP. The members of the Management Group beneficially own, in the aggregate, approximately 6.1% of the outstanding Common Stock. See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT." The members of the Management Group will contribute to the Purchaser an aggregate of 79,031 shares of Common Stock (valued at $33.00 per share with an aggregate value of approximately $2.6 million) in exchange for shares of Purchaser common stock and will purchase additional shares of Purchaser common stock for approximately $422,000 in cash, such that the total amount of the Management Group's contribution to the Purchaser will be approximately $3.0 million, representing approximately 4.0% of the outstanding Purchaser common stock, and, after the Merger, outstanding WinsLoew Common Stock. See "--Conflicts of Interest--Post-Merger Ownership and Control of the Purchaser" and "THE MERGER -- Financing."

         THE ELIGIBLE EMPLOYEES. Approximately 35 Eligible Employees of WinsLoew (not including members of the Management Group) will individually be offered the opportunity to purchase shares of common stock of the Purchaser and/or contribute any or all of their shares of Common Stock to the Purchaser in exchange for Purchaser common stock.

         As a result of the Merger the following Affiliates are expected to change their percentage beneficial ownership of the common equity of WinsLoew, on a fully diluted basis, as follows: Messrs. Powell and George, from an aggregate of approximately 29.8% to 96.0%; and the Management Group, from an aggregate of approximately 6.1% to 4.0%. Such post-Merger percentages for Messrs. Powell and George include approximately 92.0% to be acquired by the Trivest Partnerships in the Merger. Such Affiliates' interests in WinsLoew's net book value and net earnings will increase correspondingly. See "SELECTED CONSOLIDATED FINANCIAL DATA." Payments in connection with the Merger and related financing will reduce substantially WinsLoew's net book value and net earnings. See "THE MERGER--Financing."

         In order to provide a prompt and orderly transfer of ownership of WinsLoew from the current shareholders to the Trivest Investors and the members of the Management Group, in light of relevant financial, legal, tax and other considerations, and to facilitate the required financing for the transaction, the acquisition has been structured as a merger pursuant to which, if the Merger Agreement is adopted by the requisite vote of the shareholders, the

Purchaser will be merged with and into WinsLoew, and all of the outstanding shares of Common Stock (other than shares held by the Purchaser) will be converted into the right to receive the Cash Merger Consideration, without interest.

         While the Trivest Investors and the members of the Management Group did not consider any alternatives to the Merger with respect to the Company, representatives of the Company, including members of the Management Group and the Trivest Directors, have had discussions with third parties regarding possible business combinations, sales or acquisitions of assets and other transactions. See "SPECIAL FACTORS--Background of the Merger--Past Contracts, Transactions and Negotiations" and "BUSINESS OF THE COMPANY--Background--Recent Developments."

         While the Trivest Investors and the members of the Management Group believe that there will be significant opportunities associated with their investment in WinsLoew, there are also substantial risks that such opportunities may not be fully realized.

POSITION OF THE AFFILIATES AS TO FAIRNESS OF THE MERGER

         Each of the Affiliates has considered the analyses and findings of the Special Committee and the Board (described in detail in "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the Public Shareholders of the Company. As of the date of this Proxy Statement, each of the Affiliates adopts the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger is both procedurally and substantively fair to, and in the best interest of, the Company's Public Shareholders; provided that no opinion is expressed as to the fairness to any shareholder making an investment in the Purchaser. The Trivest Directors have financial interests in the Merger and the members of the Management Group have financial and employment interests in the Merger. See "SPECIAL FACTORS--Conflicts of Interest."

CONFLICTS OF INTEREST

         In considering the recommendations of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of WinsLoew and affiliates and associates of these officers and directors are Trivest Investors or members of the Management Group or otherwise have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described under "--The Special Committee's and the Board's Recommendation." The Special Committee considered the Management Group's conflicts of interest to be a negative factor in its determination that the Merger is fair to the Public Shareholders.

         POST-MERGER OWNERSHIP AND CONTROL OF WINSLOEW. It is anticipated that immediately after the Merger the following individuals and entities will beneficially own the number of shares of common stock of the Purchaser shown in the following table, which are to be issued in exchange for cash or shares of WinsLoew Common Stock contributed prior to the Merger. See "--Purpose and Reasons of the Affiliates for the Merger." The table does not reflect the beneficial ownership of any shares of common stock of the Purchaser by Eligible Employees. To the extent any of the Eligible Employees accept the Purchaser's offer to issue to them shares of common stock of the Purchaser in exchange for shares of Common Stock or for cash, the share numbers and percentages shown in the following table for Trivest Equities, Inc. will decrease.


                                                   NUMBER OF SHARES OF          PERCENTAGE OF PURCHASER
                                                  PURCHASER COMMON STOCK             COMMON STOCK
           NAME OF BENEFICIAL OWNER                BENEFICIALLY OWNED(1)           BENEFICIALLY OWNED
           ------------------------               ----------------------        -----------------------
Trivest Equities, Inc. (2).................             68,970,000                        92.0%
Trivest Directors (3)
    Earl W. Powell (4).....................             70,970,000                        94.6%
    Phillip T. George, M.D. (5)............             69,970,000                        93.3%
      Trivest Investors Subtotal...........             71,970,000                        96.0%
Management Group (3)
    Bobby Tesney...........................              1,000,000                         1.3%
    R. Craig Watts.........................                750,000                         1.0%
    Vincent A. Tortorici, Jr...............                600,000                         0.8%
    Stephen C. Hess........................                500,000                         0.7%
    Jerry Camp.............................                180,000                         *
      Management Group Subtotal............              3,030,000                         4.0%
                                                        ----------                      ------
         Total.............................             75,000,000                      100.00%

------------------

(1) Except as otherwise indicated below, all shares are owned directly and each person has sole voting and investment power with respect to all shares.

(2) Includes 31,824,000 shares to held of record by Trivest Furniture Partners, Ltd. and 37,146,000 shares to be held of record by Trivest Fund II Group, Ltd. Such entities do not currently own shares of Common Stock. Trivest Equities, Inc. serves as the sole general partner of each of (i) Trivest Fund II Group, Ltd., a privately-held investment partnership, and (ii) Trivest Furniture, Ltd., which in turn is the sole general partner of Trivest Furniture Partners, Ltd., a privately-held investment partnership. Messrs. Powell and George are executive officers and the sole directors of Trivest Equities, Inc. Mr. Powell is its controlling shareholder. Each Trivest Director is also an indirect investor in such Trivest Partnerships. See "CERTAIN INFORMATION CONCERNING THE PURCHASER AND OTHER AFFILIATES."

(3) See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT" for number of shares of Common Stock and percentage of Common Stock beneficially owned before the Merger by these persons.

(4) Includes 2,000,000 shares to be held of record directly, 37,146,000 shares to be held of record by Trivest Furniture Partners, Ltd. and 31,824,000 shares held of record by Trivest Fund II Group, Ltd. See note
       (2) above.

(5) Includes 1,000,000 shares to be held of record directly, 37,146,000 shares to be held of record by Trivest Furniture Partners, Ltd. and 31,824,000 shares held of record by Trivest Fund II Group, Ltd. See note
       (2).

         Following the consummation of the Merger, the members of the Management Group will continue as executive officers of the Company, and Mr. Tesney will continue to serve on the Board of Directors of the Company.

         The Board of Directors of the Company after the Merger will be comprised of Messrs. Powell, George, Kaczynski, Klein and Tesney. The Trivest Investors are expected to beneficially own approximately 96.0% of the shares of WinsLoew Common Stock after the Merger and by virtue of such ownership will be able to designate all members of its Board of Directors.

         CASH PAYMENTS TO THE TRIVEST DIRECTORS AND MEMBERS OF THE MANAGEMENT GROUP. Shares of Common Stock held by the Trivest Directors and the members of the Management Group that are not contributed to the Purchaser will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of the Company. See "--Purpose and Reasons of the Affiliates for the Merger." The Trivest Directors and the members of the Management Group will also receive cash on the same basis as all other optionees for the Aggregate Unrealized Gain on any stock options they hold. Prior to the Effective Time, WinsLoew has agreed, pursuant to the terms of the Merger Agreement, to take all necessary action to cancel all outstanding options to purchase Common Stock, whether or not exercisable. See "THE MERGER--Cash-out of WinsLoew Stock Options" and "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT." Under the terms of the Merger Agreement, all outstanding options will be terminated (whether or not exercisable) and each holder thereof will receive an amount in cash equal to the Aggregate Unrealized Gain on such options on the same basis as other holders of WinsLoew stock options. As of April 1, 1999, there were options outstanding to purchase an aggregate of 765,400 shares of Common Stock at a weighted average exercise price of $10.34 per share, all of which have an exercise price per share of less than $33.00.

         The following table sets forth information as of April 1, 1999 as to the shares of Common Stock and the options to purchase shares of Common Stock (whether or not exercisable) held by members of the Management Group and the Trivest Directors for which cash payments will be received upon consummation of the Merger.


                                               AMOUNT OF CASH                                       TOTAL AMOUNT OF
                                               TO BE RECEIVED                      AMOUNT OF CASH      CASH TO BE
                               SHARES NOT      FOR SHARES NOT        SHARES        TO BE RECEIVED    RECEIVED UPON
TRIVEST DIRECTOR OR          CONTRIBUTED TO    CONTRIBUTED TO      UNDERLYING        FOR STOCK      CONSUMMATION OF
MANAGEMENT GROUP MEMBER         PURCHASER         PURCHASER      STOCK OPTIONS(1)      OPTIONS          THE MERGER
-----------------------      --------------    --------------   ---------------    --------------   ---------------
Bobby Tesney............         21,390         $  705,870          125,000       $ 2,998,125.00    $ 3,703,995.00
R. Craig Watts..........         90,335          2,981,055           85,175         2,098,972.50      5,080,027.50
Stephen C. Hess.........         16,450            542,850           85,000         1,991,250.00      2,534,100.00
Vincent A. Tortorici,
  Jr....................          7,859            259,347           60,000         1,451,250.00      1,710,597.00
Jerry Camp..............              4                132            8,500           187,312.50        187,444.50
Earl W. Powell..........      1,901,956(2)      62,764,548           51,125         1,099,260.00     63,863,808.00
Phillip T. George, M.D..      1,811,730(2)      59,787,090           35,750           753,777.50     60,540,867.50
William F. Kaczynski,
  Jr....................             --                 --            7,500            85,468.75         85,468.75
Peter W. Klein..........             --                 --           22,550           397,712.50        397,712.50



----------------

(1)    Includes all options held, including both vested and unvested options.

(2) Includes 1,703,427 shares held of record by the Existing Trivest Shareholders that will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of the Company.

         PAYMENTS TO TRIVEST MANAGER. Upon consummation of the Merger, the Purchaser will pay a financial advisory fee to Trivest Manager of $______ for services rendered in connection with the financing of the Merger and related transactions. In addition, WinsLoew will pay Trivest Manager an annual fee of $________ for ongoing financial advisory services.

         SUBSCRIPTION AND SHAREHOLDERS AGREEMENTS. Upon the consummation of the Merger, each member of the Management Group will enter into a subscription and shareholders agreement with the Company restricting the executive's ability to transfer the shares of WinsLoew Common Stock to be owned by him after the Merger and creating certain other rights and obligations with respect to such shares.

         NEW EMPLOYMENT AGREEMENTS WITH THE MANAGEMENT GROUP. Upon consummation of the Merger, the employment agreement that each member of the Management Group currently has with the Company will terminate. At such time, each member of the Management Group will enter into a new employment agreement with WinsLoew providing for the payment of substantially the same base salaries and annual cash bonuses as their existing employment agreements.

         THE SPECIAL COMMITTEE. As compensation for serving on the Special Committee, which met on approximately 19 occasions between January 7, 1999 and the date of this Proxy Statement, the Chairman of the Special Committee will receive a fee of approximately $20,000, and the other members of the Special Committee will each receive $15,000.

         Each member of the Special Committee, as an outside director, typically receives on the date of each meeting of the Board options to purchase 2,500 shares of Common Stock at the market price of the Common Stock on such date. Each director received options to purchase 2,500 shares of Common Stock on January 7, 1999, the date of the first Board meeting in 1999, none of which have been exercised. Directors have not been granted any options since that date.

         The following table sets forth information as of April 1, 1999 as to the shares of Common stock and options to purchase shares of Common Stock (whether or not exercisable) held by members of the Special Committee and the cash payments that they will receive upon consummation of the Merger.


                                                                                                     TOTAL AMOUNT OF
                                                 AMOUNT OF CASH                     AMOUTN OF CASH      CASH TO BE
                                                 TO BE RECEIVED        SHARES       TO BE RECEIVED    RECEIVED UPON
                                  SHARES OF       FOR SHARES OF      UNDERLYING        FOR STOCK     CONSUMMATION OF
SPECIAL COMMITTEE MEMBER         COMMON STOCK     COMMON STOCK       OPTIONS(1)         OPTIONS         THE MERGER
------------------------         ------------    --------------      ----------     --------------   ----------------
William H. Allen, Jr.......          1,050        $    34,650          25,000        $  517,343.75    $  551,993.75
Henry C. Cheek.............          6,000            198,000          32,500           665,937.50       863,937.50
M. Miller Gorrie...........        141,450          4,667,850          30,000           625,937.50     5,293,787.50
James S. Smith.............         20,000            660,000          32,500           666,562.50     1,326,562.50
Sherwood M. Weiser.........          7,675            253,275          25,000           517,343.75       770,618.75


----------------

(1)    Includes all options held, including both vested and unvested options.

         Members of the Special Committee will also be entitled to certain indemnification rights granted under the Merger Agreement to the current and former directors and officers of the Company. See "--Conflicts of Interest--Indemnification and Insurance."

         INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (including the members of the Special Committee) shall survive the Merger and shall continue in accordance with their terms. In addition, WinsLoew is obligated for a period of two years from the Effective Time to continue in effect directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time, which insurance must contain terms and conditions no less advantageous than are contained in WinsLoew's current directors' and officers' liability insurance policy; provided that WinsLoew is not obligated to expend annually more than 200% of the current cost of such coverage.

CERTAIN EFFECTS OF THE MERGER

         As a result of the Merger, other than the Eligible Employees, the Public Shareholders will not have an opportunity to continue their equity interest in WinsLoew as an ongoing corporation and therefore will not share in the future earnings and potential growth of WinsLoew. Upon consummation of the Merger, the Common Stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock under the Exchange Act will eliminate the requirement to provide information to the Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable.

         The members of the Management Group, the Eligible Employees and two of the Trivest Directors (Messrs. Powell and George) will own direct equity interests in WinsLoew after the Merger that will allow them directly to share in its future earnings and potential growth. In addition, all of the Trivest Directors are indirect investors in the Trivest Partnerships. An investment in WinsLoew following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the increased leverage associated with future borrowings that will be necessary to fund the substantial capital expenditures required to execute the Company's business strategy. Nonetheless, if the Company is able to successfully implement its business strategy, the value of such an equity investment would be considerably greater than the original cost thereof. See "CERTAIN FORWARD LOOKING INFORMATION."

         The receipt of cash pursuant to the Merger will be a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES."

CONDUCT OF WINSLOEW'S BUSINESS AFTER THE MERGER

         The Purchaser is continuing to evaluate WinsLoew's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable, including consideration of a business combination with the Possible Transaction Party. Subject to the foregoing, the Purchaser expects that the day-to-day business and operations of WinsLoew will be conducted substantially as they are currently being conducted by WinsLoew. The Purchaser does not currently intend to dispose of any assets of WinsLoew, other than in the ordinary course of business. Additionally, the Purchaser does not currently contemplate any material change in the composition of WinsLoew's current management, although after the Merger, the Board will be comprised of Messrs. Powell, George, Kaczynski, Klein and Tesney.

CERTAIN FORWARD LOOKING INFORMATION

         Certain projections prepared by management of WinsLoew are included elsewhere in this Proxy Statement under the heading "CERTAIN FORWARD LOOKING INFORMATION."

                                   THE MERGER

         The Merger Agreement provides that the Purchaser, a newly-formed Florida corporation, will be merged with and into WinsLoew, and that following the Merger, the separate existence of the Purchaser will cease and WinsLoew will continue as the surviving corporation.

         The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger and the summary description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

CONVERSION OF SECURITIES

         At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Purchaser) will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. Except for the right to receive the Cash Merger Consideration, from and after the Effective Time, all shares (other than shares held by the Purchaser), by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing any shares (other than shares held by the Purchaser) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration for such shares upon surrender of the certificate.

         No interest will be paid or accrued on the amount payable upon the surrender of any certificate. Payment to be made to a person other than the registered holder of the certificate surrendered is conditioned upon the certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Disbursing Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Disbursing Agent that such tax has been paid or is not payable. Six months following the Effective Time, WinsLoew will be entitled to cause the Disbursing Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Disbursing Agent which have not been disbursed to holders of certificates formerly representing shares outstanding prior to the Effective Time, and thereafter such holders will be entitled to look to WinsLoew only as general creditors with respect to cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Disbursing Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing shares for any cash paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as described in this paragraph, WinsLoew will pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares for the Cash Merger Consideration.

         Each share of the Purchaser's common stock that is issued and outstanding immediately prior to the Merger will be converted at the Effective Time into one share of Common Stock of WinsLoew.

CASH-OUT OF WINSLOEW STOCK OPTIONS

         In general, outstanding stock options to purchase shares of WinsLoew Common Stock shall be canceled or terminated as of the Effective Time. Holders of such options shall receive a cash payment equal to the difference between $33.00 per share and the exercise prices of their WinsLoew stock options times the number of shares issuable upon exercise of such options (the "Aggregate Unrealized Gain").

TRANSFER OF SHARES

         No transfers of shares of Common Stock will be made on the stock transfer books at or after the Effective Time. If, after the Effective Time, certificates representing such shares are presented to WinsLoew, such shares will be canceled and exchanged for the Cash Merger Consideration.

CONDITIONS

         Each party's respective obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any or all of which may be waived at the appropriate party's discretion, to the extent permitted by applicable law:

         (a) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Common Stock;

         (b) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement, the failure to obtain which would prevent the consummation of the Merger or have a material adverse effect on the Company, shall have been obtained without the imposition of any condition having a material adverse effect on Company;

         (c) early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act, if applicable;

         (d) no governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, and there shall be no action, suit or proceeding pending which could reasonably be expected to have the effect of, making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by the Merger Agreement, or imposing damages or penalties in connection therewith which are material to any of the Company, the Purchaser or any of their respective affiliates; and

         (e) all authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or its subsidiaries is a party, or by which any of them is bound, as may be required to be obtained by them in connection with the performance of the Merger Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on Company, shall have been obtained.

         The obligations of the Purchaser to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions.

         (a) there shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the Company;

         (b) the representations and warranties of the Company in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time;

         (c) the representations and warranties of the Company in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time;

         (d) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

         (e) an officer of the Company shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in the preceding clauses (b), (c) and (d) is satisfied in all respects; and

         (f) the Purchaser shall have received an opinion, dated the Effective Time, of Balch & Bingham in form and substance reasonably satisfactory to the Purchaser, with respect to the matters set forth in Sections 3.01, 3.02, 3.03,
3.04 and 3.05 of the Merger Agreement (relating to organization, subsidiaries, capitalization, authority and consents, approvals and the absence of violations, respectively).

         The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) the representations and warranties of the Purchaser in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time;

         (b) the representations and warranties of the Purchaser in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time;

         (c) the Purchaser shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement;

         (d) the Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified in the preceding clauses (a),
(b) and (c) is satisfied in all respects;

         (e) the Company shall have received an opinion, dated the Effective Time, of Greenberg Traurig in form reasonably satisfactory to the Company, with respect to the matters set forth in Sections 4.01, 4.02 and 4.03 of the Merger Agreement; and

         (f) the Purchaser shall have executed definitive documentation in connection with their financing of the aggregate Cash Merger Consideration and shall have sufficient funds available to consummate the Merger, to pay all related expenses and to refinance the Company's existing indebtedness under its credit facility.

         After approval of the Merger Agreement by the shareholders of WinsLoew, no condition may be waived that reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that by law requires further shareholder approval unless a waiver of such condition is approved by the shareholders.

REPRESENTATIONS AND WARRANTIES

         WinsLoew has made representations and warranties in the Merger Agreement regarding, among other things, organization and good standing, subsidiaries, capitalization, authority to enter into the Merger Agreement, requisite governmental and other consents and approvals, content and submission of forms and reports required to be filed by WinsLoew with the Commission, financial statements, absence of certain changes in the business of WinsLoew such December 31, 1998, absence of undisclosed liabilities, employee benefits, absence of litigation to which WinsLoew is a party, possession of necessary permits and compliance with applicable law, requisite tax filings, brokers and finders, labor matters, title to property, environmental matters, accounts receivable, customers, interested party transactions, insurance, product liability and inventory.

         The Purchaser has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the transaction, requisite governmental and other consents and approvals, accuracy of information supplied by the Purchaser for submission in forms and reports required to be filed with the Commission, the Purchaser's financing capability, WinsLoew's solvency after the Merger, brokers and finders and absence of prior activities.

         The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger, and upon such expiration none of such parties or their respective officers, directors or principals will have any liability whatsoever with respect to any such representations or warranties.

COVENANTS

         In the Merger Agreement, WinsLoew has agreed as to itself and its subsidiaries that prior to the Effective Time, unless otherwise agreed to in advance by the Purchaser or as otherwise contemplated by the Merger Agreement:

         (a) The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

         (b) The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly-owned subsidiary of the Company to its Purchaser, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof.

         (c) The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of shares of Common Stock upon the exercise of Company stock options outstanding on the date of the Merger Agreement and in accordance with the terms of such Company stock options, or
(ii) issuances by a wholly-owned subsidiary of the Company of its capital stock to its Purchaser.

         (d) The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles or certificate of incorporation or bylaws (or similar organizational documents) in any way which would be adverse to the Purchaser's rights under the Merger Agreement.

         (e) The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by the Merger Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

         (f) Other than dispositions in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

         (g) The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company's credit facility existing and in effect on the date of the Merger Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clause (i) and (ii) above, (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice.

         (h) The Company shall confer with the Purchaser on a regular and frequent basis as reasonably requested by the Purchaser, report on operational matters and promptly advise Purchaser orally and, if requested by the

Purchaser, in writing of any change or event to the best knowledge of the Company having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on the Company. The Company shall promptly provide to the Purchaser (or its counsel) copies of all filings made by the Company with any governmental entity in connection with the Merger Agreement and the transactions contemplated hereby.

         (i) The Company shall not make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the Commission or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in generally accepted accounting principles).

         (j) Except for fees and expenses related to the transactions contemplated herein, the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities recognized or disclosed in the most recent financial statements contained in documents filed by the Company with the Commission, or (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice. The Company shall not, and shall not permit any of its subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

         (k) Except as provided in the Merger Agreement, the Company and its subsidiaries will not, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, except as may be required by law, (i) enter into, adopt, amend or terminate any Company benefit plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company benefit plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Company benefit plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive offices or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

         (l) Except in the ordinary course of business consistent with past practices, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party, or (ii) waive, release or assign any material rights or claims.

         (m) The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or any of its subsidiaries.

         (n) Except as set forth in the Merger Agreement, the Company shall not make any tax election or settle or compromise any material income tax liability.

         (o) The Company shall not nor will it permit any of its subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect at, or as of any time prior to, the Effective Time.

         (p) The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in clauses (a) through (o).

         In addition, except as contemplated by the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth above not being satisfied in all material respects.

NONSOLICITATION COVENANT

         The Company has agreed that it and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal that could not reasonably be considered a Superior Proposal. The Company has agreed that it shall not, nor shall it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; PROVIDED, HOWEVER, that if, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Superior Proposal, (x) furnish information with respect to the Company to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in a form approved by the Company and Purchaser (such approval not to be unreasonably withheld or delayed), and (y) participate in discussions or negotiations regarding such Superior Proposal. WinsLoew is obligated to inform the Purchaser promptly of any request for information or any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and, unless the Company is contractually prohibited from making such disclosure, the identity of the person making such request or Acquisition Proposal.

         Except as set forth above, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors or committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend a Superior Proposal, cause the Company to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement, but in each case only at a time that is after the fifth business day following Purchaser's receipt of written notice (a "Notice of Superior Proposal") advising the Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it must concurrently with entering into such agreement pay, or cause to be paid, to the Purchaser the Termination Fee.

INDEMNIFICATION AND INSURANCE

         The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates or articles of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, the Purchaser will provide for a period of not less than two years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the Company's existing insurance and indemnification policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the such insurance and indemnification policy in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

EXPENSES

         The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, provided that the Purchaser will pay any filing fees required under the HSR Act. WinsLoew has agreed, however, to pay or reimburse the Purchaser for all expenses up to $1.5 million incurred by the Purchaser in connection with the Merger Transaction upon certain events. See "THE MERGER--Termination Fee."

TERMINATION, AMENDMENT AND WAIVER

         At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual written consent of WinsLoew and the Purchaser. In addition, either WinsLoew or the Purchaser may terminate the Merger Agreement prior to the Effective Time if (i) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided, however, that such right to terminate the Merger Agreement is not available to any party that has failed to use its reasonable efforts to comply promptly with legal requirements, cooperate with and furnish information to the other party and obtain any required governmental or other consents, authorizations, orders, approvals or exemptions or (ii) the Effective Time shall not have occurred on or before July 15, 1999, unless extended by agreement of the Purchaser and the Company.

         The Merger Agreement may be terminated by the Purchaser prior to the Effective Time if: (i)(A) the representations and warranties of the Company as to its capitalization shall not have been true and correct in all material respects when made, or (B) any other representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company, or (y) prevent or delay the consummation of the Merger; (ii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, except in any case where such failure would not, in the aggregate, (x) have a material adverse effect on the Company, or (y) prevent or materially delay consummation of the Merger; (iii) there shall have been a material adverse change with respect to the Company, provided that the Company shall, if curable, have a reasonable period in which to cure any failure described in clause (i), (ii) or (iii) of this paragraph; or (iv)(A) the Board or the Special Committee fails to approve and recommend or withdraws or modifies in a manner adverse to the Purchaser its approval or recommendation of the Merger or the Merger Agreement, or approves or recommends any Acquisition Proposal, (B) the Company enters into any agreement with respect to any Superior Proposal following written notice to the Purchaser and payment of the Termination Fee discussed below, or (C) the Board or the Special Committee resolves to take any such action in clauses (iv)(A) or (B).

         WinsLoew may terminate the Merger Agreement (i) in connection with entering into a definitive agreement with respect to a Superior Proposal following written notice to the Board, a determination that the Company's failure to do so would violate the Board's fiduciary duties and the payment of the termination Fee described below and provided that the Company complies with its covenant against soliciting, discussing or negotiating any Acquisition Proposal (except as required by the Board's fiduciary duties), (ii) if any representation or warranty of the Purchaser was not true and correct in all material respects when made or has ceased to be true and correct in all material respects as if made on such later date, or (iii) if the Purchaser fails to comply in any material respect with any of its material obligations or covenants in the Merger Agreement, provided that the Purchaser shall, if curable, have a reasonable period in which to cure any failure described in clause (ii) or (iii) of this paragraph.

         Subject to the provisions of applicable law, the Merger Agreement may be modified or amended, and provisions thereof waived, by written agreement of the parties. However, after approval of the terms of the Merger Agreement by the shareholders of WinsLoew, no amendment or waiver of a provision may be made which reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that by law requires further shareholder approval unless such amendment or waiver of a provision is approved by the shareholders. With respect to any decision regarding a material modification, amendment or waiver of the Merger Agreement, the Board, in the exercise of its fiduciary duty and in accordance with any applicable law or regulation, will make a determination as to whether resolicitation of shareholders is required.

TERMINATION FEE

         WinsLoew has agreed to pay to the Purchaser a Termination Fee in the amount of $10.0 million plus up to $1.5 million of expenses of the Purchaser in the event the Merger Agreement is terminated (i) by the Purchaser due to (A) the breach by the Company of any of its representations, warranties or covenants, or a material adverse change with respect to WinsLoew, each as described above (see "THE MERGER--Termination; Amendment and Waiver"), or (B) (1) the Board or the Special Committee failing to approve and recommend or withdrawing or modifying in a manner adverse to the Purchaser its approval or recommendation of the Merger or the Merger Agreement, or approving or recommending any Acquisition Proposal, (2) the Company entering into any agreement with respect to any Superior Proposal or (3) the Board or the Special Committee resolving to take any such action in clauses (1) or (2), or (ii) by the Company due to entering into a definitive agreement in connection with a Superior Proposal.

FINANCING

         It is estimated that approximately $271.1 million will be required to consummate the Merger and pay related fees and expenses. This sum is expected to be provided by the following: (i) approximately $75.0 million in equity contributions to the Purchaser by the Trivest Investors (reduced by the cash and the aggregate value (at $33.00 per share) of the shares of Common Stock contributed to the Purchaser by the Eligible Employees) and the Management Group; (ii) borrowings of approximately $64.6 million under a $145.0 million senior secured credit facility to be obtained by the Purchaser, WinsLoew and its subsidiaries pursuant to a commitment letter, dated as of March 29, 1999, from BankBoston; (iii) the issuance by WinsLoew of approximately $130.0 million aggregate principal amount of senior subordinated notes that the Purchaser expects to issue based upon a letter from Bear Stearns to the effect that, as of March 29, 1999 and subject to certain conditions, it was highly confident that it could arrange for the sale of such notes in connection with the Merger; and (iv) approximately $1.5 million of WinsLoew's expected cash on hand. The bank financing commitment includes $75.0 million in term loans, a $30.0 million revolver and a $40.0 million acquisition line for subsequent acquisitions by WinsLoew, all to be secured by first-fee mortgages on owned real estate and first priority security interests in substantially all of WinsLoew's assets. The BankBoston commitment letter is subject to customary conditions, and the Bear Stearns highly confident letter does not constitute a commitment or undertaking by Bear Stearns to place or purchase the senior subordinated notes and does not ensure the successful placement or completion of the offering of such notes; moreover, the Bear Stearns letter sets forth only its expectation as of March 29, 1999 with respect to its ability to arrange a sale of the notes in connection with the Merger. Except for the BankBoston and Trivest commitment letters, there are no firm commitments from any person to provide equity, provide senior financing, purchase the Company's senior subordinated notes or provide any other financing for the Merger, and there can be no assurance that any such financing will be obtained. See "SPECIAL FACTORS--Purpose and Reasons of the Affiliates for the Merger."

         CASH FINANCING FOR THE MERGER. The cash financing for the Merger is expected to be provided by as follows:


                                           SOURCE OF FUNDS                                              AMOUNT
        ---------------------------------------------------------------------------------           ------------
        Cash contribution to the Purchaser by the Trivest Partnerships(1)................             68,970,000
        Cash contribution to the Purchaser by the individual Trivest Investors...........                     --
        Cash contribution to the Purchaser by the members of the Management Group........                422,000
        Cash on hand of WinsLoew.........................................................              1,500,000
        Senior Secured Credit Facility...................................................             64,600,000
        Senior Subordinated notes........................................................            130,000,000
                                                                                                    ------------
            Total........................................................................           $263,992,000
                                                                                                    ============

-------------

(1) The amount of the cash contribution of the Trivest Partnerships will be reduced by an amount equal to the aggregate value (at $33.00 per share) of any shares of Common Stock contributed to the Purchaser by the Eligible Employees.

         CREDIT FACILITY. The BankBoston commitment letter provides, subject to the various conditions mentioned below, for a total of $145.0 million in financing in the form of two term loans, described below, aggregating $75.0 million, a revolving credit facility in the amount of $30.0 million, and an acquisition line in the amount of $40.0 million. WinsLoew and its subsidiaries, Winston, Texacraft, Inc., Tropic Craft, Inc., Winston Properties, Inc., and Loewenstein will be borrowers and guarantors under the BankBoston financing. The Company's obligations are to be secured by first-fee mortgages on owned real estate and first priority security interests in substantially all of WinsLoew's assets, as well as pledges by WinsLoew of the capital stock of its subsidiaries.


         One term loan is in the amount of $25.0 million ("Term Loan A"), and the other is in the amount of $50.0 million ("Term Loan B"). Both term loans are to be used to finance the Merger (including approximately $20.0 million for the acquisition of Pompeii, see "BUSINESS OF THE COMPANY--Background"), refinance existing indebtedness and pay transaction expenses. Term Loan A is to amortize over a five and a half year term (beginning in the second year) in quarterly payments increasing from $750,000 per quarter in the second year to $1.75 million per quarter in the fifth year. Term Loan B is to amortize over a seven year term in equal quarterly payments of $125,000 for the first five years, with bullet payments of $23.5 million in each of the sixth and seventh years. The term loans are to accrue interest at the Company's option at (i) the Eurodollar rate or (ii) a floating rate equal to the higher of BankBoston's base rate and 1/2% in excess of the Federal Funds effective rate plus, for each of options (i) and (ii), an applicable margin based on the Company's leverage ratio.
         Term Loan A may be drawn in two stages. If the Pompeii acquisition has not occurred on or prior to the Effective Time, the initial draw under Term Loan A would be $5.0 million with the balance of $20.0 million to be funded upon consummation of the Pompeii acquisition. If the remaining $20.0 million commitment to Term Loan A has not been drawn in conjunction with the funding of the Pompeii acquisition on or prior to September 30, 1999, such commitment would terminate.

         The commitment letter provides for a five and a half year $30.0 million revolving credit facility to be used to finance the Merger (including the acquisition of Pompeii), refinance existing indebtedness and pay transaction expenses, and, after the Merger, to fund working capital and general corporate needs, including capital expenditures. Amounts borrowed under the revolver are not to be amortized prior to maturity. Availability under the revolver will be limited to the sum of (i) 85% of combined eligible accounts receivable, plus (ii) 60% of combined eligible inventory. The revolver includes a $10.0 million sublimit for standby letters of credit and a $5.0 million swingline facility.

         The commitment letter also provides for a five and a half year $40.0 million acquisition line to be used to fund permitted acquisitions after the Merger. Amounts not drawn by December 31, 2001 would be canceled. Amounts borrowed under the revolver are to amortize in 12 equal quarterly installments beginning March 31, 2002.

         The definitive agreements for the financing to be provided under the BankBoston commitment letter have not been reached. Accordingly, the provisions described herein may change as a result of the negotiation of definitive agreements. It is a condition to the BankBoston financing that definitive agreements be entered into. In addition, it is anticipated that the obligation of BankBoston to provide financing will be subject to the satisfaction of certain other conditions, including among others: (i) the satisfaction of all conditions precedent to the Merger and BankBoston's satisfaction with the terms and documentation for the Merger; (ii) evidence that the Trivest Partnerships have invested not less than $75 million to acquire WinsLoew (including Pompeii); and (iii) WinsLoew shall have received the net proceeds from not less than $130.0 million aggregate principal amount of senior subordinated notes on terms and conditions satisfactory to BankBoston.

         The definitive agreements for the financing are also expected to contain numerous restrictive covenants, including covenants related to mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, transactions with affiliates, distributions, dividends and use of proceeds. The definitive agreements also are expected to contain standard event of default provision, including among other things, payment defaults, misrepresentations, covenant defaults, defaults under material contracts, cross-defaults to other material indebtedness, failure to have perfected liens of purported priority, termination of BankBoston loan documents, bankruptcy events, adverse judgments and change of control.

         SENIOR SUBORDINATED NOTES. The Company expects to issue the senior subordinated notes at the Effective Time in a private placement for resale pursuant to Rule 144A under the Securities Act of 1993, as amended. The Purchaser has received a highly confident letter, dated March 29, 1999, from Bear Stearns which states that, as of such date and based upon and subject to current market conditions and the information concerning WinsLoew and Pompeii supplied to Bear Stearns by or on behalf of the Purchaser, Bear Stearns was highly confident of its ability, as lead manager, to place the senior subordinated notes. The Bear Stearns letter does not constitute a commitment or undertaking by Bear Stearns to place or purchase the senior subordinated notes and does not ensure the successful placement or completion of the offering of such notes; moreover, the letter sets forth only Bear Stearns' expectation as of March 29, 1999 with respect to its ability to arrange a sale of the notes in connection with the Merger.

         It is currently contemplated that the senior subordinated notes will
(i) be unsecured general obligations of the Company, (ii) mature on the tenth anniversary of issuance, (iii) bear interest at a fixed rate to be determined,
(iv) have no mandatory redemption requirements prior to maturity, (v) not be redeemable prior to the fifth anniversary after issuance and thereafter at premiums to par (except that up to 35% of the original aggregate principal amount may redeemed at the Company's option, in whole or in part, during the first three years after issuance with proceeds from one or more public equity offerings, at a price to be determined) and (vi) contain standard high yield covenants typical for a transaction of this nature.

         The highly confident letter is subject to, each of the following: (i) all terms and conditions of the notes and the offering of the notes, including, but not limited to, coupon, price, maturity and covenants; (ii) the terms and conditions of all of the other components of financing for the Merger; (iii) the terms of, and the execution of documentation related to the Merger and the financing, including, but not limited to loan agreements for the senior credit facility, a definitive note purchase agreement and a definitive registration rights agreement with respect to the notes, (iv) no material adverse change in the business, prospects, condition (financial or otherwise) or material adverse change in the business, prospects, condition (financial or otherwise) or results of operations of the WinsLoew or Pompeii; (v) completion of due diligence regarding WinsLoew relating to the examination of accounting, legal, regulatory, tax, labor, insurance, pension and environmental liabilities (actual or contingent), material contracts, leases and debt agreements; (vi) nothing coming to Bear Stearns' attention regarding WinsLoew that contradicts or calls into question (A) the information previously provided to Bear Stearns by or on behalf of the Purchaser or (B) the results of Bear Stearns' financial due diligence investigation; (vii) satisfactory completion of due diligence on Pompeii; (viii) no material adverse change in market conditions for new issues of high yield debt; (ix) no material adverse change in conditions of the financial and capital markets generally, and (x) the Purchaser's and WinsLoew's full and complete cooperation with respect to the marketing of the notes. The acceptability of each of the foregoing will be made in the sole discretion of Bear Stearns' Commitment Committee. The termination of the agreement governing the acquisition of Pompeii pursuant to its terms would not, in and of itself, cause Bear Stearns to change its opinion, as of March 29, 1999, of its ability to place the notes.

         CONTRIBUTED EQUITY FINANCING. Members of the Management Group and the Trivest Investors will invest a portion of the shares of Common Stock that they hold of record in shares of common stock of the Purchaser in the respective amounts shown below and thereby relieve the Purchaser of the need to finance the payment of Cash Merger Consideration for Common Stock in WinsLoew totaling approximately $5.6 million. The Trivest Partnerships do not currently hold any shares of Common Stock. Accordingly, all shares of Common Stock contributed to the Purchaser will be from the individual Trivest Investors and members of the Management Group.


                                                                       VALUE OF PORTION OF         PERCENTAGE OF
                                                                       OUTSTANDING COMMON       OUTSTANDING COMMON
                                              VALUE OF OUTSTANDING      STOCK OF WINSLOEW        STOCK OF WINSLOEW
                                                COMMON STOCK OF          CONTRIBUTED TO           CONTRIBUTED TO
             PERSON OR ENTITY                      WINSLOEW                PURCHASER                PURCHASER
--------------------------------------------  --------------------     -------------------      -------------------
Management Group
   Bobby Tesney........................            $1,705,869               $1,000,000                   58.6%
   R. Craig Watts......................             3,731,046                  750,000                   20.1%
   Stephen C. Hess.....................             1,042,866                  500,000                   47.9%
   Vincent A. Tortorici, Jr.(1)........               559,350                  300,000                   53.6%
   Jerry Camp(2).......................                58,146                   58,000                   99.8%
Trivest Partnerships...................                    --                       --                     --
Trivest Directors
   Earl W. Powell(3)...................            64,754,546                2,000,000                    3.1%
   Phillip T. George, M.D.(3)..........            60,787,089                1,000,000                    1.6%


---------------

(1)    Excludes $300,000 in cash contributed to the Purchaser.

(2)    Excludes $122,000 in cash contributed to the Purchaser.

(3)    Includes 1,703,427 shares held by the Existing Trivest Shareholders.

EXPENSES OF THE TRANSACTION

         Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger, financing and the related transactions that will be paid by WinsLoew are as follows:


                                COST OR FEE                              ESTIMATED AMOUNT
         -----------------------------------------------------           ----------------
         Financial advisory fees..............................               $
         Senior note underwriting commissions.................
         Bank commitment fees.................................
         Legal fees...........................................
         Accounting fees......................................
         Printing and mailing fees............................
         Solicitation expenses................................
         Commission filing fees...............................                  47,400
         Other regulatory filing fees.........................
         Miscellaneous........................................
                                                                             ---------
                                                                             $
                                                                             =========

         See "SPECIAL FACTORS--Opinion of Financial Advisor" for a description of the fees to be paid to Mann Armistead in connection with its engagement. For a description of certain fees payable to the members of the Special Committee, see "SPECIAL FACTORS--Conflicts of Interest."

         For a description of WinsLoew's obligation, even if the Merger is not consummated, to pay or reimburse the Purchaser for expenses incurred by the Purchaser in connection with the Merger, see "THE MERGER--Expenses" and "--Termination Fee."

REGULATORY APPROVALS

         WinsLoew is not aware of any license or regulatory permit which is material to the business of WinsLoew and which is likely to be adversely affected by the Merger or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to effecting the Merger.

ACCOUNTING TREATMENT

         The Merger will be treated as a purchase business combination for accounting purposes.

                       RIGHTS OF DISSENTING SHAREHOLDERS

         Under Florida law, WinsLoew shareholders have no right to an appraisal of the value of their shares in connection with the Merger.

                        FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax consequences of the Merger to the holders of Common Stock. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. The following discussion is addressed to a shareholder that holds Common Stock as a capital asset and that, for federal income tax purposes, is a U.S. citizen or resident or a domestic corporation, partnership, trust or estate. This summary does not purport to deal with all aspects of taxation that may be relevant to a particular shareholder in light of his, her or its particular circumstances or to certain types of taxpayers subject to special treatment under the federal income tax law, including financial institutions, broker-dealers, foreign persons, persons holding Common Stock as part of a straddle, "synthetic security" or other integrated investment (including a "conversion transaction") or persons who acquired their Common Stock through the exercise of an employee stock option or otherwise as compensation.

         A holder of Common Stock will recognize capital gain or loss for federal income tax purposes on each share of Common Stock exchanged for the Cash Merger Consideration pursuant to the Merger. The amount of gain or loss recognized on a share will be equal to the difference between $33.00 and the holder's basis in the share. The gain or loss will be long-term capital gain or loss in the case of shares held for more than one year as of the date of the Merger. In the case of individuals, trusts and estates, net capital gain for a taxable year (that is, the excess of net long-term capital gain for the taxable year over any net short-term capital loss for the year) is subject to a maximum federal income tax rate of 20 percent. Receipt of the Cash Merger Consideration in exchange for Common Stock pursuant to the Merger also may be a taxable transaction under applicable state, local and foreign tax laws.

         A holder of Common Stock may be subject to backup withholding at the rate of 31 percent with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholdings rules. To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of Common Stock pursuant to the Merger, each holder must provide the Disbursing Agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9 (or, in the case of a foreign person, must provide to the Disbursing Agent a properly completed Form W-8 or Substitute Form W-8). A holder of Common Stock that does not provide his, her or its correct TIN, when required to do so, may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. WinsLoew (or its agent) will report to the holders of Common Stock and to the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH IN THIS PROXY STATEMENT ARE FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES FOR A PARTICULAR SHAREHOLDER WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES APPLICABLE TO THAT SHAREHOLDER. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THOSE LAWS. THE FOREGOING DISCUSSION MAY NOT APPLY TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

                            BUSINESS OF THE COMPANY

BACKGROUND

         WinsLoew designs, manufactures and distributes casual furniture, contract seating and ready-to-assemble ("RTA") furniture.

         BUSINESS

         CASUAL FURNITURE. WinsLoew designs, manufactures and distributes casual furniture for both the residential and contract markets. WinsLoew constructs its residential products of extruded and tubular aluminum, wrought iron and cast aluminum. WinsLoew markets its residential products through independent sales representatives primarily to specialty patio stores and furniture stores. WinsLoew constructs its contract products of extruded, tubular and cast aluminum, steel, wrought iron, wood and fiberglass. WinsLoew markets its contract products primarily through its in-house sales force, primarily to apartment developers and management companies, hospitality providers (hotel, motel, restaurants, country clubs and resorts), architectural design firms, and city and state municipalities.

         CONTRACT SEATING. WinsLoew designs, and distributes contract seating products constructed of contemporary, traditional and transitional styles of wood and metal. Products include upholstered chairs, sofas and love seats offered in a variety of finish and fabric options. WinsLoew designs its contract seating products for use in the restaurant, lodging, office, healthcare facilities and retail stores. WinsLoew assembles these products pursuant to specific orders and distributes them to a broad customer base, which includes architectural design firms, office furniture dealers, and restaurant and lodging chains through independent sales organizations.

         RTA FURNITURE. WinsLoew's RTA products consist of promotionally priced RTA "spindle" and "flatline" furniture and fully assembled case goods furniture designed for household use. Products include corner spindle units, four drawer chests, three drawer changing towers, coffee tables, end tables, entertainment centers and tape storage units. Distribution is through mass merchants and catalog wholesalers.

         HISTORY

         MERGER OF WINSTON AND LOEWENSTEIN. WinsLoew was formed in December 1994 through the merger of Winston Furniture Company, Inc. ("Winston") and Loewenstein Furniture Group, Inc. ("Loewenstein") with and into WinsLoew, a newly-formed corporation that was formed for the purpose of the merger. As a result of the merger, (i) each outstanding share of Winston common stock was converted into 1.00 shares of WinsLoew Common Stock, and each outstanding share of Loewenstein common stock was converted into 1.05 shares of WinsLoew Common Stock.

         WINSTON HISTORY. Winston, a designer, manufacturer and distributor of casual furniture for both the residential and contract markets, began business in October 1975 as a division of Marathon Corporation. In March 1986, Winston management and certain other investors acquired the aluminum furniture business of that division in a leveraged buyout. Winston acquired the wrought iron and tubular steel furniture business of the Lyon-Shaw, Inc. a division of B.B. Walker Company ("Lyon Shaw"), in November 1986. In August 1987, Winston competed an initial public offering of its shares. In December 1988, Winston management, other employees and affiliates of the Trivest Partnerships purchased Winston in a leveraged buyout. Following the December 1988 buyout, Winston expanded its manufacturing facilities, focused on its core business and reduced its outstanding indebtedness. In February 1993, Winston competed its initial public offering and used the net proceeds received therefrom to further reduce outstanding indebtedness. In September 1994, Winston acquired substantially all of the assets of Texacraft, Inc., a Texas corporation ("Texacraft"), which was a privately held manufacturer of aluminum furniture for the contract market.

         LOEWENSTEIN HISTORY. Loewenstein, Inc. was founded in 1967 and acquired in February 1985 by Atlantis Plastics, Inc., a publicly-traded plastics company and an affiliate of the Trivest Partnerships. In 1987 and 1988,

Atlantis acquired (i) Southern Wood Products, Inc. ("Southern Wood"), a manufacturer of promotionally priced RTA furniture; (ii) Gregson Furniture Industries, Inc. ("Gregson"), a manufacturer of traditional and transitional styled seating for the office and institutional markets; and (iii) Excel Office and Contract, Inc. ("Excel"), a manufacturer of contemporary and traditional styled seating for the office furniture market. Loewenstein, Inc., Southern Wood, Gregson and Excel represented the furniture group of Atlantis (the "Atlantis Furniture Group"). In April 1991, former management and employees of the Atlantis Furniture Group and certain affiliates of the Trivest Partnerships formed Loewenstein, which concurrently therewith purchased the Atlantis Furniture Group. In September 1993, Loewenstein completed its initial public offering of Loewenstein common stock and used the net proceeds to retire substantially all of its outstanding indebtedness and for working capital. In November 1993, Loewenstein acquired substantially all of the assets of Shaffield Industries, Inc., a Tennessee corporation, and certain of its affiliates (collectively, "Shaffield"). The assets acquired consisted of substantially all of the assets used by Shaffield in its business as a vertically-integrated manufacturer of RTA furniture, including futons, chairs, tables and related accessories marketed under the trademark FROM THE SOURCE. In February 1994, Loewenstein acquired New West Industries, a California corporation ("New West"). New West was a manufacturer of RTA furniture, including futons, chairs and related accessories.

         RECENT DEVELOPMENTS

         SALE OF EXCEL. During the fourth quarter of 1995, WinsLoew disposed of the assets of its Excel business.

         SALE OF LYON SHAW. During the third quarter of 1997, WinsLoew disposed of certain assets of its Lyon Shaw wrought iron furniture manufacturing business in the casual furniture product line.

         TROPIC CRAFT ACQUISITION. During the third quarter of 1998, WinsLoew acquired the stock of Villella, Inc. d.b.a. Tropic Craft Aluminum Furniture Manufacturers ("Tropic Craft"), a manufacturer of aluminum casual furniture sold into contract markets.

         POMPEII ACQUISITION. During the fourth quarter of 1998, WinsLoew entered into a Stock Purchase Agreement with the shareholders of Miami Metal Products, Inc. d.b.a. Pompeii Furniture Industries, a manufacturer of aluminum casual furniture sold into contract and residential markets. The closing of the Pompeii acquisition is expected to occur in the second quarter of 1999, once certain conditions related to the Pompeii facility are met by the selling shareholders.

         RTA OPERATIONS. During 1997, WinsLoew adopted a plan to dispose of its "RTA" operations and recorded a pretax non-cash charge totaling $12.4 million in the fourth quarter of 1997 relating to the disposal of the "RTA" operations. During 1998, WinsLoew sold its equity interest in the Continental Engineering Group, Inc. subsidiary. In addition, WinsLoew liquidated the assets related to its New West futon business. WinsLoew subsequently decided to retain its third "RTA" entity (Southern Wood) due to improved profitability and, accordingly, has reclassified its Southern Woods results to continuing operations.

         Reference is made to Note 2 of the Company's Consolidated Financial Statements for additional information with respect to the Company's discontinued operations, acquisitions and dispositions, including the completed Tropic Craft acquisition.

PRODUCT LINES

         WinsLoew has three principal product lines (Casual Furniture, Contract Seating and RTA Furniture) that are produced or distributed in 8 manufacturing locations as follows:


DIVISION AND LOCATION                    PRINCIPAL PRODUCTS                        PRINCIPAL CUSTOMERS
---------------------                    ------------------                        -------------------
CASUAL FURNITURE:

Winston                                  Residential casual furniture              Specialty patio stores and
Haleyville, Alabama                      constructed of aluminum                   furniture stores
(2 locations)

Texacraft                                Contract casual furniture constructed     Apartment developers and
Houston, Texas                           of aluminum, wrought iron, wood and       management companies, hospitality
                                         fiberglass                                providers and manufactures

Tropic Craft                             Contract casual furniture constructed     Apartment developers and
Ocala, Florida                           of aluminum, wrought iron, wood and       management companies, hospitality
                                         fiberglass                                providers and manufactures

Winston International                    Imported residential casual furniture     Specialty patio stores,
Haleyville, Alabama                      constructed of cast aluminum and          department stores and furniture
                                         wrought iron                              stores

CONTRACT SEATING:

Loewenstein                              Contemporary, transitional and            Architectural design firms,
Pompano Beach, Florida                   traditional seating for hospitality,      restaurant and lodging chains,
                                         office and other institutional uses       office furniture dealers and
                                                                                   retail store planners

Gregson                                  Traditional office and other              Office furniture dealers and
Liberty, North Carolina                  institutional seating                     lodging chains

RTA FURNITURE:

Southern Wood                            Promotional RTA furniture                 Mass merchandisers and catalog
Sparta, Tennessee                                                                  wholesalers
(2 locations)



COMPETITIVE STRENGTHS

         WinsLoew believes that it has the following competitive strengths.

         CASUAL FURNITURE

         Management attributes its historical success in the casual furniture product line to its: (i) commitment to producing a quality product delivered "in time and on time", (ii) emphasis on providing extensive customer service,
(iii) cost-efficient manufacturing operations, (iv) innovatively styled products and merchandising programs, and (v) results-oriented management, team philosophy and culture. Management believes that WinsLoew can continue the growth it has experienced in the casual furniture line by capitalizing on its existing distribution channels, manufacturing capabilities and reputation for quality and customer service. Specifically, WinsLoew intends to grow in its existing market through: (i) continued leadership in new products and merchandising programs, (ii) expanding existing market penetration, (iii) broadening distribution channels, and (iv) developing off season products for its distribution channel and other channels.

         CONTRACT SEATING

         WinsLoew is committed to providing value to its contract seating customers by offering innovative designs, a broad range of high quality products at competitive prices and responsive customer service with quick and timely delivery. WinsLoew ensures that its products provide both superior structural integrity and aesthetic styling through its adherence to strict manufacturing and quality control standards and through its long-standing and frequently exclusive relationships with a number of leading Italian designers and manufacturers. These suppliers have extensive experience in the design, engineering and production of contemporary and transitional-styled chairs. The suppliers use steam-bending of solid wood components, intricate joinery and other sophisticated manufacturing techniques generally unavailable in the United States. In addition, WinsLoew's electrostatically applied, ultraviolet cured wood finishing system produces one of the most consistent, durable and vibrant finishes in the industry. The system also increases manufacturing efficiency and reduces waste and air emissions. WinsLoew's commitment to providing high levels of customer service is also typified by its policies of paying freight charges if a guaranteed shipping date is missed and, under its "Quick Ship" program, guaranteeing shipment of a significant portion of its product line within 10 working days from receipt of a customer's order.

         WinsLoew offers a broad selection of wood, metal and upholstered chairs, sofas and love seats designed for restaurant, lodging, office and other institutional uses, with prices generally ranging from $150 to $550. WinsLoew's custom design capabilities also allow it to modify styles, materials and production in order to provide customers with products that meet particular specifications. WinsLoew's strategy of offering a broad selection of product styles and price ranges provides it with access to distribution channels serving a variety of end users, including restaurants, hotels, healthcare facilities, retail store planners, corporate offices, schools, sports facilities, airport lounges and cruise lines.

         RTA FURNITURE

         WinsLoew's RTA furniture product line consists of promotionally priced RTA products sold directly to mass merchandisers and catalog wholesalers under the Southern Wood name. Southern Wood's low cost structure is based on its use of inexpensive raw materials, its relatively low labor rates and its use of equipment to achieve manufacturing efficiencies. WinsLoew believes that its focused price strategy and its ability to quickly introduce and begin manufacturing new products will allow the Company to maintain or increase its market share.

BUSINESS STRATEGY

         CASUAL FURNITURE

         The business strategy of the casual division emphasizes the following elements:

         EXPANSION OF SALES AND MARKET SHARE. WinsLoew's growth objectives for the casual furniture line are primarily focused on areas where WinsLoew can expand into new distribution channels, as well as capitalize on its existing distribution channels, manufacturing capabilities and reputation for quality and customer service, including: (i) new product introductions in WinsLoew's extruded and tubular aluminum and International divisions, (ii) expansion into new geographic areas, and (iii) increased sales to commercial customers such as hotels, restaurants, country clubs, interior designers and apartment and hotel developers.

         PROVIDE VALUE TO CUSTOMERS. WinsLoew is committed to providing value to its retailing customers by designing and manufacturing high quality, competitively priced products and responding to its customers' needs for "in time and on time" delivery. WinsLoew maintains a strong customer service orientation that is typified by its PDQ shipping program, where WinsLoew either ships within 15 business days after credit approval or pays for the freight costs. Quick delivery is particularly important to casual furniture retailers because of the short selling season and the retailer's general desire to minimize inventory levels. Another principal component of WinsLoew's marketing strategy is its focus on special sales programs for customers. These programs also reduce the effects of seasonality on WinsLoew's operations and minimize WinsLoew's finished good inventory.

         COMMITMENT TO PRODUCT DEVELOPMENT. Management believes that the high fashion style and variety of WinsLoew's casual furniture designs provide a strong competitive advantage and WinsLoew therefore devotes significant resources to new product development and introductions.

         COMMITMENT TO INDUSTRY LEADERSHIP. WinsLoew strives to establish a reputation in the casual furniture and contract seating manufacturing industry of superior products and service. For example, WinsLoew received the prestigious "Manufacturer Leadership Award" for 1998 given by the Casual Furniture Retailers Association. The Company has received this award three times since its inception in 1990, when WinsLoew was the first recipient. The award is voted upon by members of the Casual Furniture Retailers Association, and the criteria include service, quality, ethics and product design, among others. WinsLoew has been a finalist for the award every year.

         ENHANCED USE OF MANUFACTURING CAPABILITIES, WinsLoew operates approximately 205,000 square feet of manufacturing space for casual furniture products and produces most of such products from basic raw materials using strict quality control measures. WinsLoew's vertical integration permits WinsLoew to: (i) produce a variety of chairs, tables and other furniture products, (ii) manufacture cushions and (iii) cut and assemble the fabric covers that are combined with preassembled poles to produce outdoor umbrellas. WinsLoew also maintains strict cost containment measures in order to ensure that its products are manufactured in a cost-efficient manner.

         DEVELOP OR ACQUIRE COMPLEMENTARY PRODUCT LINES. WinsLoew continues to seek opportunities to develop or acquire complementary product lines in order to capitalize on its existing distribution channels, manufacturing capabilities and reputation for quality and customer service.

         CONTRACT SEATING

         The business strategy of the contract seating division emphasizes the following elements:

         HISTORICAL BASE BUSINESS. WinsLoew has historically concentrated its base contract seating business on its project driven core seating market. WinsLoew has based its growth in this market on its manufacturing capabilities and its reputation for quality and customer service. Examples of programs which have increased sales in this business are the Company's custom design services and its Quick Ship program.

         LODGING BUSINESS. The Company supplies various seating products for hotel rooms and common areas for lodging chains. The Company has based its growth in this market on its reputation for quality, delivery and service.

         PRIVATE LABEL PROGRAM. WinsLoew offers a "private label" program through which contract seating products are marketed to nationally recognized designers and manufacturers of office furniture systems. WinsLoew believes that its success in generating private label business is primarily attributable to its proven ability to produce a quality product on short lead time, its state-of-the-art finishing capabilities, its competitive prices and the direct involvement of its senior executives in private label marketing.

         DEVELOP OR ACQUIRE COMPLEMENTARY PRODUCT LINES. WinsLoew continues to seek opportunities to develop or acquire complementary product lines in order to capitalize on its existing distribution channels, manufacturing capabilities and reputation for quality and customer service.

         RTA FURNITURE

         The business strategy of the RTA division emphasizes the Company's manufacturing flexibility and capabilities in order to broaden its line of promotionally priced products. As a "niche player" in the RTA business, which is dominated by several national large manufacturers and is experiencing a trend toward consolidation, WinsLoew has positioned its RTA business to manufacture and distribute products larger manufacturers do not emphasize. This has broaden the Company's product line from just "spindle" products to currently include both "flatline" and case goods.

PRODUCTS

         WinsLoew designs, manufactures and distributes three principal product lines: (i) casual furniture for both the residential and contract markets; (ii) contract seating designed for restaurant, lodging, office or other general institutional use; and (iii) promotionally priced "RTA" furniture designed for household use.

         CASUAL FURNITURE

         WinsLoew's casual furniture products for residential use consist principally of medium to upper-medium priced indoor and outdoor furniture sold under five brand names: "Winston" residential extruded and tubular aluminum furniture, "Texacraft" contract casual furniture, "Tropic Craft" contract casual furniture and "Winston International" imports casual furniture. WinsLoew currently manufactures and sells numerous residential style collections that include traditional, European, and contemporary design patterns. Within each style collection there are multiple products including chairs, tables, chaise lounges and accessory pieces such as ottomans, cocktail tables, end tables, tea carts and umbrellas. WinsLoew offers extruded and tubular aluminum with glider action, adjustable positions and rocking and swivel motions. WinsLoew's casual seating products feature cushions and vinyl strapping in a variety of colors and patterns. All of WinsLoew's casual furniture products feature a durable painted finish, which is also offered in a wide selection of colors. The suggested retail prices for a residential table and four chairs currently range from approximately $600 to $1,400.

         WinsLoew's casual contract products include chairs, chaise lounges, tables and umbrellas constructed of extruded, tubular and cast aluminum, steel, wrought iron, wood and fiberglass. WinsLoew's casual contract products include a selection of restaurant and outdoor seating and site furnishings. WinsLoew markets casual contract products through Company employees and independent sales representatives, primarily to apartment developers and management companies, hospitality providers (hotel, motel, restaurants, country clubs, and resorts), architectural design firms and city and state municipalities.

         WinsLoew continually reviews and evaluates its casual furniture designs, and annually adds and discontinues designs it deems appropriate. WinsLoew identifies trends in shapes, colors and patterns through independent research, contacts with WinsLoew's dealers and the occasional use of independent designers. Management also solicits opinions from its manufacturer's representatives, dealers and employees prior to final design selection. WinsLoew has generally replaced or modified approximately one-third to one-half of its casual furniture product lines annually. The costs of implementing these annual changes have historically included certain: (i) research and development costs; (ii) capital expenditures for tooling; and
(iii) advertising and catalog expenses. Shipments of WinsLoew's new designs generally begin in September of each year.

         CONTRACT SEATING

         WinsLoew's contract seating products (other than the casual contract products described above) include wood, metal and upholstered chairs, as well as reception area love seats and sofas. WinsLoew's broad product line consists of numerous distinct models of chairs in contemporary, traditional and transitional styles. WinsLoew's general merchandising strategy for contract seating is to provide innovative seating products that are practical, comfortable, sturdy and moderately priced.

         WinsLoew assembles wood frames and finishes them with one of WinsLoew's numerous standard colors or, if requested, to the customer's specification. WinsLoew's metal chairs are available in chrome or in a selection of standard powder coat finishes. For upholstered products, the customer may select from a number of catalog fabrics, vinyls and leathers or may specify or supply its choice of materials. WinsLoew maintains an inventory of unassembled chair components that enables it to respond quickly to large quantity orders in a variety of finish and fabric combinations. See "--Manufacturing."

         WinsLoew believes that an important element of its success in the contract seating business is its long-standing and frequently exclusive relationships with leading Italian design firms, as well as its proven ability to offer innovative products that are sturdy, aesthetically appealing and scaled for the United States market. WinsLoew bases this belief upon its extensive industry experience and discussions with key customers, sales representatives and competitors. WinsLoew continually reviews and reconsiders its contract furniture designs, and annually adds and deletes designs as it deems appropriate to address perceived marketing opportunities. WinsLoew generally begins the design process by identifying marketing needs and conceptualizing product ideas through regular meetings of its senior management team. Reflecting its focus on both sales and manufacturing, WinsLoew also solicits opinions with respect to trends in styles, colors and other design elements from its sales representatives, customers, and employees prior to final design selection. WinsLoew provides preliminary sketches to either WinsLoew's manufacturing personnel or WinsLoew's European suppliers, who in turn engineer the product's construction and produce one or more prototypes in preparation for actual full-scale production. WinsLoew generally introduces new products at national or regional furniture markets. WinsLoew's custom design capabilities also allow it to modify styles, materials and production in order to provide customers with products that meet their particular needs.

         RTA FURNITURE

         WinsLoew's RTA products include promotionally priced RTA "spindle" and "flatline" furniture and fully assembled case goods furniture products designed for household use. WinsLoew's promotionally priced "spindle" products include ready to assemble items such as coffee tables, end tables, wall units and rolling carts. "Flatline" products include ready to assemble items such as book shelves, entertainment centers and tape storage units. Case goods products include fully assembled four drawer chests and three drawer chest and changing towers, with an optional hutch.

         WinsLoew's "spindle" and "flatline" products are sold in a box that contains all components and hardware necessary for home-assembly. Case goods are sold fully assembled and packaged, offering consumers a promotionally priced alternative for household furniture.

MANUFACTURING

         CASUAL FURNITURE

         WinsLoew has manufacturing facilities for casual furniture products in Haleyville, Alabama; Houston, Texas; and Ocala, Florida. The facilities in Haleyville manufacture extruded and tubular aluminum casual furniture and most related accessories, including cushions and umbrellas. In the Houston facility, the Company manufactures extruded and tubular aluminum. In the Ocala facility, the Company manufactures extruded and tubular aluminum, steel and wood furniture. WinsLoew's goal at its facilities is to produce a high quality product at the lowest possible manufacturing cost and deliver it in a timely manner to dealers. WinsLoew's international products are manufactured in Mexico. See "--Marketing and Sales."

         WINSTON DIVISION - HALEYVILLE, ALABAMA. WinsLoew's aluminum furniture manufacturing facility in Haleyville manufactures goods exclusively to order. WinsLoew normally ships products on the day completed, eliminating the need to maintain finished goods inventory. WinsLoew provides timely delivery service by typically shipping goods within three weeks after credit approval.

         In the manufacturing process, WinsLoew cuts extruded aluminum tubes to size and shapes or bends them in specially designed machinery. The aluminum is then welded to form a solid frame, and the frame is subjected to a grinding and buffing process to eliminate any rough spots that may have been caused during welding. After this process is completed, the frame is cleaned, painted in a state-of-the-art powder coating system and heat cured. WinsLoew then adds vinyl strapping, cushions, fabric slings, or other accessories to the finished frame, as appropriate. WinsLoew then packages the product with umbrellas, tempered glass and other accessories, as applicable, and ships it to the customer.

         WinsLoew extensively refurbished and modernized its Haleyville facilities in late 1984 and significantly expanded them in 1990 and 1993. WinsLoew believes that its Haleyville facilities are some of the most modern in the casual aluminum furniture industry, and that the efficiencies attributable to these plants are a significant factor in WinsLoew's relatively low manufacturing costs.

         WinsLoew's vertical integration provides additional manufacturing efficiencies. WinsLoew manufactures cushions for its aluminum furniture in Haleyville, and, in addition, cuts, sews and assembles the fabric covers that are combined with pre-assembled poles to produce outdoor umbrellas.

         WinsLoew believes that it manufactures the highest quality aluminum casual furniture in its price range. WinsLoew welds, not rivets or bolts, the major frame components of its aluminum furniture, thereby increasing the durability and enhancing the appearance of the aluminum product line. The powder coated painting process results in an attractive and durable finish. To ensure that only the highest quality products are shipped to customers, WinsLoew's quality control department has established control check points where the quality of 100% of its aluminum products is examined during the manufacturing process. These processes allow WinsLoew to offer a two-year frame and finish guarantee on all of its aluminum products for residential use. Warranty expense to date has been negligible.

         TEXACRAFT DIVISION - HOUSTON, TEXAS. WinsLoew's Houston facility includes an aluminum furniture manufacturing facility with processes essentially the same as WinsLoew's aluminum line in Haleyville. Additionally, the Houston facility manufactures steel and wood furniture and includes a fiberglass manufacturing facility for tables, umbrellas, and accessories.

         TROPIC CRAFT DIVISION - OCALA, FLORIDA. WinsLoew's Ocala facility includes an aluminum furniture manufacturing facility with processes essentially the same as WinsLoew's aluminum line in Haleyville.

         CONTRACT SEATING

         WinsLoew currently utilizes approximately 226,000 square feet of manufacturing space for contract seating production in facilities located in Florida and North Carolina.

         LOEWENSTEIN DIVISION - POMPANO BEACH, FLORIDA. This facility assembles and finishes to customer order most of WinsLoew's contract seating products (other than the casual contract products described above). WinsLoew purchases component parts from a variety of suppliers, including a number of European manufacturers, or manufactures. The principal elements of wood chair assembly include: (i) frame glue-up, (ii) sanding, (iii) seat assembly (in which upholstered seats are constructed from component bottoms, foam padding and cloth coverings) and (iv) painting/lacquering. To provide consistency and speed in this finishing process, WinsLoew utilizes a state-of-the-art conveyorized paint line with electrostatic spray guns and a three-dimensional ultraviolet drying system. For upholstered products, the specified fabric cloth is stretched to the chair frame over foam padding. WinsLoew generally assembles its metal chairs from imported components. After rework and leveling, WinsLoew cartons its chairs to prevent damage in transportation. The manufacturing process also includes a number of product inspections and other quality control procedures.

         GREGSON DIVISION - LIBERTY, NORTH CAROLINA. This manufacturing facility includes such operations as assembling, upholstering, and finishing. While styling is continuously updated, the basic construction process does not change significantly from year to year, which reduces the need for substantial modifications to the production process. The Company is the process of consolidating the manufacture of its contract products for the hospitality market at the Gregson facility and the manufacture of all other contract seating products at the Pompano Beach facility. Management expects this process to be completed by the end of 1999.

         RTA FURNITURE

         SOUTHERN WOOD DIVISION - SPARTA, TENNESSEE. WinsLoew currently utilizes approximately 158,000 square feet of manufacturing and warehouse space for its RTA products. For the manufacture of its "spindle" products the

Company uses high density particle board and dowels. The Company turns, stains and lacquers all of the spindles. WinsLoew laminates the particle board with a variety of wood grains and solid colors. WinsLoew individually boxes the product with spindles and board, along with any necessary hardware and assembly instructions. For "flatline" products WinsLoew individually boxes the cut laminated particle board, along with necessary hardware and assembly instructions. For case goods, the edges of the cut laminated particle board may be "soft formed" for aesthetic value. The unit is then assembled using glue and screws and utilizes quality components and hardware, such as self-closing drawer runners, on all units. These fully assembled units are then packaged for shipment.

         MANUFACTURING CAPACITY

         Management believes that the Company's manufacturing facilities in the casual and contract seating product lines are currently operating, in the aggregate, at approximately 75% of capacity, assuming a one-shift basis. Management considers the Company's present manufacturing capacity to be sufficient for the foreseeable future and believes that, by adding multiple shift operations, the Company can significantly increase the total capacity of its facilities to meet growing product demand with minimal additional capital expenditures. In addition, the Company engages in an ongoing maintenance and upgrading program, and considers its machinery and equipment to be in good condition and adequate for the purposes for which they are currently used.

MARKETING AND SALES

         CASUAL FURNITURE

         WinsLoew markets its residential casual furniture products throughout the United States, Canada and the Caribbean. WinsLoew currently makes substantially all of its residential sales to customers located east of the Rocky Mountains. WinsLoew markets residential products to approximately 800 active customers, including specialty patio stores, full-line furniture retailers, and department stores. WinsLoew also sells its contract casual products to certain commercial end-users such as hotels, restaurants, country clubs, exporters, interior designers and developers of apartments and motels.

         WinsLoew sells substantially all of its residential products through approximately 30 independent manufacturer's representatives. Each representative: (i) promotes, solicits and sells WinsLoew's products in an assigned territory, (ii) agrees to assist in the collection of receivables and adjustment of any complaints with regard to his or her sales and (iii) receives commissions based on the net sales made in his or her territory. WinsLoew determines the prices at which its products will be sold and may refuse to accept any orders submitted by a sales representative for credit-worthiness or other reasons. WinsLoew's representatives may carry other products which do not directly compete with WinsLoew's product lines. WinsLoew has long-standing relationships with most of its representatives.

         WinsLoew's marketing program assists its representatives in various ways, including: (i) holds exhibitions at national and regional furniture shows and leases a year-round showroom at the Merchandise Mart in Chicago, Illinois,
(ii) provides retailers with annual four-color catalogs of its products, sample materials illustrating available colors and fabrics, point of sale materials and special sales brochures, (iii) provides information directly to representatives at annual sales meetings attended by senior management and manufacturing personnel, (iv) maintains a customer service department which ensures that WinsLoew promptly responds to the needs and orders of WinsLoew's customers, (v) maintains regular contact with key retailers and (vi) conducts ongoing surveys to determine dealer satisfaction. WinsLoew markets its casual contract products nationally through a team of company employed and independent sales representatives.

         WinsLoew organized its Winston International division primarily for the purpose of distributing casual furniture products that it does not manufacture. Winston International's current product offerings include a line of cast aluminum products. WinsLoew inventories, distributes and administers this product line in Haleyville, Alabama.

         CONTRACT SEATING

         WinsLoew sells its contract seating products primarily to architectural design firms, restaurant, lodging chains, office furniture dealers and retail store planners. WinsLoew sells substantially all of its contract seating products through approximately 40 independent sales representative organizations that employ approximately 100 sales associates. Each sales representative: (i) promotes and sells WinsLoew's products in an assigned territory, (ii) assists WinsLoew in responding to customer service request and (iii) receives commissions based on the net sales made in his or her territory. WinsLoew determines the prices at which its products will be sold, and may refuse to accept any orders submitted by a sales representative for creditworthiness or other reasons.

         WinsLoew's marketing program assists its representatives in various ways, including: (i) holds exhibitions at national shows, (ii) provides its representatives and customers with four color catalogs of its products, (iii) provides information to representatives at sales meetings and (iv) maintains a customer service department that ensures WinsLoew promptly responds to the needs and orders of customers.

         RTA FURNITURE

         WinsLoew sells its promotionally priced RTA furniture products through independent sales representatives, primarily to mass merchandisers and catalog wholesalers. WinsLoew prepares product catalogs and brochures as sales material for its independent sales representatives. The Company maintains a customer service department to ensure prompt response to the needs and orders of customers. The Company also holds exhibitions at national furniture shows.

BACKLOG

         As of December 31, 1998, WinsLoew's backlog of orders was approximately $21.8 million, compared to $17.6 million at December 31, 1997. WinsLoew, in accordance with industry practice, generally permits orders to be canceled prior to shipment without penalty. Management does not consider backlog to be predictive of future sales activity because of WinsLoew's short manufacturing cycle and delivery time, and, especially in the case of casual furniture, the seasonality of sales.

RAW MATERIALS AND FOREIGN SOURCING

         WinsLoew manufactures most of its products to order from basic raw materials, and, consequently, is able to avoid carrying large amounts of finished goods inventory particularly in its casual and contract seating product lines. WinsLoew also attempts to maintain minimum levels of raw material inventory. WinsLoew's principal raw materials consist of extruded aluminum tubes, steel rods, woven vinyl fabrics, paint/finishing materials, vinyl strapping, cushion filler materials, cartons, glass table tops, component parts for contract seating, particle board and other lumber products and hardware. Although WinsLoew has no long-term supply contracts, it generally has a number of sources for its raw materials and has not experienced any significant problems in obtaining adequate supplies for its operations. Nevertheless, the purchase of aluminum is, from time to time, highly competitive, and its price, as a commodity, is subject to market conditions beyond WinsLoew's control. In addition, fluctuations in lumber prices and the costs of other raw materials have not historically had a material adverse effect on WinsLoew's results of operations.

         However, future price increases may have a material adverse effect on WinsLoew's financial condition and results of operations. Management believes that WinsLoew's policy of maintaining several sources for most supplies contributes to its ability to obtain competitive pricing.

         A significant portion of the Loewenstein raw materials consist of component chair parts purchased from several Italian manufacturers. WinsLoew views its suppliers as "partners" and works with such suppliers on an ongoing basis to design and develop new products. WinsLoew believes that these cooperative efforts, its long-standing relationships with these suppliers and its experience in conducting on-site, quality control inspections provide it with a competitive advantage over many other furniture manufacturers, including a competitive purchasing advantage in times of product shortages. In addition, in the case of Italian and European suppliers, WinsLoew generally contracts for its purchases of such component parts in such manner as to minimize its exposure to foreign currency fluctuations. Although WinsLoew has close working relationships with its foreign suppliers, WinsLoew's future success may depend, in part, on maintaining such or similar relationships. Given the special nature of the manufacturing capabilities of these suppliers, in particular certain wood-bending capabilities, and sources of specialized wood types, the Loewenstein division could experience a disruption in their operations in the event of any required replacement of such suppliers. Situations beyond WinsLoew's control, including political instability, significant and prolonged foreign currency fluctuations, economic disruptions, the imposition of tariffs and import and export controls, changes in government policies and other factors may have a material adverse effect on WinsLoew.

FURNITURE INDUSTRY AND COMPETITION

         The furniture industry is cyclical and affected by changes in general economic conditions, consumer confidence and discretionary income, interest rate levels, and credit availability. Weather conditions during the peak retail selling season and the resulting impact on consumer purchases of outdoor furniture products also affect sales of casual furniture products.

         The furniture industry is highly competitive and includes a large number of manufacturers, none of which dominate the market. Certain of the companies which compete directly with WinsLoew may have greater financial and other resources than WinsLoew. Based on its extensive industry experience, management believes that competition in casual furniture and contract seating is generally a function of product design, construction quality, prompt delivery, product availability, customer service and price. Management similarly believes that competition in WinsLoew's promotional price niche of the RTA furniture industry is limited, and is based primarily on prompt delivery, product availability, customer service and price.

         WinsLoew believes that it successfully competes in the furniture industry primarily on the basis of its innovatively styled product offerings and merchandising programs, the quality of its products, and WinsLoew's emphasis on providing high levels of customer service. While sales of imported, foreign-produced casual furniture have increased significantly in recent years, WinsLoew's sales have not been adversely affected because such foreign products are generally: (i) limited in design, styles and colors, (ii) of lesser quality than WinsLoew's products, (iii) marketed in the lower-end price range and (iv) not supported with competitive customer service and responsiveness to customers' needs for quick delivery.

TRADEMARKS AND PATENTS

         WinsLoew has registered the following trademarks with the United States Patent and Trademark Office: WINSTON, LOEWENSTEIN/OGGO, GREGSON, SOUTHERN WOOD PRODUCTS, and LeCASSO. Management believes that WinsLoew's trademark position is adequately protected in all markets in which WinsLoew does business. WinsLoew also believes that its various trade names are generally well recognized by dealers and distributors, and are associated with a high level of quality and value.

         WinsLoew holds several design and utility patents, and has applications pending for issuance of other design and utility patents. Since WinsLoew believes that it is an innovator of styles and designs, it is the Company's policy to apply for design and utility patents for those designs which it believes may be of significance to WinsLoew.

ENVIRONMENTAL MATTERS

         WinsLoew's management believes that WinsLoew complies in all material respects with all applicable federal, state and local provisions relating to the protection of the environment. The principal environmental regulations that apply to WinsLoew govern air emissions, water quality and the storage and disposition of solvents. Compliance with environmental protection laws and regulations has not had a material adverse impact on

WinsLoew's financial condition or results of operations in the past and is not expected to have a material adverse impact in the future.

PROPERTIES

         The following table provides information with respect to each of the Company's facilities:


                                                           APPR.                                     LEASE
                                                       BUILDING AREA    APPR. LAND     OWNED OR    EXPIRATION
     LOCATION          DIVISION        PRIMARY USE         (FEET)      AREA (ACRES)     LEASED        DATE
     --------          --------        -----------     -------------   -----------    --------     ----------
Hoover, AL                All          Headquarters         9,800             2.0       Owned         N/A

Haleyville, AL          Winston       Manufacturing       155,000            17         Owned         N/A
                                       and Offices

Haleyville, AL          Winston         Warehouse          20,000             1         Owned         N/A

Haleyville, AL          Winston        Sewing Plant        30,000             1         Owned         N/A

Chicago, IL         Casual Division    Merchandise         12,000           N/A         Leased      8/31/02
                                      Mart Showroom

Houston, TX            Texacraft      Manufacturing        89,500           N/A         Leased      4/15/05
                                       and Offices

Ocala, FL            Tropic Craft     Manufacturing        49,000             7.4       Owned         N/A
                                       and Offices

Pompano Beach, FL     Loewenstein     Manufacturing       100,000            13.8       Owned         N/A
                                       and Offices

Pompano Beach, FL     Loewenstein       Warehouse           6,500           N/A         Leased        MTM

Liberty, NC             Gregson       Manufacturing       126,000             9.5       Owned         N/A
                                       and Offices

Sparta, TN             Southern       Manufacturing        94,300            10.0       Owned         N/A
                         Wood          and Offices

Sparta, TN             Southern       Manufacturing        63,260            32.9       Owned         N/A
                         Wood          and Offices


EMPLOYEES

         At December 31, 1998, WinsLoew had approximately 1,124 full-time employees, of whom 17 were employed in management, 203 in sales, general, and administrative positions, and 904 in manufacturing, shipping, and warehouse positions.

         The only employees subject to collective bargaining agreements are approximately 123 of WinsLoew's hourly employees in Haleyville, Alabama, who are represented by the Retail, Wholesale, and Department Store Union. The labor agreement between WinsLoew and such union, which expires on July 31, 2001, provides that there shall be no strikes, slowdowns or lockouts. WinsLoew considers its employee relations to be good.

LEGAL PROCEEDINGS

         From time to time, the Company is subject to legal proceedings and other claims arising in the ordinary course of its business. The Company maintains insurance coverage against potential claims in an amount which it believes to be adequate. Based primarily on discussions with counsel and management familiar with the underlying disputes, the Company believes that it is not presently a party to any litigation, the outcome of which would have a material adverse effect on its business or operations.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data are derived from the Consolidated Financial Statements of WinsLoew. The following data has been restated to reflect Southern Wood as a continuing operation (see Note 2 of Notes to Consolidated Financial Statements). The following selected consolidated financial data should be read in conjunction with WinsLoew's Consolidated Financial Statements and related Notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included herein.


                                                                      YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------------------------
                                                       1998           1997          1996        1995        1994
                                                      --------       --------     --------     -------     -------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:(1)
Net sales                                             $141,360       $122,145     $117,405    $110,887     $95,561
Cost of sales                                           87,232         79,431       78,029      78,710      65,060
                                                      --------       --------     --------    --------     -------
   Gross profit                                         54,128         42,714       39,376      32,177      30,501
Selling, general and administrative expenses            23,124         21,427       21,472      19,303      16,303
Amortization                                             1,122            992        1,444       2,087       2,000
Non-recurring charges                                       --             --           --          --         917
                                                      --------       --------     --------    --------     -------
   Operating income                                     29,882         20,295       16,460      10,787      11,281
Interest expense                                           635          2,296        3,083       3,841       2,795
                                                      --------       --------     --------    --------     -------
Income from continuing operations before income
   taxes and extraordinary item                         29,247         17,999       13,377       6,946       8,486
Provision for income taxes                              10,947          6,838        4,834       3,489       3,068
                                                      --------       --------     --------    --------     -------
Income from continuing operations before
   extraordinary item                                   18,300         11,161        8,543       3,457       5,418
Income (loss) from discontinued operations, net
   of taxes                                                 --           (718)        (259)     (9,199)        934
Gain (loss) from sale of discontinued
   operations, net of taxes                              2,031         (8,200)          --          --          --
Extraordinary item                                          --             --           --       1,698          --
                                                      --------       --------     --------    --------     -------
Net income (loss)                                     $ 20,331       $  2,243     $  8,284    $ (4,044)    $ 6,352
                                                      ========       ========     ========    ========     =======

Basic earnings (loss) per share:
   Income from continuing operations before
     extraordinary item                               $   2.46       $   1.49     $   0.98    $   0.38     $  0.56
   Income (loss) from discontinued operations,
     net of taxes                                           --          (0.09)       (0.03)      (1.02)       0.10
   Gain (loss) from sale of discontinued
     operations, net of taxes                             0.27           (1.10)         --          --          --
   Extraordinary item                                       --             --           --        0.19          --
                                                      --------       --------     --------    --------     -------
   Net income (loss)                                  $   2.73       $   0.30     $   0.95    $  (0.45)    $  0.66
                                                      ========       ========     ========    ========     =======
Weighted average shares                                  7,450          7,484        8,724       9,029       9,655
                                                      ========       ========     ========    ========     =======
Diluted earnings (loss) per share:
   Income from continuing operations before
     extraordinary item                               $   2.40       $   1.48     $   0.98    $   0.38     $  0.56
   Income (loss) from discontinued operations,
     net of taxes                                           --          (0.10)       (0.03)      (1.02)       0.10
   Gain (loss) from sale of discontinued
     operations, net of taxes                             0.27          (1.08)          --          --          --
   Extraordinary item                                       --             --           --        0.19          --
                                                      --------       --------     --------    --------     -------
   Net income (loss)                                  $   2.67       $   0.30     $   0.95    $  (0.45)    $  0.66
                                                      ========       ========     ========    ========     =======
Weighted average shares and common share
   equivalents outstanding                               7,624          7,563        8,730       9,029       9,655
                                                      ========       ========     ========    ========     =======


                                                                          DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                    1998         1997          1996         1995         1994
                                                 ------------ ------------  -----------  -----------  -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:(1)
Working capital                                      $25,840      $29,937      $40,102      $58,785      $37,711
Total assets                                          84,553       80,414       99,950      104,004      111,054
Long-term debt (less current portion)                  1,400       15,908       38,726       40,130       39,094
Total debt                                             1,447       16,423       40,681       41,941       40,893
Stockholders' equity                                  66,226       51,026       48,400       53,228       60,680


-------------------------

(1) The ratio of earnings to fixed charges for the fiscal years ended December 31, 1997 and 1998 was 9-to-1 and 4.7 to-1, respectively. The book value per share as of December 31, 1998 was $9.08 per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

GENERAL

         WinsLoew designs, manufactures and distributes of casual furniture and contract seating furniture. WinsLoew's casual furniture products are distributed through independent manufacturer's representatives and are constructed of extruded and tubular aluminum and cast aluminum. These products are distributed through fine patio stores, department stores and full line furniture stores nationwide. WinsLoew's contract seating products are distributed to a broad customer base, which includes architectural design firms and restaurant and lodging chains.

         During 1997 the Company adopted a plan to dispose of its RTA operations. WinsLoew's RTA products included ergonomically-designed computer workstations, which the Company denoted as "space savers", promotionally-priced coffee and end tables, wall units and rolling carts and an extensive line of futons, futon frames and related accessories. Distribution of RTA furniture products was primarily through mass merchandisers, catalogue wholesalers and specialty retailers. As a result of this decision, the Company recorded a pre-tax non-cash charge totaling $12.4 million in the fourth quarter of 1997 relating to the disposal of the RTA operations. The charge can be summarized as follows:

     Write-off of goodwill in connection with sale of assets     $ 3,902,000
     Reduction of inventory value                                  2,791,000
     Reduction of property to net realizable value                 2,067,000
     Reduction of accounts receivable value                        1,390,000
     Other liabilities / reserves                                  1,050,000
     Accrual for losses through disposition                        1,200,000
                                                                 ===========
     Total                                                       $12,400,000
                                                                 ===========


         The Company planned to sell two of the businesses and liquidate the assets related to the futon business. During 1998 the Company sold one of the businesses, completed the liquidation of the futon business and decided to retain its Southern Wood business due to improved profitability (see Note 2 to Notes to the Consolidated Financial Statements).

         The amounts reflected hereafter include Southern Wood as a continuing operation.

RESULTS OF OPERATIONS

         The following table sets forth net sales, gross profit and gross margin as a percent of net sales for the years ended December 31, 1998, 1997 and 1996 for each of the Company's product lines (in thousands, except for percentages):


                              1998                           1997                         1996
                  --------------------- -------- ------------------------------ ----------------------------
                     NET       GROSS     GROSS      NET       GROSS     GROSS      NET      GROSS     GROSS
                    SALES      PROFIT   MARGIN     SALES      PROFIT   MARGIN     SALES     PROFIT   MARGIN
                  ----------- --------- -------- ----------- --------- -------- ---------  --------- -------
Casual furniture    $ 59,733   $28,227    47.3%    $ 56,363   $24,164    42.9%   $ 58,066   $23,812    41.0%
Contract seating      69,938    23,439    33.5%      58,386    17,256    29.6%     48,629    14,126    29.0%
RTA                   11,689     2,462    21.1%       7,396     1,294    17.5%     10,710     1,438    13.4%
                     -------   -------             --------   -------            --------   -------

Total               $141,360   $54,128    38.3%    $122,145   $42,714    35.0%   $117,405   $39,376    33.5%
                    ========   =======             ========   =======            ========   =======

         The following table sets forth certain information relating to the Company's operations expressed as a percentage of the Company's net sales:


                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------------------
                                                                1998             1997             1996
                                                            --------------    ------------     ------------
Gross profit                                                      38.3%           35.0%           33.5%
Selling, general and administrative expense                       16.4%           17.5%           18.3%
Amortization                                                       0.8%            0.8%            1.2%
Operating income                                                  21.1%           16.6%           14.0%
Interest expense                                                   0.4%            1.9%            2.6%
Provision for income taxes                                         7.7%            5.6%            4.1%
Income from continuing operations before extraordinary
     item                                                         12.9%            9.1%            7.3%
Loss from discontinued operations, net of taxes                     --            (0.6%)          (0.2%)
Gain (loss) from sale of discontinued operations, net of
     taxes                                                         1.4%           (6.7%)            --
Net income                                                        14.4%            1.8%            7.1%


COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

         NET SALES. WinsLoew's consolidated net sales for 1998 increased $19.2 million or 15.7% to $141.4 million, compared to $122.1 million in 1997. The casual product line sales increased by 17.9%, after excluding sales for the Company's wrought iron business sold during 1997. The Company believes that due to its high quality and innovative designs, existing retail customers have continued to allocate more floor space, requiring larger inventories of the Company's casual aluminum furniture. The contract seating product line experienced a sales increase of 19.8% due to growth in the core business and increased demand from the lodging industry. The RTA product line experienced a sales increase of 58.0% due to increased demand as the Company broadened it's product offering to include additional flat-line products and case goods which allowed the Company to enter new markets.

         GROSS PROFIT. Consolidated gross profit increased $11.4 million in 1998 to $54.1 million compared to $42.7 million in 1997. The casual, contract seating and RTA product lines improved gross profits in 1998 due to greater operating efficiencies, increased sales volumes and improved raw material costs.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.7 million in 1998, compared to 1997, due to commissions expense and other variable costs related to the increased sales volume in 1998.

         AMORTIZATION. Amortization expense increased $130,000 in 1998, compared to 1997, due to amortization of goodwill related to the Tropic Craft acquisition.

         OPERATING INCOME. As a result of the above, WinsLoew recorded operating income of $29.9 million (21.1% of net sales) in 1998, compared to operating income of $20.3 million (16.6% of net sales) in 1997.

         INTEREST EXPENSE. WinsLoew's interest expense decreased $1.7 million in 1998, compared to 1997. The Company has reduced its debt by $15.0 million from December 31, 1997.

         PROVISION FOR INCOME TAXES. WinsLoew's effective tax rate from continuing operations of 37.4% in 1998 and 38.0% in 1997 is greater than the federal statutory rate due to the effect of state income taxes and non-deductible goodwill amortization.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

         NET SALES. WinsLoew's consolidated net sales for 1997 increased $4.7 million or 4.0% to $122.1 million, compared to $117.4 million in 1996. The casual product line sales increased by 7.6% after excluding sales for the Company's wrought iron business sold during 1997. The Company believes that due to its high quality and innovative designs, existing retail customers have allocated more floor space, requiring larger inventories of the Company's casual aluminum furniture. The contract seating product line experienced a sales increase of 20.1% due to growth in the core business and increased demand from the lodging industry. The RTA product line experienced a sales decrease of 30.9% due to the loss of a major customer.

         GROSS PROFIT. Consolidated gross profit increased $3.3 million in 1997 to $42.7 million compared to $39.4 million in 1996. The casual and contract seating product lines improved gross profits in 1997 due to greater operating efficiencies, increased sales volumes (after excluding sales for the Company's Lyon Shaw wrought iron business sold in 1997) and improved raw material costs. The RTA product line experienced a 10.0% decrease in gross profit in 1997 due to lower sales volume.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $45,000 in 1997, compared to 1996, due to various cost reduction programs which more than offset commission expense and other variable costs related to the increased sales volume in 1997.

         AMORTIZATION. Amortization expense decreased $452,000 due to the intangible assets that became fully amortized in 1996.

         OPERATING INCOME. As a result of the above, WinsLoew recorded operating income of $20.3 million (16.6% of net sales) in 1997, compared to operating income of $16.5 million (14.0% of net sales) in 1996.

         INTEREST EXPENSE. WinsLoew's interest expense decreased $787,000 in 1997, compared to 1996. The Company reduced its debt by $24.3 million from December 31, 1996 to December 31, 1997.

         PROVISION FOR INCOME TAXES. WinsLoew's effective tax rate from continuing operations of 38.0% in 1997 and 36.1% in 1996 is greater than the federal statutory rate due to the effect of state income taxes and non-deductible goodwill amortization.

SEASONALITY AND QUARTERLY INFORMATION

         The furniture industry is cyclical and sensitive to changes in general economic conditions, consumer confidence, and discretionary income, interest rate levels and credit availability.

         Sales of casual products are typically higher in the second quarter and fourth quarters of each year, primarily as a result of the following: (i) high retail demand for casual furniture in the second quarter, preceding the summer months and (ii) the impact of special sales programs on fourth quarter sales. The Company's casual product sales can also be affected by weather conditions during the peak retail selling season and the resulting impact on consumer purchases of outdoor furniture products. During the third quarter of 1997, the Company sold its Lyon Shaw wrought iron division (See Note 3 of the Notes to the Consolidated Financial Statements).

         The following table presents the Company's unaudited quarterly data for 1998 and 1997. Such operating results are not necessarily indicative of results for future periods. WinsLoew believes that all necessary and normal recurring adjustments have been included in the amounts in order to present fairly and in accordance with generally accepted accounting principles the selected quarterly information when read in conjunction with WinsLoew's Consolidated Financial Statements included elsewhere herein. The following data has been restated to reflect Southern Wood as a continuing operation.


                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1998 QUARTERS                                      FIRST          SECOND            THIRD         FOURTH
-------------                                     -------         -------          -------        -------
Net sales                                         $27,576         $42,892          $36,258        $34,634
Gross profit                                        9,630          16,740           13,527         14,231
Operating income                                    4,871          10,282            6,265          8,464
Interest expense (income)                             333             354              137           (189)
Income from continuing operations                   2,873           6,199            3,791          5,437
Gain on sale of discontinued operations                --              --               --          2,031

Net income                                        $ 2,873         $ 6,199          $ 3,791        $ 7,468
                                                  =======         =======          =======        =======
Basic earnings per share:
   Income from continuing operations (1)          $  0.38         $  0.83          $  0.51        $  0.75
   Gain on sale of discontinued
      operations                                       --              --               --           0.27
                                                  -------         -------          -------        -------
   Net income (1)                                 $  0.38         $  0.83          $  0.51        $  1.02
                                                  =======         =======          =======        =======
Weighted average shares                             7,535           7,513            7,468          7,296
                                                  =======         =======          =======        =======
Diluted earnings per share:
   Income from continuing operations                $0.37           $0.80            $0.50          $0.73
   Gain on sale of discontinued
      operations                                       --              --               --           0.27

   Net income                                       $0.37           $0.80            $0.50          $1.00
                                                  =======         =======          =======        =======
Weighted average shares and common share
equivalents outstanding                             7,683           7,722            7,647          7,453
                                                  =======         =======          =======        =======


1997 QUARTERS                                      FIRST           SECOND           THIRD          FOURTH
-------------                                    -------          --------         -------        -------
Net sales                                         $24,682         $39,854          $29,523        $28,086
Gross profit                                        7,519          15,020           10,073         10,102
Operating income                                    2,592           8,313            4,440          4,950
Interest expense                                      857             645              590            204
Income from continuing operations                   1,047           4,729            2,355          3,030
Loss from discontinued operations                    (229)           (225)             (73)          (191)
Loss on sale of discontinued operations                --              --               --         (8,200)
Net income (loss)                                 $   818         $ 4,504          $ 2,282        $(5,361)
                                                  =======         =======          =======        =======

Basic earnings (loss) per share:
   Income from continuing operations (1)          $  0.14         $  0.63          $  0.31        $  0.40
   Loss from discontinued operations (1)            (0.03)          (0.03)           (0.01)         (0.03)
   Loss on sale of discontinued
       operations (1)                                 --               --               --          (1.09)
                                                  -------         -------          -------        -------
   Net income (loss)                              $  0.11         $  0.60          $  0.30        $ (0.72)
                                                  =======         =======          =======        =======
Weighted average shares                             7,443           7,456            7,508          7,524
                                                  =======         =======          =======        =======

Diluted earnings (loss) per share:
   Income from continuing operations              $  0.14         $  0.63          $  0.31        $  0.40
   Loss from discontinued
      operations                                    (0.03)          (0.03)           (0.01)         (0.03)
    Loss on sale of discontinued
      operations (1)                                   --              --               --          (1.07)
                                                  -------         -------          -------        -------
   Net income (loss) (1)                          $  0.11         $  0.60          $  0.30        $ (0.70)
                                                  =======         =======          =======        =======

Weighted average shares and common share
equivalents outstanding                             7,495           7,502            7,602          7,630
                                                  =======         =======          =======        =======

-----------

(1)      Quarter amounts do not add to annual figures due to rounding.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's short-term cash needs are primarily for working capital to support its debt service, accounts receivable and inventory requirements.
The Company has historically financed its short-term liquidity needs with internally generated funds and revolving line of credit borrowings. At December 31, 1998, the Company had $25.8 million of working capital and $18.4 million of unused and available funds under its credit facilities.

         The Company has a senior credit facility with a consortium of banks and other institutional lenders. The facility, which matures in February 2001 and is collateralized by substantially all of the assets of the Company, consists of a revolving line of credit, term loan and an acquisition line of credit. The working capital revolving line of credit allows the Company to borrow funds up to a certain percentage of eligible inventories and accounts receivable. The $12.5 million acquisition line of credit can be used for capital expenditures and purchases of the Company's common stock.

         In June 1996, WinsLoew amended its senior credit facility to provide the Company with a variable amount available under the revolving line of credit (see Note 4 to the Consolidated Financial Statements). Due to the seasonal nature of the casual furniture product line, WinsLoew's cash requirements are usually greater in the first quarter of each year. The June 1996 amendment allows the amount available to fluctuate with the seasonal nature of the Company's business. After the first quarter of each year, the Company's cash requirements from its credit line decline. By use of a variable amount of credit availability, the Company can avoid the cost of an available but unused line of credit. At December 31, 1998, from an available maximum line of credit of $40 million, WinsLoew has elected to set the amount available at $35 million.

         WinsLoew's senior credit facility allows the Company to borrow under its line of credit to purchase shares of the Company's common stock (see Note 5 of Notes to the Consolidated Financial Statements). As of December 31, 1998, there was $6.1 million available for such repurchases.

         CASH FLOWS FROM OPERATING ACTIVITIES. Net cash provided by operations increased to $31.1 million in 1998 primarily due to improved profitability from continuing operations.

         CASH FLOWS FROM INVESTING ACTIVITIES. During 1998, the Company spent $0.9 million on capital expenditures and $9.3 million on the purchase of Tropic Craft (see Note 3 to the Consolidated Financial Statements).

         At December 31, 1998, the Company had no material commitments for capital expenditures.

         CASH FLOWS FROM FINANCING ACTIVITIES. During 1998, The Company used the cash generated by operations to repay $15.0 million of debt and purchase $6.1 million of the Company's common stock (see Note 5 of Notes to the Consolidated Financial Statements).

FOREIGN EXCHANGE FLUCTUATIONS AND EFFECTS OF INFLATION

         WinsLoew purchases some raw materials from several Italian suppliers. These purchases expose the Company to the effects of fluctuations in the value of the U.S. dollar versus the Italian lira. If the U.S. dollar declines in value versus the Italian lira, the Company will pay more in U.S. dollars for these purchases. To reduce its exposure to loss from such potential foreign exchange fluctuations, the Company will occasionally enter into foreign exchange forward contracts. These contracts allow the Company to buy Italian lira at a predetermined exchange rate, thereby transferring the risk of subsequent exchange rate fluctuations to a third party. However, if the Company is unable to continue such forward contract activities, and the Company's inventories increase in connection with expanding sales activities, a weakening of the U.S. dollar against the Italian lira could result in reduced gross margins. The Company elected to hedge a portion of its exposure to purchases made in 1998 by entering into foreign currency forward contracts. At December 31, 1998, the Company did not have any forward contracts outstanding. The Company did not incur significant gains or losses from these foreign currency transactions.

         Inflation has not had a significant impact on the Company in the past three years, nor is it expected to have a significant impact in the foreseeable future.

YEAR 2000

         The Company began an assessment of the Year 2000 issue on its systems in mid 1995. Based on the assessment, the Company determined that it was necessary to replace portions of its software and hardware so that those systems will properly utilize dates beyond December 31, 1999. To date, approximately 91% of the Company's continuing operations business critical systems have been remediated and tested at a cost of approximately $0.5 million, which was provided by internally generated funds. This process is projected to be completed by mid to late 1999 at minimal additional cost.

         The Company has contacted its significant suppliers and customers concerning Year 2000 compliance. Based on these discussions the Company is not aware of any supplier or customer with a Year 2000 issue that would materially impact the Company's financial position, results of operations or liquidity. However, WinsLoew has no means of ensuring that suppliers or customers will be Year 2000 ready. The effect of non-compliance by third parties is not determinable.

         Management believes that it has substantially completed an effective program to resolve the Year 2000 issue in a timely manner. In the event that the Company is unable to complete the program or if the program is not successful, management believes that it has established adequate contingency plans involving manual systems, maintaining increased inventory levels and adjusting staffing levels for it's business critical systems and that such an event would not materially impact the Company's financial position. However, disruptions in the general economy resulting from Year 2000 issues could adversely affect the Company.

                      CERTAIN FORWARD LOOKING INFORMATION

         The Company does not, as a matter of course, make public projections as to future financial results. However, WinsLoew management annually prepares financial forecasts for internal use in capital budgeting and other management decisions. Management provided to the Special Committee and Mann Armistead such forecasts prepared during 1998 for the fiscal years 1999 through 2002, which forecasts do not give effect to the Merger or the related financing. None of these projections were prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Ernst & Young LLP, the Company's independent auditors, have not performed any procedures with respect to the projections and assume no responsibility for them.

         A summary of these projections is set forth below:


                                FISCAL 1999          FISCAL 2000         FISCAL 2001         FISCAL 2002
                             ------------------- -------------------- ------------------- -------------------
                                                             (IN THOUSANDS)

Net sales                         $157,314             $169,113            $181,796            $195,431
Operating Income                    32,054               34,951              37,930              41,065
Net income                          19,371               21,751              23,980              26,235
Earnings per share                    2.60                 2.90                3.20                3.50


         The foregoing projections should be read together with the information contained in WinsLoew's Consolidated Financial Statements and related Notes included elsewhere herein and with the following assumptions made in preparing such projections:

         (a) The foregoing projections do not give effect to the Merger or related financing.

         (b) The foregoing projections do not give effect to the acquisition of Pompeii or any other possible acquisitions or other transactions that may occur after the Merger.

         (c) Revenue would increase at a rate consistent with historical financial performance.

         None of the foregoing projections should be regarded as an accurate prediction of future events. Such projections are subjective in many respects and thus susceptible to various interpretations and periodic revision based actual experience and business developments. In addition, such projections are based on a number of assumptions that are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include the cyclical nature of the furniture manufacturing industry, significant competition in the furniture manufacturing industry, WinsLoew's dependence on key management and extensive environmental regulation. The projections have not been and will not be revised or updated from the date of their preparation to reflect subsequent events, facts or other information of which any person or entity has become aware.

         Inclusion of the foregoing forecasts should not be regarded as a representation by WinsLoew, the Purchaser, any of their respective affiliates or financial advisors or any other entity or person that the projected results would be achieved or as to any future event, occurrence or non-occurrence and none of the foregoing parties assumes any responsibility for the accuracy of such information. There can be no assurance that the projections will be realized, and actual results may be higher or lower than those shown, possibly be material amounts.

         A complete copy of the projections provided by management to the Special Committee and Mann Armistead for the fiscal years 1999 through 2002 has been filed as an exhibit to the Schedule 13E-3 filed with the Commission in connection with the Merger and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any shareholder or any representative of a shareholder who has been so designated in writing. A copy of such projections will be provided by the Company to any shareholder or any representative of a shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or such representative. See "Available Information."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF WINSLOEW

         The executive officers and directors of the Company are as follows:


                NAME                     AGE                         POSITION
---------------------------------        ---     -----------------------------------------------
Earl W. Powell...................         60     Chairman of the Board

Bobby Tesney.....................         54     President, Chief Executive Officer and Director

R. Craig Watts...................         45     Executive Vice President -- Contract Seating

Stephen C. Hess..................         50     Executive Vice President  -- Casual Furniture

Vincent A. Tortorici, Jr.........         45     Vice President and Chief Financial Officer

Jerry C. Camp....................         33     Vice President -- Operations

William F. Kaczynski, Jr.........         39     Director

Phillip T. George, M.D...........         59     Director

Peter W. Klein...................         43     Director

William H. Allen, Jr.............         63     Director

Sherwood M. Weiser...............         68     Director

M. Miller Gorrie.................         63     Director

James S. Smith...................         70     Director

Henry C. Cheek...................         73     Director


         The Company was formed in September 1994, and in December 1994 the Company merged with each of Winston and Loewenstein. Each of the Company's directors and executive officers were also directors or officers of Winston and/or Loewenstein, as described below. Prior to the merger, each of Winston and Loewenstein were publicly held corporations whose common stock traded on the Nasdaq National Market.

         Mr. Powell, Chairman of the Board of the Company since October 1994, serves as President and Chief Executive Officer of Trivest, Inc. ("Trivest"), which is a private investment firm specializing in management services and acquisitions, dispositions and leveraged buyouts, which was formed by Messrs. Powell and George in 1981. Trivest is an affiliate of the Trivest Partnerships and Trivest Manager. Mr. Powell has also served as Chairman of the Board of Atlantis Plastics, Inc., an American Stock Exchange company whose subsidiaries are engaged in the plastics industry ("Atlantis"), since founding that company in February 1984, as Chief Executive of Atlantis from its organization until February 1995 and as President of Atlantis from November 1993 to February 1995. Mr. Powell has served as Chairman of the Board of Biscayne Apparel, Inc., a company whose principal subsidiaries are engaged in the apparel industry ("Biscayne"), since October 1985 and presently serves as Chief Executive Officer of Biscayne. The common stock of Biscayne is quoted on the NASD OTC Bulletin Board. Biscayne filed a voluntary Chapter 11 bankruptcy petition in February 1999. Mr. Powell also served as Chairman of the Board of Winston from December 1988 to December 1994, Chairman of the Board of Loewenstein from February 1985 to December 1994 and as Loewenstein's President and Chief Executive Officer from May 1994 to December 1994. From 1971 until 1985, Mr. Powell was a partner with KPMG Peat Marwick, Certified Public Accountants ("Peat Marwick"), where his positions included serving as managing partner of Peat Marwick's Miami office.

         Mr. Tesney, President, Chief Executive Officer and a director of the Company since October 1994, served as President, Chief Executive Officer and a director of Winston from December 1993 to December 1994, General Manager of Winston from 1985 to December 1993 and as Senior Vice President-Operations of Winston from January to December 1993. Mr. Tesney also served as Vice President of Winston from 1979 until January 1992.

         Mr. Watts, Executive Vice President-Contract Seating of the Company since October 1994, served as a director of Loewenstein from December 1990 to December 1994, and was appointed Loewenstein's Executive Vice President-Contract Seating in May 1993, after serving as Vice President since May 1991. Mr. Watts also serves as the President and Chief Operating Officer of the Company's Loewenstein and Gregson divisions, and has served in a number of management positions since joining Loewenstein in April 1981.

         Mr. Hess, the Company's Executive Vice President-Casual Furniture since October 1994, served as Winston's Executive Vice President from December 1993 to December 1994, Winston's Senior Vice President-Marketing and Sales from January 1992 to September 1993, and as Winston's Vice President-Marketing and Sales from January 1983 until January 1992.

         Mr. Tortorici, the Company's Vice President and Chief Financial Officer since October 1994, served as Winston's Vice President-Finance and Administration and Chief Financial Officer from March 1988 to December 1994. Mr. Tortorici is a certified public accountant and was employed by Arthur Andersen & Co. from 1976 until March 1988.

         Mr. Camp, the Company's Vice President - Operations since September 1998, served as the Company's Director of Safety, Environmental and Human Resources from October 1994 to September 1998, served as Director of Engineering at Winston from September 1988 to October 1994, and served in various other capacities with Winston, including Project Engineer, from May 1984 to September 1988.

         Mr. Kaczynski was elected director of the Company in January 1998. Mr. Kaczynski has served as an executive officer of Trivest since January 1998 and is presently a Managing Director. From July 1996 until December 1997, he was Chief Financial Officer of WebSite Management Corp. d/b/a FlashNet Communications, an Internet service provider. From June 1994 until June 1996, he was Chief Financial Officer of Colorado Mountain Express, Inc., an airport transportation company. Prior to that he was with Heller Financial, Inc. from 1986 until 1994, most recently as Senior Vice President-Corporate Finance Group, Dallas, Texas.

         Dr. George, a director of the Company since October 1994, served as a director of Winston from October 1989 to December 1994 and as a director of Loewenstein from February 1985 to December 1994. Dr. George also serves as the Vice Chairman of the Board of Trivest, the Vice Chairman of the Board and Chairman of the Executive Committee of the Board of Directors of Atlantis, and as a Director of Biscayne. Biscayne filed a voluntary Chapter 11 bankruptcy petition in February 1999. Dr. George's executive position with Trivest has been his principal occupation since retiring from the private practice of plastic and reconstructive surgery in February 1986.

         Mr. Klein, a director of the Company since October 1994, served as a director of Winston from December 1988 to December 1994 and as a director of Loewenstein from May 1993 to December 1994. Mr. Klein has served as an executive officer of Trivest since May 1986 and is presently a Managing Director and the General Counsel of Trivest. Prior to joining Trivest, Mr. Klein practiced law in Chicago, Illinois and Cleveland, Ohio.

         Mr. Allen, a director of the Company since October 1994, served as a director of Loewenstein from September 1993 to December 1994. Mr. Allen serves as Vice Chairman of NationsBank Florida, and served as Chairman of the Board and Chief Executive Officer of Intercontinental Bank, a Nasdaq National Market company headquartered in Miami, Florida, from April 1987 until its merger with NationsBank South in December 1994. Mr. Allen also serves as a director of American Bankers Insurance Group, a New York Stock Exchange company headquartered in Miami, Florida, and Decorator Industries, Inc., traded on the American Stock Exchange, headquartered in Hollywood, Florida.

         Mr. Weiser, a director of the Company since October 1994, has been, since 1972, the Chairman of the Board, President and Chief Executive Officer of CHC International, Inc., a leading hotel and casino development and management company that does business as "Carnival Hotels and Casinos," and its predecessors. Mr. Weiser also serves as a director of Carnival Corporation, a cruise line traded on the New York Stock Exchange, Wyndam

International, Inc., traded as a paired share real estate investment trust on the New York Stock Exchange, and Mellon United National Bank, a New York Stock Exchange company.

         Mr. Gorrie, a director of the Company since October 1994, served as a director of Winston from February 1993 to December 1994 and from May 1986 to December 1988. Mr. Gorrie has been Chairman of Brasfield & Gorrie General Contractor, Inc., a diversified general contractor based in Birmingham, Alabama, since 1964. Mr. Gorrie is a director of Colonial Properties Trust, a real estate investment trust traded on the New York Stock Exchange.

         Mr. Smith, a director of the Company since October 1994, served as a director of Winston from February 1993 to December 1994, and as a director of Biscayne from June 1986 to February 1992. Mr. Smith has been engaged in private investment activities as his principal occupation for more than the prior five years. Mr. Smith served as Executive Vice President of Stephens, Inc., an investment banking firm based in Little Rock, Arkansas, from January 1985 until May 1987. Mr. Smith has also served as President of the Arnold D. Frese Foundation since March 1979.

         Mr. Cheek, a director of the Company since October 1994, served as a director of Winston from February 1993 to December 1994. Mr. Cheek has been engaged in private investment activities as his principal occupation for more than the prior five years. From 1951 until his retirement in 1984, Mr. Cheek was Vice President of U.S. Industries, Inc., a diversified holding company and served as Chief Executive Officer of its Furniture Group. Mr. Cheek served as a director of Winston from May 1987 through December 1988.

EXECUTIVE AND DIRECTOR COMPENSATION

         SUMMARY COMPENSATION TABLE

         The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer, and each of the Company's other executive officers whose total 1998 salary and bonus from the Company was $100,000 or more (the Chief Executive Officer and such other executive officer are referred to herein as the "Named Executive Officers").


                                                                                                          LONG TERM
                                                                                                         COMPENSATION
                                                                                                       ---------------
                                                           ANNUAL COMPENSATION                              AWARDS
                                       -----------------------------------------------------------     ---------------
                                                                                      OTHER ANNUAL        NUMBER OF
     NAME AND PRINCIPAL POSITION       FISCAL YEAR      SALARY          BONUS        COMPENSATION(1)   OPTIONS GRANTED
     ---------------------------       -----------      ------          -----        --------------    ---------------
BOBBY TESNEY.......................       1998        $250,150        $250,150         $104,236               --
   President and Chief Executive          1997         245,000         183,750           49,221           40,000
   Officer                                1996         216,400         162,300           28,240               --

STEPHEN C. HESS....................       1998         204,200         173,570           42,256               --
   Executive Vice                         1997         200,000         150,000           20,935           30,000
   President-Casual Furniture             1996         178,218         133,663           18,606               --

VINCENT A. TORTORICI, JR...........       1998         148,050          96,233           15,784               --
   Vice President and Chief               1997         145,000          72,500           12,669           25,000
   Financial Officer                      1996         129,900          64,950            8,718               --

R. CRAIG WATTS.....................       1998         185,824         157,803           21,067               --
   Executive Vice                         1997         181,830         136,373           19,343           25,000
   President-Contract Seating             1996         166,138         121,103           20,357               --

JERRY C. CAMP......................       1998          94,096          28,800            7,820               --
   Vice President --Operations            1997          85,770           8,900            5,908            5,000
                                          1996          71,850           7,185            5,195               --

---------------------

(1) "Other Annual Compensation" represents amount paid by the Company on behalf of the Named Executive Officer under the Company's Non-Qualified Supplemental Executive Retirement Plan established in October 1996. Under the terms of this Plan, selected employees make after-tax contributions of their salary to one or more investment alternatives available under such Plan. The Company then matches the employee contribution (up to 10% of compensation on an after-tax basis) depending on the employee's length of service (up to 50% for 15 years of continuous service). The employee is vested at all times in the deferred compensation and is vested immediately in the matching contribution.

         OPTION GRANTS

         No stock options were granted to any Named Executive Officers in 1998.

         AGGREGATED 1998 FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 1998. No stock options were exercised by such persons during 1998. All "unexercisable" options will become fully exercisable and cancelled in exchange for cash payments pursuant to the Merger. See "THE MERGER -- Cash-out of WinsLoew Stock Options."


                                                NUMBER OF SECURITIES                    VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED OPTIONS               IN-THE MONEY OPTIONS
                                                AT DECEMBER 31, 1998                    AT DECEMBER 31, 1998
                                          --------------------------------        --------------------------------
                NAME                      EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
--------------------------------------    -----------        -------------        -----------        --------------
Bobby Tesney......................            73,000              52,000          $1,263,625            $922,000
Stephen C. Hess...................            51,000              34,000             849,750             589,000
Vincent A. Tortorici, Jr..........            30,000              30,000             536,250             525,000
R. Craig Watts....................            55,175              30,000           1,020,335             525,000
Jerry C. Camp.....................             4,500               4,000              68,063              64,000


         401 (K) PLAN

         Effective January 1, 1997, the WinsLoew Furniture, Inc. 401 (k) Plan was established. Employees of the Company and its subsidiaries are eligible to participate in the Plan following the later to occur of (i) the employee's completion of one year of service or (ii) the employee's 21st birthday. Eligible employees may make a salary reduction contributions to the Plan on a pretax basis. For each calendar year, the Company and the other participating employees may make matching contributions to the Plan based on a discretionary matching percentage to be determined each year by the Company. In addition, the Company and the other participating employers may make a discretionary profit sharing contribution to the plan on behalf of each participant who completes more than 500 hours of service during the year or who is employed on the last day of the year. This latter contribution is allocated proportionately based on each participants compensation. An employee's vested benefits are payable upon his retirement, death, disability, or other termination of employment or upon the attainment of age 59-1/2. An employee is always fully vested in his account balance attributable to his own contributions to the Plan. The employee's interest in the account attributable to his employers contributions and earnings thereon becomes fully vested upon the earlier of the attainment of his normal retirement date (age 65), his death, his permanent and total disability, or his completion of six years of service. If an employee terminates employment for reasons other than retirement, death, or disability, his vested interest is based on a graduated vesting schedule which provides for 20% vesting after two years of service and 20% for each year thereafter. Nonvested amounts are forfeited.

         LONG TERM INCENTIVE AND PENSION PLANS

         The Company has no Long Term Incentive or Pension Plans.

         DIRECTOR COMPENSATION

         During 1996 and the first quarter of 1997, the Company paid each director who was neither an employee of the Company nor Trivest an annual retainer of $10,000, an additional retainer of $2,500 for serving on the Compensation Committee, a $500 fee for each meeting of the Board of Directors attended and, unless held on the same day as a Board meeting, $500 for each committee meeting attended. The Company also reimburses all directors for expenses incurred in connection with their activities as directors.

         Additionally, prior to 1997, on March 31 of each year, each director who was neither an employee of the Company nor Trivest received automatic grants of options to purchase 5,000 shares of Common Stock pursuant to the Company's 1994 Stock Option Plan. Such options become exercisable at the rate of 20% per year on each anniversary of the date of grant, and have an exercise price equal to the fair market value of Common Stock on the date of grant. The unexercised portion of any such option will terminate upon the earliest to occur of the following: (i) the expiration of 10 years from the date of grant of the option, (ii) twelve months after the date on which the optionee ceases to be a director by reason of the death or disability of the optionee, or (iii) three months after the optionee ceases to be a director for any other reason. In addition, each other director of the Company is eligible to receive discretionary grants of options pursuant to such plan. These automatic grants were terminated in connection with the adoption of the Amended and Restated 1994 Stock Option Plan by the Board of Directors in January 1997.

         The Board of Directors approved new compensation policies effective April 1, 1997. Directors who are neither employees of the Company nor Trivest are paid a $2,500 cash fee for each meeting attended in person and a $500 cash fee for each meeting attended by telephone. In addition, each member of the Compensation and Audit Committee receives a $2,500 annual retainer, payable quarterly in advance.

         In addition, during 1998 each of the Company's directors was granted options to purchase 2,500 shares of Common Stock pursuant to the Company's Amended and Restated 1994 Stock Option Plan for each meeting of the Board of Directors attended by him. There were two meetings of the Board of Directors in 1998. Such options become exercisable at the rate of 20% per year on each anniversary of the date of grant and have an exercise price equal to the fair market value of the Common Stock on the date of grant. The unexercised portion of such options will terminate on the earliest to occur of the following (i) the expiration of 10 years from the date of grant of the option, (ii) twelve months after the date on which the optionee ceases to be a director by reason of the death or disability of the optionee, or (iii) except as otherwise may be determined by the Board, three months after the date on which the optionee ceases to be a director for any other reason. The unvested portion of the foregoing options will become fully vested in the event of a change in control of the Company.

         EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         Effective January 1, 1995, the Company entered into five-year employment agreements with each of Messrs. Tesney, Watts, Hess and Tortorici (as amended, the "Employment Agreement"). The Employment Agreements provide for the Company to pay Messrs. Tesney, Watts, Hess and Tortorici base salaries of $200,000, $150,000, $165,000 and $120,000, respectively, in each case subject to annual cost of living adjustments. The Employment Agreements also provide for annual incentive compensation payments of a portion of the executive's then base salary (100% in the case of Mr. Tesney, 85% in the case of each of Messrs. Hess and Watts, and 65% in the case of Mr. Tortorici) based on the operating earnings (adjusted to exclude the effect of goodwill amortization) of (i) the Company, in the case of Messrs. Tesney and Tortorici, (ii) the Company's Contract Seating divisions, in the case of Mr. Watts,) and (iii) the Company's Casual Furniture divisions, in the case of Mr. Hess. None of such officers will receive any incentive compensation payment under his Employment Agreement for any particular year unless the relevant operating earnings for such year are at least 75% of the "target earnings" for such year. Target earnings for 1998 were set by the Compensation Committee of the Board. Each Employment Agreement also provides that the executive will receive six months base salary if his employment is terminated without "cause" (as defined), and prohibits the executive from directly or indirectly competing with the Company for one year after termination of his employment (six months if he is terminated by the Company without "cause"). The Employment Agreements were approved by the Compensation Committee of the Company's Board of Directors.

         Each of the Named executive Officers holds options to purchase Common Stock under the company's Amended and restated 1994 Stock Option Plan. To the extent not already exercisable, such options generally become exercisable upon
(i) a reorganization, merger, consolidation or other form of corporate transaction with respect to which ownership of a majority of the voting power of the Common Stock is transferred, (ii) liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the Company's assets.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Powell, the Company's Chairman, also serves on the Board of Directors of CHC International, Inc., a hotel and casino development and management company. Mr. Weiser, a director and member of the Compensation Committee of the Company, serves as Chairman of the Board, President and Chief Executive Officer of CHC International, Inc. See "--Directors and Executive Officers of WinsLoew."

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1999 by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each "Named Executive Officer" of the Company (as defined below in "Executive Compensation-Summary Compensation Table"), and (iv) all directors and executive officers of the Company as a group:


                                                                                   BENEFICIAL OWNERSHIP
                                                                                    OF COMMON STOCK(2)
                                                                           -----------------------------------
                                                                           NUMBER OF SHARES         PERCENTAGE
                                                                           ----------------         ----------
Earl W. Powell(3)(4)..............................................            1,999,187                  27.7%
Phillip T. George, M.D.(3)(5).....................................            1,865,283                  25.9%
Trivest Group, Inc.(3)(6).........................................              908,455                  12.6%
FMR Corp.(7)......................................................              596,200                   8.3%
Trivest Special Situations Fund 1985, L.P.(3)(8)..................              542,816                   7.6%
Heartland Advisors, Inc.(9).......................................              229,300                   3.2%
R. Craig Watts(10)................................................              173,237                   2.4%
M. Miller Gorrie(11)..............................................              155,950                   2.2%
Bobby Tesney(12)..................................................              134,693                   1.9%
Stephen C. Hess(13)...............................................               87,602                   1.2%
Vincent A. Tortorici, Jr.(14).....................................               51,950                  *
James S. Smith(15)................................................               35,000                  *
Henry C. Cheek(16)................................................               21,000                  *
Sherwood M. Weiser(17)............................................               17,175                  *
William H. Allen, Jr.(18).........................................               10,550                  *
Peter W. Klein(3)(19).............................................                8,050                  *
Jerry C. Camp(20).................................................                6,262                  *
William F. Kaczynski, Jr.(3)(21)..................................                  500                  *
All directors and executive officers as a group (14 persons)(22)..            2,863,012                  37.9%


---------------------
(*)    Less than 1%

(1) Except as otherwise indicated below, the address of each beneficial owner is 160 Village Street, Birmingham, Alabama 35242.

(2) Except as otherwise indicated below, all shares are owned directly and each person has sole voting and investment power with respect to all shares. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which the person has the right to acquire within 60 days after such date. For purposes of computing the outstanding shares held by each person named above on a given date, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. However, the table does not reflect the acceleration of stock options vesting that will result from the Merger. See "THE MERGER -- Cash-out of WinsLoew Stock Options."

(3) The beneficial owner's address is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

(4) Includes 259,135 shares owned directly, 36,625 shares subject to exercisable options granted under the Company's stock option plan, 662,484 shares held of record by Trivest Fund I, Ltd., 245,971 shares held of record by Trivest Equity Partners I, Ltd., 116,459 shares held of record by Trivest Principals' Fund 1988, of which Mr. Powell is a general partner, 542,816 shares owned of record by Trivest Special Situations Fund 1985, L.P. ("TSSF") (see note (8)) and 135,697 shares owned of record by Trivest Annuity Fund, Ltd.("Annuity Fund") . The General Partner of Annuity Fund is Trivest Plan Sponsor, Inc. ("Trivest Plan Sponsor"). Messrs. Powell and George are executive officers and directors of Trivest Plan Sponsor and beneficially own 100% of its outstanding stock.

(5) Includes 136,641 shares owned directly, 1,965 shares held of record by Dr. George as custodian for his minor children under the Florida Uniform Gifts to Minors Act as to which Dr. George disclaims beneficial ownership, 23,250 shares subject to exercisable options under the Company's stock option plan, 662,484 shares held of record by Trivest Fund I, Ltd., 245,971 shares held of record by Trivest Equity Partners I, Ltd., 116,459 shares held of record by Trivest Principals' Fund 1988, of which Dr. George is a general partner, 542,816 shares of record owned by TSSF (See note (8)), and 135,697 shares owned of record by Annuity Fund. The General Partner of Annuity Fund is Trivest Plan Sponsor. Messrs. Powell and George are executive officers and directors of Trivest Plan Sponsor and beneficially own 100% of its outstanding stock.

(6) Trivest Group, Inc. serves as the sole general partner of Trivest 1988 Fund Managers, Ltd., which in turn is the sole general partner of (i) Trivest Fund I, Ltd., a privately held investment partnership that holds of record 662,484 shares of Common Stock, and (ii) Trivest Equity Partners I, Ltd., a privately held investment partnership that holds of record 245,971 shares of Common Stock. Messrs. Powell and George are executive officers and directors of Trivest Group, Inc. and beneficially own 100% of its outstanding capital stock.

(7) The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8) The general partner of TSSF is Trivest Associates, L.P. ("Associates"), a Florida limited partnership whose general partner is Trivest, Inc. Messrs. Powell and George are executive officers and directors of Trivest Inc. and beneficially own 100% of its outstanding capital stock. Messrs. Powell and George are also limited partners of Associates.

(9) The address for Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(10) Includes 113,062 shares owned directly and 60,175 shares subject to exercisable options granted under the Company's Stock Option Plan. Mr. Watts' address is 1801 N. Andrews Avenue, Pompano Beach, Florida 33062.

(11) Includes 62,750 shares owned directly and 14,500 shares subject to exercisable options granted under the Company's stock option plan and 78,700 shares owned by Brasfield & Gorrie, General Contractors, Incorporated. Mr. Gorrie's address is c/o Brasfield and Gorrie, 729 South 30th Street, Birmingham, Alabama 35223.

(12) Includes 51,693 shares owned directly and 83,000 shares subject to exercisable options granted under the Company's stock option plan.

(13) Includes 31,602 shares owned directly and 56,000 shares subject to exercisable options granted under the Company's stock option plan.

(14) Includes 16,950 shares owned directly and 35,000 shares subject to exercisable options granted under the Company's stock option plan.

(15) Includes 20,000 shares owned directly and 15,000 shares subject to exercisable options granted under the Company's stock option plan. Mr. Smith's address is Suite 916, 10 Rockefeller Plaza, New York, New York 10020.

(16) Includes 6,000 shares owned directly and 15,000 shares subject to exercisable options granted under the Company's stock option plan. Mr. Cheek's address is 3713 Fairway Drive, DCBE, Granbury, Texas 76049.

(17) Includes 5,675 shares held by Mr. Weiser's wife, 2,000 shares owned directly and 9,500 shares subject to exercisable options granted under the Company's stock option plan. Mr. Weiser's address is 3250 Mary Street, 5th Floor, Miami, Florida 33133.

(18) Includes 1,050 shares owned directly and 9,500 shares subject to exercisable options granted under the Company's stock option plan. Mr. Allen's address is c/o Nations Bank South, 200 S.E. 1st Street, Suite 800, Miami, Florida 33131.

(19) Represents 8,050 shares subject to exercisable options granted under the Company's stock option plan.

(20) Includes 1,762 shares owned directly and 4,500 shares subject to exercisable options granted under the Company's stock option plan.

(21)   Includes 500 shares subject to exercisable options.

(22) Includes an aggregate of 361,100 shares subject to exercisable options granted under the Company's stock option plan, 1,024,914 shares owned of record by Trivest Fund I, Ltd., Trivest Equity Fund I, Ltd., and Trivest Principals' Fund 1988 and 678,513 shares owned of record by TSSF and Annuity Fund. See notes (4), (5), (6) and (7).

                         CERTAIN INFORMATION CONCERNING
                       THE PURCHASER AND OTHER AFFILIATES

         PURCHASER. The Purchaser is a newly-formed Florida corporation organized at the direction of the Trivest Partnerships. The principal executive offices of the Purchaser are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. The telephone number is (305) 858-2200.

         TRIVEST DIRECTORS. The Trivest Directors are Earl W. Powell, Phillip T. George, M.D., William F. Kaczynski, Jr. and Peter W. Klein. See
"MANAGEMENT--Directors and Executive Officers of WinsLoew." The principal business address of each of them is c/o Trivest, Inc., 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. Each of the Trivest Directors is a citizen of the United States. Each of their principal occupations is as a director and/or executive officer of Trivest and associated entities.

         MANAGEMENT GROUP. The members of the Management Group are the following executive officers of WinsLoew: Bobby Tesney, President and Chief Executive Officer, Vincent A. Tortorici, Jr., Vice President and Chief Financial Officer, Stephen C. Hess, Executive Vice President, Casual Furniture,
R. Craig Watts, Executive Vice President, Contract Seating, and Jerry Camp, Vice President, Operations. See "MANAGEMENT--Directors and Executive Officers of WinsLoew." The business address for each member of the Management Group is the principal executive offices of WinsLoew, located at 160 Village Street, Birmingham, Alabama 35242. Each member of the Management Group is a citizen of the United States.

         TRIVEST FURNITURE PARTNERS, LTD.

         TRIVEST FURNITURE PARTNERS, LTD. Trivest Furniture Partners, Ltd., a Florida limited partnership, is a privately held investment partnership established for the purpose of providing equity financing for the Merger. Its principal executive offices are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. Its sole general partner is Trivest Furniture, Ltd.

         TRIVEST FURNITURE, LTD. Trivest Furniture, Ltd. is a Florida limited partnership established for the purpose of managing Trivest Furniture Partners, Ltd., of which it is the sole general partner. Its principal executive offices are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. Its sole general partner is Trivest Equities, Inc.

         TRIVEST EQUITIES, INC. Trivest Equities, Inc., a Florida corporation, is principally engaged in the business of investing through partnerships in other companies. It is the sole general partner of each of Trivest Furniture, Ltd. and Trivest Fund II Group, Ltd. Mr. Powell is the controlling shareholder of Trivest Equities, Inc., and Messrs. Powell and George are its sole directors. The following persons are the executive officers of Trivest Equities, Inc.: Mr. Powell, Dr. George, Mr. Kaczynski, Mr. Klein, Troy D. Templeton, Derek A. McDowell and B. Jay Anderson. Each such person is a citizen of the United States. Each of their principal occupations is as a director or executive officer of Trivest and associated entities. See "MANAGEMENT--Directors and Executive Officers of WinsLoew." Set forth below is a brief description of the business experience during at least the last five years of each of Messrs. Templeton, McDowell and Anderson. The principal executive offices of Trivest Equities, Inc. are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

         Troy D. Templeton. Mr. Templeton has served as an executive officer of Trivest since 1989 and is presently Senior Managing Director. Prior to joining Trivest, Mr. Templeton served in various capacities with Southeast Bank, N.A. in Miami, Florida.

         Derek A. McDowell. Mr. McDowell has served as an executive officer of Trivest since January 1998 and is presently a Managing Director. Prior to joining Trivest, Mr. McDowell served in various capacities for eight years with private equity and management consulting firms, including: H.I.G. Capital Management, Continental Illinois Venture Corporation, and Corporate Value Associates.

         B. Jay Anderson. Mr. Anderson has served as an executive officer of Trivest since 1987 and is presently Treasurer and Chief Financial Officer. Prior to joining Trivest, Mr. Anderson served as Audit Manager with KPMG-Peat Marwick in Miami from 1981 to 1987.

         TRIVEST FUND II GROUP, LTD.

         TRIVEST FUND II GROUP, LTD. Trivest Fund II Group, Ltd., a Florida limited partnership, is a privately held investment partnership established for the purpose of providing equity financing for the Merger. Its principal executive offices are located at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. Its sole general partner is Trivest Equities, Inc.

                              CERTAIN TRANSACTIONS

         INVESTMENT SERVICES AGREEMENT. In December 1994, the Company entered into a ten-year Investment Services Agreement with Trivest, pursuant to which Trivest provides corporate finance, strategic and capital planning and other management advice to the Company, including (i) conducting relations on behalf of the Company with accountants, attorneys, financial advisors and other professionals, (ii) providing reports to the Company with respect to the value of its assets, and (iii) rendering advice with respect to acquisitions, dispositions, financings and refinancings. Pursuant to the Investment Services Agreement, Trivest receives a base annual fee of $500,000 (in 1994), subject to cost-of-living increases. In addition, for each additional business acquired by the Company, Trivest's base compensation will generally be increased by the greater of (i) $100,000, and (ii) the sum of 5% of the additional business's projected annual earnings before income taxes, interest expense and amortization of goodwill ("EBITA") for the fiscal year in which it is acquired up to $2.0 million of EBITA, plus 3.5% of EBITA in excess of $2.0 million. Moreover, subject to the approval of the Company's board (including a majority of disinterested directors), for each acquisition or disposition of any business operation by the Company introduced or negotiated by Trivest, Trivest will generally receive a fee of up to 3% of the purchase price. The Company paid Trivest $640,980 for services rendered under the Investment Services Agreement during 1998.

         Pursuant to an amendment entered into between Trivest and the Company as of March 5, 1999, the parties agreed that (i) no such fee would be payable to Trivest with respect to the Merger, (ii) if the Termination Fee is paid in connection with a Superior Proposal pursuant to the Merger Agreement, no such fee shall be payable with respect to such Superior Proposal under the Investment Services Agreement, and (iii) Trivest shall not be reimbursed under the Investment Services Agreement for any expenses related to the Merger or a Superior Proposal. See "SPECIAL FACTORS--Background" and "THE MERGER--Termination."

         TRIVEST LEGAL DEPARTMENT. Trivest maintains an internal legal department. The Trivest legal department accounts for its time on an hourly basis and bills Trivest and its affiliates, including the Company, for services rendered at prevailing rates. In 1998, the Company paid Trivest $40,516.25 for services rendered by the Trivest legal department. The Company believes that the fees charged by the Trivest legal department in 1998 were no less favorable to the Company than fees charged by unaffiliated third parties for similar services.

                  MARKET PRICES OF COMMON STOCK AND DIVIDENDS

         The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "WLFI" since January 1, 1995. The following table sets forth, for the period indicated, the high and low sales price per share of Common Stock as reported by the Nasdaq National Market System:


                                                                 HIGH                   LOW
                                                             ------------          ------------
         1997
         -----
           First Quarter...................................  $   11 7/8            $    8 1/8
           Second Quarter..................................  $   11                $    8 3/8
           Third Quarter...................................  $   15                $   10 15/16
           Fourth Quarter..................................  $   16 13/16          $   13 5/16

         1998
         ----
           First Quarter...................................  $   20 5/8            $   13 3/4
           Second Quarter..................................  $   29                $   20 11/16
           Third Quarter...................................  $   28 3/4            $   15 1/2
           Fourth Quarter..................................  $   26 1/2            $   17 7/8

         1999
         ----
           First Quarter...................................  $   28 3/4            $   23
           Second Quarter..................................  $                     $
           (through         , 1999)


         On January 6, the last trading day prior to the Board meeting at which Mr. Powell stated that he, together with the other Trivest Investors and the Management Group, would be willing to submit a proposal to purchase the
Company, the closing price per share of the Common Stock as reported by Nasdaq was $24 3/8. On January 15, 1999, the last trading day prior to the announcement of the delivery of Mr. Powell's initial proposal to the Special Committee, the closing price per share of the Common Stock as reported by
Nasdaq was $27. On January 25, the last trading day prior to the announcement of the execution of the Letter of Intent relating to the Merger, the closing price per share of the Common Stock as reported by Nasdaq was $28 1/2. On March 4, 1999, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported by Nasdaq was $26 3/4. On March 30, 1999, the last trading day prior to the announcement of the amendment of the Merger Agreement increasing the per share purchase price from $30.00 to $33.00, the closing price per share of the Common
Stock as reported by Nasdaq was $27 1/2. On         , 1999, the last trading day
prior to the printing of this Proxy Statement, the closing price per share of
Common Stock as reported by Nasdaq was $      .

         As of March 1, 1999, there were approximately 105 holders of record of Common Stock and approximately 1,550 persons or entities holding Common Stock in nominee name.

         The Company has not declared nor paid any cash dividends on its Common Stock, does not anticipate that any dividends will be declared nor paid in the foreseeable future, and intends to retain earnings to finance the development and expansion of the Company's operations. Under the Merger Agreement, the company has agreed not to pay any dividends on the Common Stock prior to the Effective Date. In addition, the Company's payment of dividends is also restricted under the terms of its credit facilities (see Note 4 of Notes to the Company's Consolidated Financial Statements).

         In January 1998, the Board approved a plan to acquire up to 1,000,000 shares of Common Stock. The purchases commenced in May 1998 and were funded by the Company's senior credit facility. As of the date of this Proxy Statement, the Company had acquired 112,500 shares for approximately $3.2 million under the plan at prices ranging from $27 5/8 to $28 1/2 per share, and the last purchase of Common Stock by the Company under such plan was on February 25, 1999 of 20,000 shares at a per share price of $27 5/8. All such purchases were effected through brokers on the Nasdaq National Market System. The average price per share for such purchases during each fiscal quarter since January 1998 were as follows:

                   1998
                   ----
                     First Quarter.............................       N/A
                     Second Quarter............................       $27 1/2
                     Third Quarter.............................       $17 3/4
                     Fourth Quarter............................       $19

                   1999
                   ----
                     First Quarter.............................       $28 1/3


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains certain forward-looking statements regarding the intent, belief and current expectations of the Company's management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. The operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward-looking statements made by the Company ultimately prove to be accurate. The Company assumes no obligation to update any forward-looking statements.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Ernst & Young LLP, certified public accountants, served as the Company's independent auditors for the fiscal year ended December 31, 1998. The Consolidated Balance Sheets as of December 31, 1998 and December 31, 1997, and the related Consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the three fiscal years in the period ended December 31, 1998 included in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         If the Merger is not consummated, the next Annual Meeting of Shareholders of the Company is expected to be held in April 2000. Shareholders interested in presenting a proposal to be considered for inclusion in the proxy statement for presentation at the 2000 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, shareholder proposals must be received by the Company on a reasonable time before the Company begins to print and mail its proxy materials.

         Shareholders interested in presenting a proposal for consideration at the 2000 annual meeting of shareholders must submit such proposal to the Company, and such proposal must be received by the Company on or before the tenth day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever occurs first.

                                 OTHER BUSINESS

         The Board knows of no other business to be brought before the Special Meeting. If, however, any other business should properly come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                      DOCUMENTS INCORPORATED BY REFERENCE

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Special Meeting and any adjournment or postponement thereof, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof for purposes of the Exchange Act from the date of the filing of such documents. Any statement contained in this Proxy Statement, in a supplement to this Proxy Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Proxy Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The same information is also available on the Internet at http://www.FreeEDGAR.com.

         The Affiliates (consisting of the Purchaser, the members of the Management Group, the Trivest Partnerships and the Trivest Directors), have filed a Schedule 13E-3 with the Commission with respect to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information and exhibits contained in the Schedule 13E-3. The Schedule 13E-3 (including exhibits) and any amendments thereto may be inspected and copied at, or obtained from, the Commission's offices as set forth above. For further information, reference is hereby made to the Schedule 13E-3 and the exhibits thereto. Statements contained in this Proxy Statement concerning documents filed with the Commission as exhibits to the Schedule 13E-3 or attached as Appendices to this Proxy Statement are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Schedule 13E-3 or attached as an Appendix to this Proxy Statement. Each statement in this Proxy Statement concerning such a document is qualified in its entirety by reference to such document.

         Certain documents discussed in this Proxy Statement, including, without limitation, the Schedule 13E-3 and all exhibits thereto, are also available for inspection and copying at the principal executive offices of the Company at 160 Village Street, Birmingham, Alabama 35242, telephone (205) 408-7600, during its regular business hours, by any shareholder or his or her representative so designated in writing. Upon the written request of a shareholder directed to the Secretary of the Company at the above address, the Company will mail to such shareholder a copy of any such document at the expense of such shareholder.

         If the Merger is consummated, the Company will deregister the Common Stock and will no longer be subject to the requirements of the Exchange Act. See "SPECIAL FACTORS--Certain Effects of the Merger."

         No person has been authorized to give any information or make any representation in connection with the solicitation of proxies made hereby other than those contained or incorporated by reference in this Proxy Statement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Purchaser. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.



                                          By Order of the Board of Directors



                                          Bobby Tesney
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Birmingham, Alabama
__________, 1999

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.....................      F-2

Consolidated Balance Sheets as of
   December 31, 1998 and 1997.........................................      F-3

Consolidated Statements of Income
   For the Years Ended December 31, 1998, 1997 and 1996...............      F-4

Consolidated Statements of Stockholders' Equity
   For the Years Ended December 31, 1998, 1997 and 1996...............      F-5

Consolidated Statements of Cash Flows
   For the Years Ended December 31, 1998, 1997 and 1996...............      F-6

Notes to Consolidated Financial Statements............................      F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

STOCKHOLDERS OF WINSLOEW FURNITURE, INC.

We have audited the accompanying consolidated balance sheets of WinsLoew Furniture, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WinsLoew Furniture, Inc. and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Birmingham, Alabama
January 29, 1999

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS



(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)                                       DECEMBER 31,
                                                                                    -------------------
                                                                                     1998        1997
                                                                                    -------     -------
ASSETS
Cash and cash equivalents                                                           $ 1,475     $   707
Accounts receivable, less allowances for doubtful accounts of
   $1,694 and $788 at December 31, 1998 and 1997, respectively                       23,647      22,031
Inventories                                                                          12,206      10,433
Prepaid expenses and other current assets                                             4,638       7,409
Net assets of discontinued operations                                                    --       1,470
                                                                                    -------     -------
       Total current assets                                                          41,966      42,050

Net assets of discontinued operations                                                    --       4,548
Property, plant and equipment, net                                                   13,948      12,023
Goodwill, net                                                                        27,176      21,021
Other assets, net                                                                     1,463         772
                                                                                    -------     -------
                                                                                    $84,553     $80,414
                                                                                    =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt                                                   $    47     $   515
Accounts payable                                                                      4,377       3,395
Other accrued liabilities                                                             9,952       8,203
Net liabilities of discontinued operations                                            1,750          --
                                                                                    -------     -------
       Total current liabilities                                                     16,126      12,113

Long-term debt, net of current portion                                                1,400      15,908
Deferred income taxes                                                                   801       1,367
                                                                                    -------     -------
       Total liabilities                                                             18,327      29,388
                                                                                    -------     -------

Commitments and contingencies (Note 8)


Stockholders' equity:
Preferred stock, par value $.0l per share, 5,000,000 shares
   authorized, none issued                                                               --          --
Common stock- par value $.0l per share, 20,000,000 shares
   authorized, 7,294,408 and 7,526,508 shares issued and
   outstanding at December 31, 1998 and 1997, respectively                               73          75
Additional paid-in capital                                                           19,797      24,926
Retained earnings                                                                    46,356      26,025
                                                                                    -------     -------
Total stockholders' equity                                                           66,226      51,026
                                                                                    -------     -------
                                                                                    $84,553     $80,414
                                                                                    =======     =======



                            See accompanying notes.

                    WINSLOEW FURNITURE, INC AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME


(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)                        YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                                         1998          1997          1996
                                                      ---------     ---------      ---------
Net sales                                             $ 141,360     $ 122,145      $ 117,405
Cost of sales                                            87,232        79,431         78,029
                                                      ---------     ---------      ---------
     Gross profit                                        54,128        42,714         39,376

Selling, general and administrative expenses             23,124        21,427         21,472
Amortization                                              1,122           992          1,444
                                                      ---------     ---------      ---------
     Operating income                                    29,882        20,295         16,460

Interest expense                                            635         2,296          3,083
                                                      ---------     ---------      ---------
     Income from continuing operations before
       income taxes                                      29,247        17,999         13,377
Provision for income taxes                               10,947         6,838          4,834
                                                      ---------     ---------      ---------
     Income from continuing operations                   18,300        11,161          8,543
Loss from discontinued operations,
       net of taxes                                          --          (718)          (259)
Gain (loss) from sale of discontinued operations,
       net of taxes                                       2,031        (8,200)            --
                                                      ---------     ---------      ---------
     Net income                                       $  20,331     $   2,243      $   8,284
                                                      =========     =========      =========

Basic earnings (loss) per share:
   Income from continuing operations                  $    2.46     $    1.49      $    0.98
   Loss from discontinued operations,
       net of taxes                                          --         (0.09)         (0.03)
   Gain (loss) from sale of discontinued
       operations, net of taxes                            0.27         (1.10)            --
                                                      ---------     ---------      ---------
     Net income                                       $    2.73     $    0.30      $    0.95
                                                      =========     =========      =========

   Weighted average number of shares                      7,450         7,484          8,724
                                                      =========     =========      =========

Diluted earnings (loss) per share:
   Income from continuing operations                  $    2.40     $    1.48      $    0.98
   Loss from discontinued operations,
       net of taxes                                          --         (0.10)         (0.03)
   Gain (loss) from sale of discontinued
       operations, net of taxes                            0.27         (1.08)            --
                                                      ---------     ---------      ---------
     Net income                                       $    2.67     $    0.30      $    0.95
                                                      =========     =========      =========

   Weighted average number of shares and
       common stock equivalents                           7,624         7,563          8,730
                                                      =========     =========      =========


                            See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(IN THOUSANDS EXCEPT SHARE AMOUNTS)
                                                     COMMON STOCK          ADDITIONAL
                                                 --------------------        PAID-IN       RETAINED
                                                 SHARES        AMOUNT        CAPITAL       EARNINGS       TOTAL
                                                 ------        ------      ----------      --------       -----
BALANCE, DECEMBER 31, 1995                     8,967,112           $90       $37,640        $15,498       $53,228

Exercise of stock options                         25,100            --           187             --           187
Repurchase and cancellation of stock            (576,925)           (6)       (3,958)            --        (3,964)
Repurchase and cancellation of stock
     from affiliated company                    (933,504)           (9)       (9,326)            --        (9,335)
Net income                                            --            --            --          8,284         8,284
                                               ---------         -----       -------        -------       -------
BALANCE, DECEMBER 31, 1996                     7,481,783            75        24,543         23,782        48,400

Exercise of stock options                         94,725             1           872             --           873
Repurchase and cancellation of stock             (50,000)           (1)         (489)            --          (490)
Net income                                            --            --            --          2,243         2,243
                                               ---------         -----       -------        -------       -------
BALANCE, DECEMBER 31, 1997                     7,526,508            75        24,926         26,025        51,026

Exercise of stock options                         63,900             1           924             --           925
Repurchase and cancellation of stock            (296,000)           (3)       (6,053)            --        (6,056)
Net income                                            --            --            --         20,331        20,331
                                               ---------         -----       -------        -------       -------
BALANCE, DECEMBER 31, 1998                     7,294,408           $73       $19,797        $46,356       $66,226
                                               =========         =====       =======        =======       =======

                            See accompanying notes.

                   WINSLOEW FURNITURE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


(IN THOUSANDS)                                                                        YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1998          1997          1996
                                                                                 --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                    $ 20,331      $  2,243      $  8,284
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Depreciation and amortization                                                    2,618         2,634         2,979
   Provision for losses on accounts receivable                                      1,331            42         1,759
   Change in net assets held for sale                                               6,743        14,710         1,591
   Changes in operating assets and liabilities,
       net of effects from acquisitions and dispositions:
     Accounts receivable                                                           (2,210)        1,875          (617)
     Inventories                                                                   (1,164)        1,182           288
     Prepaid expenses and other current assets                                      2,779        (3,871)           50
     Other assets                                                                     843           691          (144)
     Accounts payable                                                                 792          (591)        1,841
     Other accrued liabilities                                                       (357)        3,386          (497)
     Deferred income taxes                                                           (566)         (310)          690
                                                                                 --------      --------      --------
       Total adjustments                                                           10,809        19,748         7,940
                                                                                 --------      --------      --------
       Net cash provided by operating activities                                   31,140        21,991        16,224
                                                                                 --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures, net of disposals                                            (942)         (425)       (1,351)
   Proceeds from disposition of business                                               --         2,119            --
   Investment in subsidiary                                                        (9,323)           --            --
                                                                                 --------      --------      --------
       Net cash provided by (used in) investing activities                        (10,265)        1,694        (1,351)
                                                                                 --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net payments under revolving credit agreements                                 (10,837)      (19,872)          (65)
   Payments on long-term debt                                                      (4,139)       (4,386)       (4,225)
   Proceeds from issuance of common stock, net                                        925           873           187
   Repurchase and cancellation of stock                                            (6,056)         (490)       (3,964)
   Repurchase and cancellation of stock from affiliated company                        --            --        (9,335)
   Proceeds front issuance of long-term debt                                           --            --         3,030
                                                                                 --------      --------      --------
       Net cash used in financing activities                                      (20,107)      (23,875)      (14,372)
                                                                                 --------      --------      --------

       Net increase (decrease) in cash and cash equivalents                           768          (190)          501
Cash and cash equivalents at beginning of year                                        707           897           396
                                                                                 --------      --------      --------
Cash and cash equivalents at end of year                                         $  1,475      $    707      $    897
                                                                                 ========      ========      ========

SUPPLEMENTAL DISCLOSURES:
   Interest paid                                                                 $    695      $  2,318      $  3,296
   Income taxes paid                                                             $  9,579      $  6,048      $  3,937
                                                                                 ========      ========      ========

   Investing activities included the acquisition of Tropic Craft in 1998.
   Assets acquired, liabilities assumed and consideration paid was as follows:


   Fair value of assets acquired                                                  $10,078
   Cash acquired                                                                      (43)
   Liabilities assumed                                                               (712)
                                                                                  -------
                                                                                  $ 9,323
                                                                                  =======



                            See accompanying notes.

WINSLOEW FURNITURE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of WinsLoew Furniture, Inc. ("WinsLoew") and its subsidiaries (the "Company"). All material intercompany balances and transactions have been eliminated.

BUSINESS

WinsLoew is comprised of companies engaged in the design, manufacture and distribution of casual, contract seating and ready-to-assemble ("RTA") furniture. WinsLoew's casual furniture products are distributed through independent manufacturer's representatives, and are constructed of extruded and tubular aluminum, wrought iron and cast aluminum. These products are distributed through fine patio stores, department stores and full line furniture stores nationwide. WinsLoew's contract seating products are distributed to a customer base which includes architectural design firms, restaurant and lodging chains. WinsLoew's RTA products include promotionally priced coffee and end tables, wall units and rolling carts. Distribution of RTA furniture products is primarily through mass merchandisers, catalogue wholesalers and specialty retailers. The Company performs periodic credit evaluations of its customers' financial condition and determines if collateral is needed on a customer by customer basis.

CASH AND CASH EQUIVALENTS

The Company classifies as cash and cash equivalents all highly liquid investments which have maturities at the date of purchase of three months or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federally insured limits. The Company has not experienced any losses in such accounts. The Company's cash balance at December 31, 1998 includes $1.0 million in an escrow account pending final purchase price adjustments related to the sale of a discontinued operation (see Note 2).

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out ("FIFO") and weighted average methods.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. The Company provides for depreciation on a straight-line basis over the following estimated useful lives: building and improvements, 8 to 40 years; manufacturing equipment, 2 to 10 years; office furniture and equipment, 3 to 7 years; and vehicles, 3 to 5 years.

GOODWILL

Goodwill is amortized on a straight-line basis over forty years from the date of the respective acquisition. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If the review, using undiscounted cash flows over the remaining amortization period, indicates that the cost of goodwill will not be recoverable, the Company's carrying value are reduced.

DEFERRED COSTS (OTHER ASSETS)

Loan acquisition costs and related legal fees, included in other assets, are deferred and amortized over the respective terms of the related debt.

INCOME TAXES

Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting purposes and the related basis for income tax purposes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES.

EARNINGS PER SHARE

In 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to SFAS No. 128 requirements.

The numerators for the earnings per share calculation are set forth on the face of the accompanying income statements. The only difference between the denominator for the basic and dilutive calculations are the number of shares added to basic for the dilutive effect of employee stock options.

REVENUE RECOGNITION

Sales are recorded at time of shipment from the Company's facilities to customers.

USE OF ESTIMATES

The preparation of the consolidated financial statements requires the use of estimates in the amounts reported. Actual results could differ from those estimates.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

The Company follows the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related Interpretations to account for its stock option plan. Under provisions of APB No. 25, no compensation expense has been recognized for stock option grants.

FOREIGN CURRENCY FORWARD CONTRACTS

The Company has exposure to losses which may result from settlement of certain raw materials purchases denominated in a foreign currency. To reduce this exposure, the Company has entered into forward contracts to buy foreign currency. These forward contracts are accounted for as hedges, therefore, gains and losses from settlement of the forward contracts are used to offset gains and losses from settlement of the liability for the purchased raw materials. Gains and losses are recognized in the same period in which gains or losses from the raw material purchases are recognized. The Company is exposed to losses on the forward contracts in the event it does not purchase the raw materials, however, the Company does not anticipate this event.

At December 31, 1998 the Company did not have any forward contracts outstanding. There were no significant deferred gains or (losses) and actual gains (losses) included in cost of sales were ($12,000), $30,000 and $15,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

In 1998, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The standard establishes principles for the disclosure of information about operating segments in financial statements. The adoption did not have any effect on the Company's primary financial statements, but did effect the disclosure of segment information contained in Note 9.

2.  DISCONTINUED OPERATIONS

During 1997 the Company adopted a plan to dispose of its RTA operations. WinsLoew's RTA products included ergonomically-designed computer workstations, which the Company denoted as "space savers", promotionally-priced coffee and end tables, wall units and rolling carts and an extensive line of futons, futon frames and related accessories. Distribution of RTA furniture products was primarily through mass merchandisers, catalogue wholesalers and specialty retailers. As a result of this decision, the Company recorded a pre-tax non-cash charge totaling $12.4 million ($8.2 million net of taxes) in the fourth quarter of 1997 relating to the disposal of the RTA operations. The charge can be summarized as follows:

    Write-off of goodwill in connection with sale of assets     $ 3,902,000
    Reduction of inventory value                                  2,791,000
    Reduction of property to net realizable value                 2,067,000
    Reduction of accounts receivable value                        1,390,000
    Other liabilities / reserves                                  1,050,000
    Accrual for losses through disposition                        1,200,000
                                                                -----------
    Total                                                       $12,400,000
                                                                ===========

The Company planned to sell two of the businesses and liquidate the assets related to the futon business. During 1998 the Company sold one of the businesses, completed the liquidation of the futon business and decided to retain its Southern Wood business due to improved profitability.

As a condition of the sale mentioned above, WinsLoew is required to hold in escrow $1.0 million of the sales proceeds to provide indemnification to the purchaser for claims arising from the date of purchase to December 31, 1999.

The operating results of the discontinued operations are summarized as follows (dollars in thousands, except for per share amounts):


                                                     For the Years Ended December 31,
                                         ---------------------------------------------------------
                                              1998                1997                 1996
                                         ----------------    ---------------      ----------------
Net sales                                  $   4,432           $  15,921            $  26,574
Income before taxes                               --              (1,178)                (385)
Net loss                                          --                (718)                (259)
Net loss per share - diluted               $      --              ($0.10)              ($0.03)


The net assets of the discontinued operations at December 31, 1998 and 1997 are as follows:

(IN THOUSANDS)                                     1998                1997
                                                ---------          ----------
Current assets                                  $      --          $    3,449
Current liabilities, including reserve
   for estimated losses through
   disposal date                                   (1,750)             (1,979)
                                                ---------          ----------
Net assets/liabilities of discontinued
   operations, current                          $  (1,750)         $    1,470
                                                =========          ==========

Property, net                                   $      --          $      478
Goodwill, net                                          --               4,018
Other assets                                           --                  52
                                                ---------          ----------
Net assets of discontinued
   operations, non-current                      $      --          $    4,548
                                                =========          ==========

The total assets and liabilities of the subsequently retained Southern Wood operation for the period classified as a discontinued operation were $4.0 million and $1.1 million, respectively, at December 31, 1997.

The operating results of the subsequently retained Southern Wood operation for each of the years the operation was reported as a discontinued operation are summarized as follows (dollars in thousands, except for per share amounts):


                                                     For the Years Ended December 31,
                                         ---------------------------------------------------------
                                              1998                1997                 1996
                                         ----------------    ---------------      ----------------
Net sales                                  $   11,689          $    7,396           $   10,710
Income before taxes                             1,004                 399                   30
Net income                                        611                 247                   18
Net income per share - diluted             $     0.08          $     0.03           $       --


During 1998, the Company recorded pre-tax income from the disposition of discontinued operations totaling $3.2 million ($2.0 million net of taxes). The components are as follows:

Reversal of reserves related to Southern Wood             $   2,425,000
Gain on liquidation of Futon operations                       1,857,000
Loss on sale of remaining RTA operation                      (1,093,000)
                                                          -------------
Total                                                     $   3,189,000
                                                          =============

As a result of the Board's decision to retain Southern Wood, the consolidated financial statements for 1997 and 1996 have been reclassified to reflect the results of operations and assets and liabilities, net of reserves for discontinued operations, of Southern Wood as a continuing operation.

3.  ACQUISITION AND DISPOSITION

During the third quarter of 1997 the Company disposed of certain assets of its wrought iron business in the casual furniture product line. The sale generated proceeds of $2.1 million. This business accounted for net sales of $5.7 million and $11.0 million in the years ended December 31, 1997 and 1996, respectively. The operating income of this business was not material to consolidated operating income. During the third quarter of 1997, the Company recorded approximately $230,000 of costs associated with the sale in selling, general and administrative expenses.

In June 1998, the Company purchased all of the stock of Villella, Inc. d/b/a Tropic Craft Aluminum Furniture Manufacturers ("Tropic Craft") for $9.3 million. In addition, the seller will be entitled to receive a contingent purchase price payment of up to $1.0 million upon achievement of targeted earning performance with respect to the years ending June 30, 1999 and June 30, 2000. Tropic Craft is engaged in the design and manufacture of contract casual furniture. The acquisition resulted in goodwill of $6.9 million. Funds for the acquisition were provided under WinsLoew's credit facility. The acquisition was accounted for under the purchase method and, accordingly, the operating results of Tropic Craft have been included in the consolidated operating results since the date of acquisition.

The following unaudited pro forma information has been prepared assuming that the acquisition of Tropic Craft occurred on January 1, 1997. Permitted pro forma adjustments include only the effects of events directly attributable to the transaction that are factually supportable and expected to have a continuing impact. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire period presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

(IN THOUSANDS, EXCEPT PER SHARE
AMOUNTS)                                  For the Years Ended December 31,
                                         ---------------------------------
                                            1998                  1997
                                          --------              --------
Net sales                                 $144,752              $127,108
Income from continuing
   operations                              $18,946               $11,298
Net income                                 $20,977                $2,380
Income from continuing
   operations per share - diluted            $2.49                 $1.49
Net income per share - diluted               $2.76                 $0.32

4.  LONG-TERM DEBT

Long-term debt consisted of the following at December 31, 1998 and 1997:

(IN THOUSANDS)                                1998                1997
                                             ------             -------
Revolving line of credit                     $1,400             $ 1,546
Term loan                                        --               2,287
Acquisition line of credit                       --              12,500
Other                                            47                  90
                                             ------             -------
                                              1,447              16,423
Less: current portion                            47                 515
                                             ------             -------
                                             $1,400             $15,908
                                             ======             ========

SENIOR CREDIT FACILITIES

The Company's senior credit facility, as amended, provides for $62.5 million which matures in February 2001, and is collateralized by substantially all of the assets of the Company. The facility consists of a working capital revolving line of credit (maximum of $40 million), a term loan (originally $10 million) and an acquisition line of credit (maximum of $12.5 million). The working capital revolving line of credit allows the Company to borrow funds up to a certain percentage of eligible inventories and accounts receivable. The term loan requires quarterly repayments. The acquisition line of credit converts to a term loan with principal payments due in quarterly installments. Additionally, a payment equal to 50% of cash flow, as defined, is required for each year within 90 days of year-end. WinsLoew's amended senior credit facility provides the Company with a variable amount available under the revolving line of credit. Effective each June 30, the maximum amount available under its revolving line of credit is $20 million. The Company may, at its option, elect to increase the revolving line of credit at each December 31 through the following June 30 to a maximum of $40 million. As of December 31, 1998, WinsLoew elected to increase the revolving line of credit to $35 million.

The WinsLoew's senior credit facility allows the Company to borrow up to $10 million under its line of credit to purchase shares of the Company's common stock (see Note 5 below). At December 31, 1998 there was $6.1 million available for this purpose.

The interest rates on the components of the senior credit facility are either the base rate plus a spread, or the LIBOR rate plus a spread, as elected by the Company. The spread is determined by the leverage ratio, as defined, for the twelve month period ending each quarter. At December 31, 1998, the loans are priced at the base rate plus 0.25% (8.25% at December 31, 1998). If any LIBOR loans been outstanding at December 31, 1998 they would have been priced at the LIBOR rate plus 1.25%. In addition, WinsLoew pays an unused facility fee of
 .375% per annum on a quarterly basis in arrears.

The agreement requires the Company to meet certain financial ratios for leverage, interest coverage, tangible net worth and includes other provisions generally common in such agreements including restrictions on dividends, additional indebtedness and capital expenditures. At December 31, 1998, the Company was in compliance with its debt covenants. The carrying value of the revolving line of credit approximated its fair value at December 31, 1998.

5.  CAPITAL STOCK

On January 23, 1998, the Board approved a plan authorizing the repurchase of 1,000,000 shares of the Company's stock in the open market at times and prices deemed advantageous. During 1998, the Company retired 296,000 shares of common stock purchased for $6.1 million. Subsequent to December 31, 1998 the Company has purchased 92,500 shares at a cost of $2.6 million. Currently, under the Board approved repurchase plan, there are 611,500 shares available for repurchase.

6.  INCOME TAXES

The provision (benefit) for income taxes consisted of the following:


                                                    For the Years Ended December 31,
                                         --------------------------------------------------------
(IN THOUSANDS)                                1998                1997                 1996
                                         ----------------    ---------------      ----------------
Provision for taxes related to
   continuing operations                    $10,947              $6,838               $4,834
Benefit for taxes related to
   discontinued operations                       --                (375)                (126)
Provision (benefit) for taxes related
to loss on sale of discontinued
operations                                    1,158              (4,200)                  --
                                         ================    ===============      ================
Total provision for taxes                   $12,105              $2,263               $4,708
                                         ================    ===============      ================


                                                    For the Years Ended December 31,
                                         --------------------------------------------------------
(IN THOUSANDS)                                1998                1997                 1996
                                         ----------------    ----------------     ---------------
Federal:
   Current                                  $10,128             $ 3,985               $4,478
   Deferred                                     856              (1,936)                (251)
State:
   Current                                      989                 496                  542
   Deferred                                     132                (282)                 (61)
                                          ----------------    ----------------    ----------------
                                            $12,105              $2,263               $4,708
                                         ================    ================     ================

At December 31, 1998 and 1997, deferred tax assets and liabilities consisted of the following:

(IN THOUSANDS)

                                                            1998       1997
                                                          -------    -------
Deferred tax assets:
   Capitalized inventory costs                            $   173    $   415
   Reserves and accruals                                    2,894      3,660
   State net operating loss carryforwards                     304        344
                                                          -------    -------
Deferred tax assets                                         3,371      4,419
                                                          -------    -------

Deferred tax liabilities:

   Intangible asset basis difference                         (191)       (98)
   Excess of tax over book depreciation                      (611)    (1,194)
   Prepaid expenses                                           (94)       (93)
   Other                                                     (504)       (75)
                                                          -------    -------
   Deferred tax liabilities                                (1,400)    (1,460)
                                                          -------    -------
Deferred income taxes, net                                $ 1,971    $ 2,959
                                                          =======    =======

Included in:

   Other current assets/liabilities                       $ 2,772    $ 4,326
   Deferred income taxes                                     (801)    (1,367)
                                                          -------    -------
                                                          $ 1,971    $ 2,959
                                                          =======    =======

The following table summarizes the differences between the federal income tax rate and the Company's effective income tax rate for financial statement purposes:

                                      For the Years Ended December 31,
                                 -------------------------------------------
                                    1998            1997            1996
                                 -----------     -----------     -----------

Federal income tax rate             35.0%           34.0%           34.0%
State income taxes                   3.4%            4.7%            2.2%
Goodwill amortization                2.1%            9.3%            2.0%
Other                               (3.4%)           2.2%           (2.0%)
                                 -----------      ----------     -----------
Effective tax rate                  37.1%           50.2%           36.2%
                                 ===========      ==========     ===========

7.  RELATED PARTY TRANSACTIONS

In October 1994, WinsLoew entered into a ten-year agreement (the "Investment Services Agreement") with Trivest, Inc. ("Trivest"). Trivest and the Company have certain common shareholders, officers and directors. Pursuant to the Investment Services Agreement, Trivest provides corporate finance, financial relations, strategic and capital planning and other management advice to the Company. The base compensation is $500,000, subject to cost of living increases and increases for additional businesses acquired. For 1998, 1997 and 1996, the amount expensed was $641,000, $628,000 and $604,000, respectively. In 1996, the Company retired 933,504 shares of its common stock purchased from an affiliated company at $10 per share.

8.  COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases certain office space, manufacturing facilities and various items of equipment under operating leases. Some leases for office and manufacturing space contain renewal options and provisions for increases in minimum payments based on various measures of inflation. Rental expense amounted to approximately $830,000, $769,000, and $792,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Operating lease agreements in effect at December 31, 1998, have the following remaining minimum payment obligations:

(IN THOUSANDS)

     1999                                                $765
     2000                                                 740
     2001                                                 744
     2002                                                 714
     2003                                                 306
     2004 - 2007                                          757

EMPLOYMENT AGREEMENTS

The Company has employment agreements with certain employees. The agreements provide for minimum salary levels and bonuses based on a percentage of pre-tax operating income, as defined in the agreements.

EMPLOYEE BENEFIT PLANS

The Company has an employee benefit plan established under the provisions of
Section 401(k) of the Internal Revenue Code. Full-time employees who meet various eligibility requirements may voluntarily participate in the plan. The plan provides for voluntary employee contributions through salary reduction, as well as discretionary employer contributions. Company contributions were $161,000 and $143,000 in 1998 and 1997, respectively.

STOCK OPTION PLAN

In 1994, the Company established a Stock Option Plan (the "Plan") as a means to retain and motivate key employees and directors. The Compensation Committee of the Board of Directors administers and interprets the Plan and is authorized to grant options to all eligible employees of the Company and non-employee directors. The Plan provides for both incentive stock options and non-qualified stock options. Options are granted under the Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Company's common stock on the date of grant. The Company has reserved 1,500,000 shares of common stock for issuance upon exercise of stock options. All options which have been granted have a term of ten years and vest ratably over five years.

Pro forma net income and earnings per share have been determined as if the Company had accounted for its employee stock options as compensation expense based on their fair value. Fair value was estimated at the date of grant using a Black-Scholes option pricing model for 1998, 1997 and 1996 assuming a risk-free interest rate of 4.83%, 6.45% and 6.2% for 1998, 1997 and 1996, respectively, a volatility factor for the Company's common stock of .608, .411 and .532 in 1998, 1997 and 1996, respectively and a weighted-average expected life of the options of six years. The pro forma information is not likely to be representative of the effects of options on pro forma net income in future years because the Company is required to include only options granted since 1994 in the pro forma information.


                                                         For the Years Ended December 31,
                                                ----------------------------------------------------
                                                    1998                1997               1996
                                                --------------     ---------------    ----------------
(IN THOUSANDS)
Pro forma net income                               $20,035            $2,068              $8,198
                                                   =======            ======              ======

Pro forma income (loss) per share, diluted:
   Income from continuing operations               $ 2.36             $ 1.45              $ 0.97
   Loss from discontinued operations,
       net of taxes                                    --              (0.09)              (0.03)
   Gain (loss) from sale of discontinued
       operations, net of taxes                      0.27              (1.08)                 --
                                                   -------            ------              ------
   Net income                                      $  2.63            $ 0.28              $ 0.94
                                                   =======            ======              ======


Information with respect to WinsLoew's Plan is as follows:


                                                1998
                                 -----------------------------------
                                                       Weighted
                                                       Average
                                     Options        Exercise Price           1997                1996
                                 ----------------  -----------------   -----------------   -----------------
Options outstanding at
     January 1                           784,850        $ 9.19                  671,550             738,450
Granted                                   40,000        $20.62                  250,000              25,000
Exercised                                (63,900)       $ 8.25                  (94,725)            (25,100)
Canceled                                (18,050)         $9.29                 (41,975)             (66,800)
                                 ----------------                      -----------------   -----------------
Options outstanding at
     December 31                         742,900         $9.89                  784,850             671,550
                                 ================                      =================   =================
Exercise prices per share           $5.88-$23.44                           $5.88-$16.06        $5.88-$11.63
Options exercisable at
     December 31                         422,060         $9.20                  407,100             480,400
                                 ================                      =================   =================
Options available for grant
     at December 31                      573,375                                595,325             803,350
                                 ================                      =================   =================

Information with regard to options outstanding and exercise price at December 31 is as follows:


                                                                                        Options Exercisable
                                                                                        at December 31, 1998
                                                                                      ----------------------
                                                                         Weighted
                      Weighted                                           Average
                      Average            Options Outstanding            Remaining                  Weighted
     Exercise         Exercise    -----------------------------------     Life                     Average
      Price            Price        1998        1997         1996      at 12/31/98     Shares       Price
-------------------  -----------  ----------  ----------  -----------  -------------  ----------  ----------
  $5.88 - $6.67        $6.16       255,800     291,850      356,250        6.1         160,240      $ 6.20
       8.66             8.66         8,200      10,250       10,250        6.2           4,920        8.66
  10.00 - 10.50        10.35       240,900     284,750      158,550        7.3         104,900       10.16
  11.13 - 11.63        11.56       163,000     163,000      146,500        5.4         145,000       11.61
      12.63            12.63        20,000      20,000           --        8.6           4,000       12.63
      16.06            16.06        15,000      15,000           --        8.9           3,000       16.06
      17.00            17.00        17,500          --           --        9.0              --          --
      23.44            23.44        22,500          --           --        9.4              --          --
                                   -------     -------      -------                    -------
      Total             9.89       742,900     784,850      671,550        7.0         422,060        9.20
                                   =======     =======      =======                    =======


The estimated weighted average fair value of options granted in 1998 is $12.51 per option. The weighted average remaining contractual life for options granted in 1998 is 9.3 years.

LITIGATION AND LIABILITY CLAIMS

The Company is, from time to time, involved in routine litigation including general liability and worker's compensation claims. It is the opinion of management that sufficient insurance has been purchased to cover current and potential general liability and worker's compensation claims. None of such litigation in which the Company is presently involved is believed to be material to its liquidity, financial position or results of operations.

9.  OPERATING SEGMENTS

The Company has three segments organized and managed based on the products sold. These reportable segments are described in Note 1.

The Company evaluates performance and allocates resources based on gross profit. The accounting policies are the same as those described in the summary of significant accounting policies. There are no intersegment sales/transfers. Export revenues are not material.


                                                           For the Years Ended December 31,
                                                -------------------------------------------------------
                                                    1998                1997                1996
                                                --------------     ---------------    -----------------
(IN THOUSANDS)
REVENUES:
Casual products                                   $59,733            $ 56,363             $ 58,066
Contract seating products                          69,938              58,386               48,629
Ready to assemble products                         11,689               7,396               10,710
                                                 ---------           ---------            ---------
        Total revenues                           $141,360            $122,145             $117,405
                                                 ========            ========             ========
SEGMENT GROSS PROFIT:
Casual products                                  $ 28,227            $ 24,164             $ 23,812
Contract seating products                          23,439              17,256               14,126
Ready to assemble products                          2,462               1,294                1,438
                                                 ---------           ---------            ---------

         Total segment gross profit                54,128              42,714               39,376
Reconciling items:
Selling and general and administrative
   expenses                                        23,124              21,427               21,472
Amortization                                        1,122                 992                1,444
                                                 ---------           ---------            ---------

Operating income                                   29,882              20,295               16,460
Interest expense, net                                 635               2,296                3,083
                                                 ---------           ---------            ---------
Income from continuing operations before
   income taxes                                  $ 29,247            $ 17,999             $ 13,377
                                                 ========            ========             ========

DEPRECIATION AND AMORTIZATION:
Casual products                                  $  1,550            $  1,532             $  1,956
Contract seating products                             425                 411                  360
Ready to assemble products                            309                 341                  349
                                                 ---------           ---------            ---------

       Total                                        2,284               2,284                2,665
Reconciling items:
Corporate                                             334                 350                  314
                                                 ---------           ---------            ---------

Total depreciation and amortization              $  2,618            $  2,634             $  2,979
                                                 ========            ========             ========


                                                         For the Years Ended December 31,
                                                 -----------------------------------------------
                                                   1998                1997                1996
                                                 -------             -------             -------
EXPENDITURES FOR (DISPOSAL OF) LONG LIVED
   ASSETS, NET:
Casual products                                  $  (24)             $   790             $   629
Contract seating products                            129                 236                 162
Ready to assemble products                           103                (576)                 61
                                                 -------             -------             -------
       Total                                         208                 450                 852
Reconciling items:
Corporate                                            734                 (25)                499
                                                 -------             -------             -------
Total expenditures for long lived assets,
   net                                           $   942             $   425             $ 1,351
                                                 =======             =======             =======

SEGMENT ASSETS:
Casual products                                  $51,880             $41,964             $48,086
Contract seating products                         23,486              21,836              22,372
Ready to assemble products                         6,496               3,974               6,246
                                                 -------             -------             -------

        Total                                     81,862              67,774              76,704
Reconciling items:
Corporate                                          2,691               6,622               2,518
Assets held for sale                                  --               6,018              20,728
                                                 -------             -------             -------

Total consolidated assets                        $84,553             $80,414             $99,950
                                                 =======             =======             =======


The Company has one contract seating customer that accounted for 17%, 16% and 10% of consolidated revenues in the years ended December 31, 1998, 1997 and 1996, respectively.

10.  SUPPLEMENTAL INFORMATION

The following balance sheet captions are comprised of the items specified below:

                                                    December 31,
                                            ----------------------------
                                              1998                1997
                                            -------             --------
(IN THOUSANDS)

Inventories:

Raw materials                               $ 9,288              $8,146
Work in process                               1,521               1,089
Finished goods                                1,397               1,198
                                            -------             -------
                                            $12,206             $10,433
                                            =======             =======

                                                         December 31,
                                         --------------------------------------
                                              1998                 1997
                                         ----------------    ------------------

Property, plant and equipment:

Land                                       $  2,628              $  1,834
Building and improvements                    10,838                 9,273
Manufacturing equipment                       9,464                 9,146
Office equipment                              1,953                 1,776
Construction in progress                         81                    74
Vehicles                                        176                   141
                                           --------              --------
                                             25,140                22,244
Accumulated depreciation                    (11,192)              (10,221)
                                           --------              --------
                                           $ 13,948              $ 12,023
                                           ========              ========

Other accrued liabilities:

Compensation, commissions and
   employee benefits                       $  3,063              $  2,324
Customer deposits                             1,749                 1,559
Income taxes                                  1,546                   971
Interest                                         24                    88
Other                                         3,570                 3,261
                                           --------              --------
                                           $  9,952              $  8,203
                                           ========              ========

Depreciation expense for continuing operations was $1,496,000, $1,642,000, and $1,535,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Accumulated amortization at December 31, 1998 and 1997 related to goodwill was $6,348,000 and $5,564,000, respectively. Accumulated amortization at December 31, 1998 and 1997 related to other intangible assets was $1,110,000 and $773,000, respectively.

11.  SUBSEQUENT EVENTS

In January 1999, the Company entered into a non-binding letter of intent (the "letter") to pursue a potential merger in which the Company's public shareholders would receive $30.00 per share in cash. The purchasing entity would be formed by the Chairman of the Board of Directors and other members of management. A Special Committee of the Company's Board of Directors was established to review the proposal and it has recommended the letter.

The letter permits the Company to solicit and consider superior proposals subject to the payment of a termination fee to the management group upon the acceptance of another offer. The proposed merger is subject to, among other things, approval by the Company's shareholders and the Special Committee. Accordingly, there can be no assurance that the merger will be consummated.

                                                                      APPENDIX A



                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                          TRIVEST FURNITURE CORPORATION

                                       AND

                            WINSLOEW FURNITURE, INC.



                           DATED AS OF MARCH 30, 1999

                                TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----

ARTICLE I

                  SECTION 1.01. The Merger..................................................................1
                  SECTION 1.02. Closing.....................................................................1
                  SECTION 1.03. Effective Time..............................................................1
                  SECTION 1.04. Effects of the Merger.......................................................2
                  SECTION 1.05. Articles of Incorporation and Bylaws........................................2
                  SECTION 1.06. Directors...................................................................2
                  SECTION 1.07. Officers....................................................................2

ARTICLE II

                  SECTION 2.01. Effect on Capital Stock.....................................................2
                  SECTION 2.02. Exchange of Certificates....................................................3

ARTICLE III

                  SECTION 3.01. Organization................................................................4
                  SECTION 3.02. Subsidiaries................................................................4
                  SECTION 3.03. Capitalization..............................................................4
                  SECTION 3.04. Authority...................................................................5
                  SECTION 3.05. Consents and Approvals; No Violations.......................................5
                  SECTION 3.06. SEC Reports and Financial Statements........................................6
                  SECTION 3.07. Absence of Certain Changes or Events........................................6
                  SECTION 3.08. No Undisclosed Liabilities..................................................7
                  SECTION 3.09. Information Supplied........................................................7
                  SECTION 3.10. Benefit Plans...............................................................7
                  SECTION 3.11. Other Compensation Arrangements.............................................8
                  SECTION 3.12. Litigation..................................................................8
                  SECTION 3.13. Permits; Compliance with Law................................................8
                  SECTION 3.14. Tax Matters.................................................................9
                  SECTION 3.15. State Takeover Statutes....................................................10
                  SECTION 3.16. Brokers; Fees and Expenses.................................................10
                  SECTION 3.17. Intellectual Property......................................................10
                  SECTION 3.18. Vote Required..............................................................11
                  SECTION 3.19. Labor Matters..............................................................11
                  SECTION 3.20. Title to Property..........................................................11
                  SECTION 3.21. Environmental Matters......................................................12
                  SECTION 3.22. Accounts Receivable........................................................12
                  SECTION 3.23. Customers..................................................................12
                  SECTION 3.24. Interested Party Transactions..............................................12
                  SECTION 3.25. Absence of Certain Payments................................................12
                  SECTION 3.26. Insurance..................................................................13
                  SECTION 3.27. Product Liability and Recalls..............................................13
                  SECTION 3.28. Inventory..................................................................13
                  SECTION 3.29. Full Disclosure............................................................13

ARTICLE IV

                  SECTION 4.01. Organization...............................................................13
                  SECTION 4.02. Authority..................................................................14
                  SECTION 4.03. Consents and Approvals; No Violations......................................14
                  SECTION 4.04. Information Supplied.......................................................14
                  SECTION 4.05. Purchaser's Financing Capability...........................................14



                                      (i)

                  SECTION 4.06. Surviving Corporation Solvency.............................................15
                  SECTION 4.07. Brokers....................................................................15
                  SECTION 4.08. Board Determination........................................................15
                  SECTION 4.09. Full Disclosure............................................................15

ARTICLE V

                  SECTION 5.01. Covenants of the Company...................................................15
                  SECTION 5.02. No Solicitation............................................................17
                  SECTION 5.03. Other Actions..............................................................19
                  SECTION 5.04. Financing Covenants of Purchaser and Sub...................................19
                  SECTION 5.05. Solvency...................................................................19
                  SECTION 5.06. Amendment of Management Agreement..........................................19

ARTICLE VI

                  SECTION 6.01. Shareholder Approval; Preparation of Proxy Statement.......................19
                  SECTION 6.02. Access to Information......................................................20
                  SECTION 6.03. Reasonable Efforts.........................................................21
                  SECTION 6.04. Company Stock Options; Plans...............................................21
                  SECTION 6.05. Confidentiality............................................................21
                  SECTION 6.06. Fees and Expenses..........................................................22
                  SECTION 6.07. Indemnification; Insurance.................................................22
                  SECTION 6.08. Employment and Benefit Arrangements........................................22

ARTICLE VII

                  SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger.................23
                  SECTION 7.02. Conditions to Obligations of Purchaser to Effect the Merger................23
                  SECTION 7.03. Conditions to Obligations of the Company to Effect the
                                  Merger...................................................................24

ARTICLE VIII

                  SECTION 8.01. Termination................................................................24
                  SECTION 8.02. Effect of Termination......................................................25
                  SECTION 8.03. Amendment..................................................................26
                  SECTION 8.04. Extension; Waiver..........................................................26

ARTICLE IX

                  SECTION 9.01. Nonsurvival of Representations and Warranties..............................26
                  SECTION 9.02. Notices....................................................................26
                  SECTION 9.03. Interpretation.............................................................27
                  SECTION 9.04. Counterparts...............................................................27
                  SECTION 9.05. Entire Agreement; Third Party Beneficiaries................................27
                  SECTION 9.06. Governing Law..............................................................28
                  SECTION 9.07. Publicity..................................................................28
                  SECTION 9.08. Assignment.................................................................28
                  SECTION 9.09. Enforcement................................................................28




                                      (ii)

                      AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 30, 1999, between Trivest Furniture Corporation, a Florida corporation ("PURCHASER"), and WinsLoew Furniture, Inc., a Florida corporation (the "COMPANY").

         WHEREAS the respective Boards of Directors of Purchaser and the Company have approved the acquisition of the Company by Purchaser on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS the respective Boards of Directors of Purchaser and the Company have each approved the merger of Purchaser into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of Common Stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK"; the outstanding shares of Company Common Stock being hereinafter collectively referred to as the "SHARES"), other than shares of Company Common Stock owned directly or indirectly by Purchaser or the Company, will be converted into the right to receive $33.00 in cash; and

         WHEREAS Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Corporation Law (as defined below), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the Florida Business Corporation Act (the "CORPORATION LAW"). At the election of Purchaser, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Purchaser may be substituted for Purchaser as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         SECTION 1.02. CLOSING. The closing of the Merger will take place at 10:00 a.m. (Miami time) on a date to be specified by Purchaser which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "CLOSING DATE"), at the offices of Greenberg, Traurig, P.A., counsel to Purchaser (or, at Purchaser's request, the offices of counsel to any lender providing financing in connection with the Merger), unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "ARTICLES OF MERGER") executed in accordance with the relevant provisions of the Corporation Law and shall make all other filings or recordings required under the Corporation Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Florida Secretary of State, or at such other time as Purchaser and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "EFFECTIVE TIME").

         SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the Corporation Law.

         SECTION 1.05. ARTICLES OF INCORPORATION AND BYLAWS.

                  (a) The Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I thereof shall be amended to provide that the corporate name of the Surviving Corporation is "WinsLoew Furniture, Inc.".

                  (b) The bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.06. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time and such other persons as Purchaser shall designate shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Purchaser:

                  (a) CAPITAL STOCK OF PURCHASER. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF PURCHASER OWNED STOCK. Each share of Company Common Stock that is owned by Purchaser or any subsidiary of Purchaser shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) CANCELLATION OF COMPANY OWNED STOCK. All Shares (if any) that are held in the treasury of the Company or by any wholly owned subsidiary of the Company and any Shares owned by Purchaser or any wholly owned subsidiary of Purchaser shall be cancelled and no consideration shall be delivered in exchange therefor.

                  (d) CONVERSION OF COMPANY COMMON STOCK. Each Share issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $33.00 (the "MERGER CONSIDERATION"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

         SECTION 2.02. EXCHANGE OF CERTIFICATES.

                  (a) PAYING AGENT. Prior to the Effective Time, Purchaser shall designate American Stock Transfer & Trust Company or other bank or trust company acceptable to the Company to act as paying agent in the Merger (the "PAYING AGENT"), and, prior to the Effective Time, Purchaser shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Purchaser).

                  (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), other than Shares to be cancelled in accordance with Section 2.01(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in form and have such other provisions as Purchaser and the Company may reasonably specify) and (ii) instructions, in form reasonably acceptable to the Company, for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, Purchaser may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser, the Surviving Corporation or the Paying Agent.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

                  (d) NO LIABILITY. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser as follows:

         SECTION 3.01. ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to (i) prevent or materially delay the consummation of the Merger, or (ii) have a Material Adverse Effect (as defined in Section 9.03) on the Company. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws and the certificates of incorporation and bylaws (or similar organizational documents) of its subsidiaries.

         SECTION 3.02. SUBSIDIARIES. The only subsidiaries of the Company are Winston Furniture Company of Alabama, Inc., an Alabama corporation, Lowenstein Furniture Group, Inc., a Florida corporation, Texacraft, Inc., a Texas corporation, and Tropic Craft, Inc., a Florida corporation (the "SUBSIDIARIES"). All the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), except for a first priority lien granted to Heller Financial, Inc. upon the capital stock of the Subsidiaries pursuant to a Credit Agreement dated as of February 2, 1995, as amended, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries and the Company's ownership interest in certain incidental investments (the aggregate book value of which do not exceed $5,000), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). At the close of business on March 1, 1999, (i) 7,181,908 shares of Company Common Stock were issued and outstanding, (ii) 765,400 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 6.04), and (iii) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, and except for shares issued upon the exercise of Company Stock Options since March 1, 1999, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in Section 3.03 of the Disclosure Schedule, there are not any outstanding contractual obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries. Except as set forth in Section
3.03 of the disclosure schedule annexed hereto (the "DISCLOSURE SCHEDULE"), there are no restrictions on the right of the Company to vote or dispose of any shares of the capital stock of its subsidiaries.

         SECTION 3.04. AUTHORITY.

                  (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the terms of this Agreement by the holders of a majority of the Shares (the "COMPANY SHAREHOLDER APPROVAL")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

                  (b) The Board of Directors of the Company, as well as a special committee (the "SPECIAL COMMITTEE") comprised of five independent members of the Company's Board of Directors, at meetings duly called and held on March 4, 1999, duly and unanimously adopted resolutions (i) approving this Agreement and the Merger (and such approval is sufficient to render inapplicable the provisions of Sections 607.0901 and 607.0902 of the Corporation Law), (ii) determining that the Merger is substantively and procedurally fair to, and in the best interests of, the Company's shareholders, and (iii) recommending that the Company's shareholders approve and adopt this Agreement.

                  (c) The Company's Board of Directors and the Special Committee have received the oral opinion of Mann, Armistead and Epperson, Ltd. ("MANN, ARMISTEAD") that the proposed consideration to be received by the holders of Shares (other than Shares to be cancelled in accordance with Section 2.01(b) hereof) pursuant to the Merger is fair, from a financial point of view, to such holders, and Mann, Armistead has advised the Special Committee that it will deliver a complete and correct signed copy of such opinion to the Company and to Purchaser, as well as a draft of the description of such opinion and Mann Armistead's related analyses to be included in the Proxy Statement (as hereinafter defined), not later than April 7, 1999.

         SECTION 3.05. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder (including the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to any required approval by the Company's shareholders of this Agreement (the "PROXY STATEMENT")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and Sections 607.1103 - 607.1105 of the Corporation Law, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "GOVERNMENTAL ENTITY") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), (iii) except as set forth in Section 3.05 of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; PROVIDED, HOWEVER, that certain contracts and agreements, the material ones of which are listed in Section 3.05 of the Disclosure Schedule, (A) provide for their termination upon a change of control of the Company or (B) contain provisions restricting their assignment, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

         SECTION 3.06. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to Purchaser true and complete copies of, all forms, reports, schedules, statements and other documents (other than preliminary materials) required to be filed by it under the Exchange Act or the Securities Act of 1933 (the "SECURITIES ACT") from and after December 31, 1997 (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "COMPANY SEC DOCUMENTS"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents as well as the Company's financial statements as of and for the year ended December 31, 1998 heretofore delivered to Purchaser, as of the dates thereof comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal adjustments, none of which will be material) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents, as contemplated by Section 6.04 or as set forth in
Section 3.07 of the Disclosure Schedule, since December 31, 1998, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any material adverse change (as defined in Section 9.03) with respect to the Company. Except as disclosed in the Company SEC Documents, as contemplated by
Section 6.04 or as set forth in Section 3.07 of the Disclosure Schedule, since December 31, 1998, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any material change in accounting methods, principles or practices by the Company, (iv) (w) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1998, (x) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a




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

standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of December 31, 1998, (y) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such employee or executive officer, or (z) except as contemplated by Section 6.04, any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company, (vi) any amendments or changes in the Articles of Incorporation or Bylaws of the Company, or (vii) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

         SECTION 3.08. NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Company SEC Documents or in Section 3.08 of the Disclosure Schedule, as of December 31, 1998, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since December 31, 1998, except as and to the extent set forth in the Company SEC Documents or in
Section 3.08 of the Disclosure Schedule and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that could be reasonably expected to have a Material Adverse Effect on the Company, or would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto).

         SECTION 3.09. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 (as hereinafter defined), will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser specifically for inclusion or incorporation by reference therein.

         SECTION 3.10. BENEFIT PLANS.

                  (a) Except as set forth in Section 3.10 of the Disclosure Schedule, each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "PENSION PLAN"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "WELFARE PLAN") and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, a "BENEFIT PLAN") has been administered in all material respects in accordance with its terms. The Company and its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "CODE"), all other applicable laws and all applicable collective bargaining agreements. Section 3.10 of the Disclosure Schedule sets forth a list of all material Benefit Plans. Except as set forth in Section 3.10(a) of the Disclosure Schedule, none of the Welfare Plans promises or provides retiree medical or other retiree welfare benefits to any person. To the Best



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

Knowledge (as defined below) of the Company, no fiduciary of a Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company. Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which would reasonably be expected to impair such determination. All contributions required to be made with respect to any Benefit Plan pursuant to the terms of the Benefit Plan or any collective bargaining agreement, have been made on or before their due dates.

                  (b) None of the Pension Plans is subject to Title IV of ERISA and none of the Company or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414 of the Code or pursuant to Title IV of ERISA (each, including the Company, a "COMMONLY CONTROLLED ENTITY") has any liability under Title IV of ERISA (whether actual or contingent) with respect to a Pension Plan, or to any other employee pension benefit plan that is or was maintained, contributed to or required to be contributed to by a Commonly Controlled Entity (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

                  (c) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid or as to which a commonly controlled entity would have liability pursuant to Section 4212(c) of ERISA.

                  (d) Each Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time without material liability to the Company or its subsidiaries.

         SECTION 3.11. OTHER COMPENSATION ARRANGEMENTS. Except as disclosed in the Company SEC Documents or in Section 3.11 of the Disclosure Schedule, and except as provided in this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on not more than 60 calendar days notice and involving the payment of more than $100,000 per annum, (ii) agreement with any executive officer or other key employee of the Company or any of its subsidiaries (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or (y) providing any term of employment or compensation guarantee extending for a period longer than two years or the payment of more than $100,000 per year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         SECTION 3.12. LITIGATION. Except as disclosed in the Company SEC Documents or Section 3.12 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the Best Knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company SEC Documents or Section 3.12 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

         SECTION 3.13. PERMITS; COMPLIANCE WITH LAW. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or in the Disclosure Schedule, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the Best Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which could not be reasonably expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

         SECTION 3.14. TAX MATTERS.

                  (a) The Company and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects (except to the extent a reserve has been established on the Company's financial statements as of and for the year ended December 31, 1998 (the "MOST RECENT FINANCIAL STATEMENTS"). Each of the Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes required to be paid by it (without regard to whether a tax return is required or to the amount shown on any tax return), except taxes for which an adequate reserve has been established on the Most Recent Financial Statements. The Most Recent Financial Statements reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                  (b) Except as set forth in Section 3.14 of the Disclosure Schedule, no material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have not been examined by and settled with the Internal Revenue Service.

                  (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

                  (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for liens for taxes not yet due.

                  (e) None of the Company or any of its subsidiaries is liable for taxes of any other person (other than taxes of the Company and its subsidiaries) or is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

                  (f) None of the Company or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of



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

accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law.

                  (g) As used in this Agreement, "TAXES" shall include all Federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

                  (h) Neither the Company nor, to the Best Knowledge of the Company, any of its subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code.

                  (i) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income tax purposes.

                  (j) Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (k) Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has ever been a Subchapter S corporation (as defined in Section 1361 (a)(1) of the Code).

         SECTION 3.15. STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Sections 607.0901 and 607.0902 of the Corporation Law.

         SECTION 3.16. BROKERS; FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Mann, Armistead, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Purchaser true and complete copies of all written agreements or arrangements, and reduced to writing and furnished to Purchaser the terms of all unwritten agreements or arrangements, providing for any such broker's, finder's financial advisor's or similar fee or commission between the Company and Mann, Armistead.

         SECTION 3.17. INTELLECTUAL PROPERTY.

                  (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have a Material Adverse Effect on the Company:

                           (1) the Company and each of its subsidiaries owns, or
is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

                           (2) no claims are pending or, to the Best Knowledge
of the Company, threatened that the Company or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by and/or licensed to the Company or its subsidiaries and, to the Best Knowledge of the Company, there are no valid grounds for any such claims;

                           (3) to the Best Knowledge of the Company, no person
is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries.

                           (4) to the Best Knowledge of the Company, there are
no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by the Company or any of its subsidiaries or challenging the Company's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

                           (5) to the Best Knowledge of the Company, all
patents, registered trademarks, service marks and copyrights held by the Company and each of its subsidiaries are valid and subsisting.

                  (b) For purposes of this Agreement, "INTELLECTUAL PROPERTY" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

         SECTION 3.18. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class of capital stock necessary to approve this Agreement and the Merger.

         SECTION 3.19. LABOR MATTERS. Except as set forth in Section 3.19 of the Disclosure Schedule or the Company SEC Documents, (i) there is no unfair labor practice complaint pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which have had, or could reasonably be expected to have, a Material Adverse Effect on the Company; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and
(iii) to the Best Knowledge of the Company, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.20. TITLE TO PROPERTY. Except as set forth in Section 3.20 of the Disclosure Schedule or which could not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.21. ENVIRONMENTAL MATTERS. Except as set forth in Section
3.21 of the Disclosure Schedule or the Company SEC Documents, and except in all cases as have not had and could not reasonably be expected to have a Material Adverse Effect on the Company, to the Best Knowledge of the Company, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder ("ENVIRONMENTAL LAWS") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge or release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

         SECTION 3.22. ACCOUNTS RECEIVABLE. The accounts receivable of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Documents, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company and its subsidiaries, are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.23. CUSTOMERS. Section 3.23 of the Disclosure Schedule sets forth a list of the Company's twenty five (25) largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the fiscal year ended December 31, 1998. Except as set forth in
Section 3.23 of the Disclosure Schedule, since December 31, 1998, there have not been any changes in the business relationships of the Company with any of the customers named therein that would constitute a Material Adverse Effect on the Company.

         SECTION 3.24. INTERESTED PARTY TRANSACTIONS. Except as set forth in
Section 3.24 of the Disclosure Schedule or the Company SEC Documents, since December 31, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, except for contracts with terms no less favorable to the Company than would reasonably be expected in a similar transaction with an unaffiliated third party.

         SECTION 3.25. ABSENCE OF CERTAIN PAYMENTS. To the Best Knowledge of the Company, neither the Company nor any of its subsidiaries or any of their respective affiliates, officers, directors, employees or agent or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, in each case except to the extent that such activities, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Best Knowledge of the Company, neither the Company nor any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures that could reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.26. INSURANCE. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide coverage of all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.27. PRODUCT LIABILITY AND RECALLS.

                  (a) Except a disclosed in Section 3.27 of the Disclosure Schedule or the Company SEC Documents to the Best Knowledge of the Company, there is no claim, or the basis of any claim, against the Company or any of this subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of any alleged defective nature of its products or services, which could reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Except as disclosed in Section 3.27 of the Disclosure Schedule or the Company SEC Documents, there is not pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company, which recall or investigation could reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.28. INVENTORY. The inventories of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Documents, or acquired by the Company or any of its subsidiaries after the date thereof, to the extent it does not constitute a Material Adverse Effect on the Company, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company and its subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

         SECTION 3.29. FULL DISCLOSURE. No statement contained in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Purchaser in, or pursuant to the provisions of, this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company as follows:

         SECTION 4.01. ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to prevent or materially delay the consummation of the Merger. Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be



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expected to prevent or materially delay the consummation of the Merger.
Purchaser has made available to the Company complete and correct copies of its articles of incorporation and bylaws.

         SECTION 4.02. AUTHORITY. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate such transactions. No vote of Purchaser shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Purchaser enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

         SECTION 4.03. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "SCHEDULE 13E-3"), the HSR Act and Sections 607.1103 - 607.1105 of the Corporation Law, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which could not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

         SECTION 4.04. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 to be filed by Purchaser in connection with the transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

         SECTION 4.05. PURCHASER'S FINANCING CAPABILITY. Purchaser has heretofore provided the Company with true and correct copies of (i) a proposal letter with respect to Purchaser's expected senior debt financing sources for the funding (the "SENIOR DEBT FINANCING") of a portion of the Merger Consideration, and (ii) a term sheet with respect to Purchaser's expected subordinated debt financing sources for the funding (the "SUBORDINATED DEBT FINANCING") of a portion of the Merger Consideration. Purchaser is reasonably satisfied that it will have sufficient funds (including equity capital, Senior Debt Financing and Subordinated Debt Financing) to enable it to purchase the Shares pursuant to the Merger


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

in accordance with terms hereof, pay all related fees and expenses and effect all other transactions contemplated hereby.

         SECTION 4.06. SURVIVING CORPORATION SOLVENCY. Immediately after the Effective Time and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing for the Merger Consideration, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due; PROVIDED, that for purposes of making the representation and warranty set forth in this Section 4.06 Purchaser has relied on the accuracy of (i) all information provided to them by the Company, and (ii) all information set forth in the Company's SEC Documents.

         SECTION 4.07. BROKERS. No broker, investment banker, financial advisor or other person, other than Trivest II, Inc., the fees and expenses of which will be paid by Purchaser, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         SECTION 4.08. BOARD DETERMINATION. The Board of Directors of Purchaser at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement and the Merger.

         SECTION 4.09. FULL DISCLOSURE. No statement contained in any certificate or schedule furnished or to be furnished by Purchaser to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01. COVENANTS OF THE COMPANY. The Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in the Disclosure Schedule or to the extent that Purchaser shall otherwise consent in advance, which consent shall not be unreasonably withheld and shall subsequently be confirmed in writing):

                  (a) ORDINARY COURSE. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

                  (b) DIVIDENDS; CHANGES IN STOCK. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its Purchaser, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof.

                  (c) ISSUANCE OF SECURITIES. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options, or (ii) issuances by a wholly-owned subsidiary of the Company of its capital stock to its Purchaser.

                  (d) GOVERNING DOCUMENTS. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles or certificate of incorporation or bylaws (or similar organizational documents) in any way which would be adverse to Purchaser's rights under this Agreement.

                  (e) NO ACQUISITIONS. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

                  (f) NO DISPOSITIONS. Other than dispositions in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

                  (g) INDEBTEDNESS. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company's credit facility existing and in effect on the date of this Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clause (i) and (ii) above, (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice.

                  (h) ADVICE OF CHANGES; FILINGS. The Company shall confer with Purchaser on a regular and frequent basis as reasonably requested by Purchaser, report on operational matters and promptly advise Purchaser orally and, if requested by Purchaser, in writing of any change or event to the Best Knowledge of the Company having, or which, insofar as can reasonably be foreseen, is likely to have, a Material Adverse Effect on the Company. The Company shall promptly provide to Purchaser (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  (i) ACCOUNTING CHANGES. The Company shall not make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in generally accepted accounting principles).

                  (j) DISCHARGE OF LIABILITIES. Except for fees and expenses related to the transactions contemplated herein, the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities


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

recognized or disclosed in the Most Recent Financial Statements, or (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice. The Company shall not, and shall not permit any of its subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

                  (k) COMPENSATION OF COMPANY EMPLOYEES. Except as provided in
Section 3.07 of the Disclosure Schedule or in Sections 6.04 or 6.08, the Company and its subsidiaries will not, without the prior written consent of Purchaser, which shall not be unreasonably withheld, except as may be required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company Benefit Plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Company Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive offices or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

                  (l) MATERIAL CONTRACTS. Except in the ordinary course of business consistent with past practices, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party, or (ii) waive, release or assign any material rights or claims.

                  (m) NO DISSOLUTION, ETC. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or any of its subsidiaries.

                  (n) TAX ELECTION. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company shall not make any tax election or settle or compromise any material income tax liability.

                  (o) GENERAL. The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 5.01.

         SECTION 5.02. NO SOLICITATION.

                  (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; PROVIDED, HOWEVER, that if, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Superior Proposal (as hereinafter defined), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in a form approved by the Company and Purchaser (such approval not to be unreasonably withheld or delayed), and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions between the parties hereto contemplated by this Agreement), or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated hereby. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company reasonably determines in its good faith judgment (based on the advice of Mann, Armistead) to be more favorable to the Company's shareholders than the Merger.

                  (b) Except as set forth in this Section 5.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to the other provisions of Section 5.02) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the fifth business day following Purchaser's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Purchaser the Termination Fee (as such term is defined in Section 6.06(b)).

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Purchaser orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and, unless the Company is contractually prohibited from making such disclosure (it being agreed that the Company shall use its good faith, reasonable efforts to not be subject to such contractual prohibition). the identity of the person making such request or Acquisition Proposal.

                  (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.



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

         SECTION 5.03. OTHER ACTIONS.

                  (a) Except as contemplated by Section 5.02 or the other provisions of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in
Article VII hereof not being satisfied in all material respects.

                  (b) Except as contemplated by Section 5.02 or the other provisions of this Agreement, Purchaser shall not, and shall not permit any of its subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in
Article VII hereof not being satisfied in all material respects.

         SECTION 5.04. FINANCING COVENANTS OF PURCHASER AND SUB. Purchaser will use its good faith and reasonable commercial efforts to obtain all debt and/or equity financing reasonably expected to be required to accomplish the Merger and the payment for Shares pursuant to this Agreement and to pay Purchaser's related fees and expenses. Purchaser shall promptly (x) forward to the Company copies of all written commitment letters, letters of intent and/or other agreements in principle with respect to all debt and/or equity financing reasonably expected to be obtained in connection with the Merger (collectively the "COMMITMENTS"), and (y) advise the Company orally, and if requested by Company, in writing of
(i) any significant change in the status of any such financing arrangements, or
(ii) to the knowledge of Purchaser, any other event which could reasonably be expected to materially delay or prevent the Merger. Purchaser shall promptly provide Company with copies of any written changes or termination of the Commitments and any written commitments for alternate financing.

         SECTION 5.05. SOLVENCY. Purchaser agrees to provide to the Special Committee any opinions (and supporting documentation) regarding the matters referred to in Section 4.06 as are provided to any banks or other lenders in connection with the Merger at the same time that they are provided to such banks or other lenders.

         SECTION 5.06. AMENDMENT OF MANAGEMENT AGREEMENT. Purchaser shall cause Trivest II, Inc. ("TRIVEST") to promptly execute an amendment to its existing Investment Services Agreement with the Company (the "MANAGEMENT AGREEMENT") in order to provide to the effect that, (x) no Fee shall be payable to Trivest pursuant to Section 6.3 of the Management Agreement with respect to the Merger,
(y) if the Termination Fee is paid in connection with a Superior Proposal pursuant to the terms hereof, no fee shall be payable to Trivest pursuant to
Section 6.3 of the Management Agreement with respect to such Superior Proposal, and (z) Trivest shall not be reimbursed pursuant to Section 4 of the Management Agreement for any expenses related to the Merger or a Superior Proposal, which amendment shall be in form reasonably acceptable to the Special Committee.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

                  (a) Subject to the receipt of the written fairness opinion of Mann, Armistead contemplated by Section 3.04(c) hereof, the Company shall, (i) as soon as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "SHAREHOLDERS MEETING") for the purpose of obtaining the Company Shareholder Approval, (ii) through its Board of Directors, recommend to its shareholders that the Company Shareholder Approval be given, and (iii) at the direction of Purchaser, solicit from holders of Shares entitled to vote at the Shareholder Meeting proxies in favor of the Company Shareholder Approval and shall take all other action necessary or, in the judgment of Purchaser, helpful to secure the vote or consent of such holders required by the Corporation Law or this Agreement to effect the Merger.

                  (b) Purchaser and the Company shall, as soon as practicable, jointly prepare and the Company shall file a preliminary Proxy Statement (or, if requested by Purchaser and applicable, an information statement in lieu of a proxy statement pursuant to Rule 14C under the Exchange Act, with all references herein to the Proxy Statement being deemed to refer to such information statement, to the extent applicable) with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects unless required by law. The Company and its counsel shall permit Purchaser and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

                  (c) Purchaser agrees to cause all Shares owned by Purchaser or any subsidiary of Purchaser to be voted in favor of the Company Shareholder Approval.

                  (d) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Company's Board and the recommendation of the Board's Special Committee described in Section 3.04, subject to any modification, amendment or withdrawal thereof; provided, however, that in no event shall the Company be required to mail the Proxy Statement to its shareholders prior to the receipt of the written fairness opinion of Mann, Armistead contemplated by Section 3.04(c) hereof.

                  (e) In connection with the Merger, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Purchaser such information and assistance (including updated lists of shareholders, security position listings and computer files) as Purchaser may reasonably request.

         SECTION 6.02. ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject, the Company shall, and shall cause each of its subsidiaries to, afford to Purchaser and to the officers, employees, accountants, counsel and other representatives of Purchaser access, during normal business hours to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements, and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the documents necessary to consummate the Merger, Purchaser and its agents shall hold in confidence all non-public information received from the Company, shall use such information only in connection with the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their best efforts to cause Its agents to deliver, to the Company all copies of such non-public information then in their possession or control.

         SECTION 6.03. REASONABLE EFFORTS. Each of the Company and Purchaser agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company and Purchaser will, and shall cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Purchaser, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any material assets.

         SECTION 6.04. COMPANY STOCK OPTIONS; PLANS.

                  (a) Purchaser and the Company shall, effective as of the Effective Time, (i) cause each outstanding option to purchase Company Common Stock (a "COMPANY STOCK OPTION") issued pursuant to the Company's 1994 Stock Option Plan, as Amended and Restated Effective January 23, 1997 (the "COMPANY STOCK OPTION PLAN"), whether or not exercisable or vested, to become fully exercisable and vested, (ii) cause each Company Stock Option that is outstanding to be canceled, and (iii) in consideration of such cancellation and, except to the extent that Purchaser and the holder of any such Company Stock Option otherwise agree, cause the Company (or, at Purchaser's option, Purchaser) to pay such holders of Company Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Stock Option, and (y) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to its cancellation (such payment to be net of applicable withholding taxes).

                  (b) Except as may otherwise be agreed by Purchaser and the Company, the Company Stock Option Plan shall terminate as of the Effective Time, and no holder of Company Stock Options or any participant in the Company Stock Option Plan shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                  (c) Except as may otherwise be agreed by Purchaser and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

         SECTION 6.05. CONFIDENTIALITY. Prior to the Closing, Purchaser shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Purchaser, any of its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Purchaser, any of its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis, and (iii) information that is required to be disclosed by Purchaser, any of its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Purchaser promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 6.05. Promptly after any termination of this Agreement, Purchaser and its representatives shall return to the Company or destroy all copies of documentation with respect to the Company that were supplied by or on behalf of the Company pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses Purchaser and/or its representatives may have prepared containing information derived from such materials.

         SECTION 6.06. FEES AND EXPENSES.

                  (a) Except as provided below in this Section 6.06, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the Purchaser shall pay all filing fees required under the HSR Act in connection with the Merger and the transactions contemplated hereby.

                  (b) If (i) Purchaser terminates this Agreement under Section 8.01(d) or Section 8.01(e), or (ii) the Company terminates this Agreement pursuant to Section 8.01(f), the Company shall assume and pay to Purchaser, or cause to be paid, a termination fee in an amount equal to the sum of (i) all expenses incurred by Purchaser in connection with the transactions contemplated hereby, up to a maximum total of $1,500,000, PLUS (ii) $10,000,000 (such sum is referred to herein as the "TERMINATION FEE").

         SECTION 6.07. INDEMNIFICATION; INSURANCE.

                  (a) Purchaser agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "INDEMNIFIED PARTIES") of the Company and its subsidiaries as provided in their respective certificates or articles of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                  (b) In addition, Purchaser will provide, or cause the Surviving Corporation to provide, for a period of not less than two years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the Company's existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Purchaser and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                  (c) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Purchaser, the Surviving Corporation and the Indemnified Parties and their respective heirs, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Purchaser and the Surviving Corporation.

         SECTION 6.08. EMPLOYMENT AND BENEFIT ARRANGEMENTS.

                  (a) From and after the Effective Time, Purchaser shall cause the Surviving Corporation to honor all employment, severance, termination and retirement agreements to which the Company is a party, as such agreements are in effect on the date hereof.

                  (b) For a one-year period following the Effective Time, Purchaser shall cause the Surviving Corporation to provide those employees who are employees of the Surviving Corporation at the Effective Time with benefits that are, in the aggregate, no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time.

                  (c) The provisions of this Section 6.08 are not intended to create rights of third party beneficiaries.

                                   ARTICLE VII

                                   CONDITIONS

         SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock;

                  (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on the Company, shall have been obtained without the imposition of any condition having a Material Adverse Effect on the Company;

                  (c) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act, if applicable;

                  (d) No Governmental Authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, and there shall be no action, suit or proceeding pending which could reasonably be expected to have the effect of, making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement, or imposing damages or penalties in connection therewith which are material to any of the Company, Purchaser or any of their respective affiliates;

                  (e) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or its subsidiaries is a party, or by which any of them is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on Company, shall have been obtained; and

                  (f) The Company shall have received the written fairness opinion of Mann, Armistead contemplated by Section 3.04(c) hereof.

         SECTION 7.02. CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE MERGER. The obligations of Purchaser to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions.

                  (a) There shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company;

                  (b) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

                  (c) the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

                  (d) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

                  (e) an officer of the Company shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in Sections 7.02(b), (c) and (d) is satisfied in all respects; and

                  (f) Purchaser shall have received an opinion, dated the Effective Time, of Balch & Bingham L.L.P., counsel to the Company, in form and substance reasonably satisfactory to Purchaser, with respect to the matters set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.05 hereof.

         SECTION 7.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

                  (a) The representations and warranties of Purchaser in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

                  (b) The representations and warranties of the Purchaser in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

                  (c) Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement;

                  (d) Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.03(a), (b) and (c) is satisfied in all respects;

                  (e) The Company shall have received an opinion, dated the Effective Time, of Greenberg Traurig, P.A., counsel to Purchaser, in form reasonably satisfactory to the Company, with respect to the matters set forth in Sections 4.01, 4.02 and 4.03 hereof; and

                  (f) Purchaser shall have executed definitive documentation in connection with their financing of the Merger Consideration and shall have sufficient funds available to consummate the Merger, to pay all related expenses and to refinance the Company's existing indebtedness to Heller Financial, Inc.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

         SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the shareholders of the Company:

                  (a) by mutual written consent of Purchaser and the Company;

                  (b) by either Purchaser or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party that has failed to perform its obligations under Section 6.03;

                  (c) by either Purchaser or the Company if the Effective Time shall not have occurred on or before July 15, 1999, unless extended by agreement of the parties.

                  (d) by Purchaser, if

                           (i) (A) the representations and warranties of the
Company in Section 3.03 shall not have been true and correct in all material respects when made, or (B) any other representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a Material Adverse Effect on the Company, or (y) prevent or materially delay consummation of the Merger;

                           (ii) the Company shall have failed to comply in any
material respect with any of its material obligations or covenants contained herein, except in any case where such failure would not, in the aggregate, (x) have a Material Adverse Effect on the Company, or (y) prevent or materially delay consummation of the Merger; or

                           (iii) there shall have been a Material Adverse Change
with respect to the Company; provided that the Company shall, if curable, have a reasonable period in which to cure any failure described in clause (i), (ii) or
(iii) above.

                  (e) by Purchaser, if

                           (i) the Board of Directors of the Company or the
Special Committee shall have failed to approve and recommend or shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Merger or this Agreement, or approved or recommended any Acquisition Proposal;

                           (ii) the Company shall have entered into any
agreement with respect to any Superior Proposal in accordance with Section 5.02(b); or

                           (iii) the Board of Directors of the Company or the
Special Committee shall have resolved to take any of the foregoing actions;

                  (f) by the Company in connection with entering into a definitive agreement in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein and the payment of the Termination Fee, and provided that the Company shall not have breached in any material respect the provisions of Section 5.02(a); or

                  (g) by the Company, if

                           (i) any representation or warranty of Purchaser shall
not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; or

                           (ii) Purchaser fails to comply in any material
respect with any of its material obligations or covenants contained herein; provided that Purchaser shall, if curable, have a reasonable period in which to cure any failure described in clause (i) or (ii) above.

         SECTION 8.02. EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or their respective officers, directors, shareholders or affiliates, except with respect to Section 3.16, Section 4.06, Section 6.05, Section 6.06, this Section 8.02 and Article IX; PROVIDED, HOWEVER, that nothing herein shall relieve any party for liability for any breach hereof.

         SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Shareholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders (or which reduces the amount or changes the Merger Consideration to be delivered to such shareholders) without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares pursuant to the Merger.

         SECTION 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Purchaser, to

                                   Trivest Furniture Corporation
                                   2655 South Bayshore Drive, Suite 800
                                   Miami, Florida  33131
                                   Attn:  General Counsel
                                   Telecopy No.: (305) 858-1629
                                   Confirm No.: (305) 858-2200

                      with a copy to:

                                   Greenberg Traurig, P.A.
                                   1221 Brickell Avenue
                                   Miami, Florida 33131
                                   Attention: Bruce E. Macdonough, Esq.
                                   Telecopy No.: (305) 579-0717
                                   Confirm No.: (305) 579-0500
                  and

                  (b) if to the Company, to

                                   WinsLoew Furniture, Inc.
                                   160 Village Street
                                   Birmingham, Alabama  35242
                                   Attn:  James S. Smith
                                   Telecopy No.: (205) 408-7028
                                   Confirm No.: (205) 408-7600

                      with a copy to:

                                   Balch & Bingham, LLP
                                   1901 Sixth Avenue North
                                   Suite 2600
                                   Birmingham, Alabama  35203
                                   Attn:  James F. Hughey, Jr.
                                   Telecopy No.: (205) 226-8799
                                   Confirm No.: (205) 226-3469

         SECTION 9.03. INTERPRETATION. (i) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION". The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, and the term "AFFILIATE" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company, any change or effect, except those relating to general economic conditions or the furniture industry generally (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, prospects, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries taken as a whole; and (ii) "BEST KNOWLEDGE" of the Company or any of its Subsidiaries shall be limited to the knowledge of the following designated officers: Earl W. Powell, Vincent A. Tortorici, Jr., Bobby Tesney and Stephen C. Hess. An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if
(i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual should have known such fact or other matter in the course of performing the responsibilities of his or her job position.

         SECTION 9.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         SECTION 9.05. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.07 and Section 6.08, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         SECTION 9.06. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida and, to the extent provided herein, the Corporation Law, without regard to any applicable conflicts of law.

         SECTION 9.07. PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq National Market, for so long as this Agreement is in effect, neither the Company nor Purchaser shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

         SECTION 9.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Florida.

         IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     TRIVEST FURNITURE CORPORATION

                                     By: /s/ William F. Kaczynski, Jr.
                                        --------------------------------------
                                        William F. Kaczynski, Jr.
                                        Vice President

                                     WINSLOEW FURNITURE, INC.

                                     By: /s/ Bobby Tesney
                                        --------------------------------------
                                        Bobby Tesney
                                        President and Chief Executive Officer

                                                                     APPENDIX B


                        MANN, ARMISTEAD & EPPERSON, LTD.
                        INVESTMENT BANKERS AND ADVISORS

                                                               April 7, 1999


 Special Committee of the Board of Directors
 WinsLoew Furniture, Inc.
 160 Village Street
 Birmingham, Alabama 35242


 Gentlemen:

          WinsLoew Furniture, Inc. (the "Company") and Trivest Furniture Corporation (the "Purchaser") have entered into an Amendment and Restated Plan of Merger dated as of March 30, 1999 (the "Agreement") whereby the Purchaser would be merged into the Company (the "Merger") pursuant to the terms and subject to the conditions of the Agreement. The Agreement provides that each outstanding share of common stock of the Company, other than the shares owned directly or indirectly by the Purchaser, (the "Public Shareholders") will be converted into the right to receive $33.00 in cash. You have requested our opinion to the fairness, from a financial point of view, to the Public Shareholders of the cash consideration to be received by the Public Shareholders in the Merger.

          In arriving at our opinion, we, among other things: (i) reviewed the Agreement; (ii) solicited the interest of third parties in submitting a competing offer for the acquisition of the Company; (iii) met with officers and certain members of the management of WinsLoew to discuss the respective business, financial condition, operating results and future prospects; (iv) reviewed the Company's annual audited financial statements and interim unaudited financial statements through February 22, 1999; (v) reviewed publicly available information including recent Securities and Exchange Commission filings and shareholder communications for WinsLoew: (vi) compared certain financial and stock market data of WinsLoew with similar data for selected publicly-held furniture companies; (vii) reviewed projected financial statements through December 31, 2002 as prepared by management of the Company;
 (viii) reviewed historical market price and volume data for the common stock of WinsLoew; (ix) reviewed various published research reports for WinsLoew; and (x) made such other financial studies, analyses, and investigations as we deemed appropriate.

          In rendering this opinion, we have relied upon the accuracy and completeness of all financial and other information furnished to us by or on behalf of the Company and other published information that we considered in our review. We were not requested to and generally have not undertaken to verify independently the accuracy and completeness of such information. We have relied upon the reasonableness of all projections and forecasts provided to us and have assumed that they were prepared in accordance with accepted practice on bases reflecting the best currently available estimates and good faith judgments of the Company's management. Our opinion herein is based on the circumstances existing and known to us as of the date hereof. We

 Special Committee of the Board of Directors
 WinsLoew Furniture, Inc.
 April 7, 1999
 Page 2

 have not made or obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluations or appraisals. Consequently, we do not express any opinion regarding the value of any of the Company's specific individual assets. We were not requested to, and therefore did not, participate in the structuring or negotiating of the Merger and have relied as to certain legal matters on advice from counsel to the Special Committee.

          Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Although subsequent developments may affect this opinion, we do not have any obligation to update or revise this opinion. Our opinion does not address (i) the relative merits of the Merger and the other business strategies or transactions with third parties being considered by the Company's Board of Directors, (ii) the Board's decision to proceed with the Merger or (iii) the value of the shares of common stock held by the Purchaser or fairness of any consideration being received by the Purchaser in the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

          Mann, Armistead & Epperson, Ltd., as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate, estate and other purposes. Pursuant to our engagement in connection with this fairness opinion, we will receive a fee for our services in rendering said opinion, a substantial portion of which is contingent upon the consummation of the Merger. We are familiar with WinsLoew, having acted as investment banker in the sale of one of the Company's subsidiaries and having provided investment research on the Company.

          The opinion expressed herein is provided solely for the benefit of the Special Committee of the Board of Directors of WinsLoew and the opinion, and any supporting analysis or other material supplied by us may not be quoted, referred to, or used in any public filing or in any written document or for any other purpose without the prior written approval of Mann, Armistead & Epperson, Ltd. This letter is not intended to, and shall not, confer any rights or remedies upon any security holder of WinsLoew or any other person or entity

          Based upon the foregoing considerations, it is our opinion that as of April 7, 1999, the consideration to be received by the Public Shareholders of WinsLoew upon consummation of the Merger is fair, from a financial point of view, to the Public Shareholders of WinsLoew.


                                            Truly yours,

                                            MANN, ARMISTEAD & EPPERSON, LTD.

                                            /s/ MANN, ARMISTEAD & EPPERSON, LTD.